Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156721
Integrity Capital Corporation
65 Airport Parkway
Suite 118
Greenwood, Indiana 46143
Dear Shareholder:
     You are cordially invited to attend the special meeting of shareholders of Integrity Capital Corporation (“ICC”), to be held on Monday, February 23, 2009, at 10:00 a.m. local time, at the Valle Vista Conference Center, 755 East Main Street, Greenwood, Indiana 46143.
     ICC, Citizens, Inc. and a newly formed subsidiary of Citizens have entered into an agreement and plan of merger (the “Merger Agreement”). Under the terms of the Merger Agreement, Citizens will acquire ICC through the merger of ICC with the Citizens’ subsidiary. Upon completion of the merger, each three shares of ICC common stock you own will be converted into the right to receive one share of Class A common stock of Citizens.
     Citizens’ Class A common stock is traded on the New York Stock Exchange under the symbol “CIA.” The closing price of Citizens’ Class A common stock on January 29, 2009 was $8.10 per share.
     At the special meeting, we will ask you to approve the Merger Agreement and the transactions contemplated by it. Approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of ICC’s common stock outstanding and entitled to vote at the special meeting.
     The ICC board of directors has carefully considered the terms of the Merger Agreement and the transactions contemplated therein and has determined that the merger is in the best interests of the ICC shareholders. Accordingly, the ICC board of directors has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement and recommends that you vote “FOR” the approval of the Merger Agreement.
     Your vote is important. Only holders of record of ICC’s common stock at the close of business on January 15, 2009 will be entitled to vote at the special meeting.
     We urge you to read this proxy statement-prospectus, and the documents incorporated by reference into this proxy statement-prospectus, carefully and in their entirety, in particular, see “Risk Factors” beginning on page 14.
M. Bruce VanDyke
President
Integrity Capital Corporation
     This proxy statement-prospectus is dated January 30, 2009, and is first being mailed to ICC shareholders on or about February 2, 2009.

Integrity Capital Corporation
65 Airport Parkway
Suite 118
Greenwood, Indiana 46143

Notice of Special Meeting of Shareholders

To Shareholders of
Integrity Capital Corporation:
     A special meeting of shareholders of Integrity Capital Corporation (“ICC”) will be held on Monday, February 23, 2009, at 10:00 a.m., local time at the Valle Vista Conference Center, 755 East Main Street, Greenwood, Indiana 46143, for the following purposes:
•	To consider and vote upon a proposal to approve the Plan and Agreement of Merger, dated as of November 11, 2008, and amended as of December 16, 2008, among ICC, Citizens, Inc., and Citizens Acquisition, Inc., a wholly owned subsidiary of Citizens, (the “Merger Agreement”), pursuant to which Citizens Acquisition, Inc. and ICC will merge, (the “Merger”), as described in the attached proxy statement-prospectus;

•	To grant authority to ICC to adjourn or postpone the special meeting in order to solicit additional proxies;

•	To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.
     We will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.
     Only holders of record of our common stock at the close of business on January 15, 2009, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.
     This proxy statement-prospectus describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as Appendix A to this proxy statement-prospectus.
     Under Indiana law, in connection with the merger you will be entitled to dissent from the Merger Agreement and merger and receive payment of the “fair value” of your shares in cash, but only if you comply with the Indiana law procedures explained in this proxy statement-prospectus. See “Rights of Dissenting Shareholders” on page 56.

     The ICC board of directors has carefully considered the terms of the Merger Agreement and the merger and has determined that the merger is advisable and in the best interests of ICC shareholders. Accordingly, the ICC board of directors unanimously recommends that ICC shareholders vote “FOR” the approval of the Merger Agreement.
     We cannot complete the merger unless the Merger Agreement is approved by the shareholders of ICC. Approval of the Merger Agreement requires the affirmative vote of holders of at least a majority of the common stock outstanding and entitled to vote at the special meeting.
     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time prior to its exercise at the special meeting in the manner described in this proxy statement-prospectus. If you attend the special meeting, including any adjournments or postponements thereof, you may revoke your proxy and vote personally on the proposal to approve the Merger Agreement. Your vote at the special meeting will supersede any instructions or directions you may have previously made. Executed proxies with no instructions indicated thereon will be voted “FOR” the approval of the Merger Agreement.
     Please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid return envelope. Please do not send any share certificates at this time.

By Order of the Board of Directors,
/s/ R. Dean Branan
R. Dean Branan
Secretary

INTEGRITY CAPITAL CORPORATION
PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
To Be Held February 23, 2009

CITIZENS, INC. PROSPECTUS CLASS A COMMON STOCK Up to 1,296,000 Shares
This document:
•	is furnished by the Board of Directors of ICC to request a proxy for voting your ICC common stock on the Plan and Agreement of Merger dated November 11, 2008 and amended as of December 16, 2008, (the “Merger Agreement”) among ICC, Citizens and Citizens Acquisition, Inc. (“Acquisition”), a recently formed subsidiary of Citizens;
•	requests your proxy to adjourn or postpone the special meeting to another place and/or time, if necessary to solicit additional votes for the Merger Agreement; and
•	registers the shares of Class A common stock of Citizens to be issued in exchange for ICC shares if the Merger occurs. The Class A common stock of Citizens is traded on the New York Stock Exchange under the symbol “CIA.” On January 29, 2009, the closing price of Citizens Class A common stock was $8.10 per share.
The Merger
If the Merger occurs, and you do not dissent to the Merger in accordance with the procedures described in Appendix B, you will receive one share of Citizens Class A common stock for each three shares of ICC common stock owned by you. Fractional shares will be rounded up to the next whole share of Citizens Class A common stock. If the Merger occurs, Citizens will mail you instructions for exchanging your ICC shares for Citizens Class A common stock.
Citizens has two classes of common stock, Class A and Class B. Both classes of common stock are equal in rights except that:
•	if Citizens declares cash dividends, each share of Class A common stock is entitled to twice the amount of cash dividends declared and paid on each share of Class B common stock; and
•	holders of Class B common stock have the exclusive right to elect a simple majority of the members of Citizens’ Board of Directors.
The ICC Board Of Directors Unanimously Recommends that shareholders Approve the Merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Class A common stock of Citizens involve significant risks. See “Risk Factors” beginning on page 14.

APPENDIX A —	Plan and Agreement of Merger dated November 11, 2008 — Integrity Capital Corporation, Citizens, Inc. and Citizens Acquisition, Inc., including an amendment thereto dated December 16, 2008.

APPENDIX B —	Indiana Statute Regarding Dissenters’ Rights – Chapter 44 of the Indiana Business Corporation Law.

APPENDIX C —	Audited Consolidated Financial Statements of ICC and subsidiary as of and for the years ended December 31, 2006 and 2007 and unaudited Consolidated Financial Statements of ICC and subsidiary as of and for the quarters and nine months ended September 30, 2007 and 2008.
This proxy statement-prospectus incorporates important business and financial information about Citizens that is not included or delivered with this document. You may obtain this information without charge upon your written or oral request by contacting Rick D. Riley, Vice Chairman, Citizens, Inc., P.O. Box 149151, Austin, Texas 78714-9151; telephone 512-837-7100. To ensure timely delivery, any request should be made at least five business days before the date of the meeting, or February 16, 2009. See also “Available Information” on page 1.
 i

AVAILABLE INFORMATION
Citizens files annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Those reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, telephone 1-800-SEC-0330. Copies can be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies may be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005. Citizens’ SEC filings may be viewed on the SEC Internet website at http://www.sec.gov.
Citizens has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, for the shares of Citizens Class A common stock to be issued in connection with the transactions described in this proxy statement-prospectus. In accordance with SEC rules and regulations, this proxy statement-prospectus does not contain all the information in the registration statement. For further information, please see the registration statement, including its exhibits. Statements contained in this proxy statement-prospectus concerning the provisions of documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by reference to the registration statement.
Citizens corporate policy prohibits it from monetarily influencing an analyst’s evaluation or purchasing ratings from rating agencies such as AM Best, Moody’s, Fitch or Standard & Poors. Therefore, Citizens is not rated by such entities. Instead, Citizens uses Standard Analytical Service, Inc. to provide pure analytical data about Citizens which it believes is free from the subjective judgment of those entities which sell ratings for a price. ICC shareholders can review Standard Analytical Service, Inc.’s report on Citizens at its web site at www.citizensinc.com.
INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents have been filed by Citizens (File No. 1-13004) with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and are incorporated by reference into this proxy statement-prospectus:
•	Citizens’ Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008;
•	Citizens’ Proxy Statement on 14A filed with the SEC on April 21, 2008;
•	Citizens’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 12, 2008;
•	Citizens’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 11, 2008;

•	Citizens’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 7, 2008;
•	Item 5.02 of Citizens’ Current Report on Form 8-K dated November 6, 2008, filed with the SEC on November 10, 2008;
•	Citizens’ Current Report on Form 8-K dated January 16, 2009, filed with the SEC on January 16, 2009; and
•	The description of the Class A common stock and Class B common stock of Citizens contained in its Registration Statement on Form 8-A, declared effective by the SEC on April 14, 1994, and, with respect to the subsequent registration of its Class A common stock and its Class B common stock under Section 12(b) of the Exchange Act, in its Registration Statement on Form 8-A, filed on July 19, 2002, and Amendment No. 1 thereto filed on July 25, 2002, and declared effective by the SEC on or about August 22, 2002.
All documents filed by Citizens pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to the special meeting are incorporated by reference into this proxy statement-prospectus from the date of the filing of the documents.
Any statement contained in this proxy statement-prospectus or incorporated in this document by reference will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this document or in any subsequently filed document that is also incorporated by reference in this proxy statement-prospectus modifies or supersedes such statement.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement-prospectus are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”). Many of these statements contain risk factors as well. In addition, certain statements in future filings by Citizens with the SEC and in press releases, and in oral and written statements made by or with the approval of ICC or Citizens, which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements, include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, and other financial items, (ii) statements of plans and objectives by management or boards of directors including those relating to products or services, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “may,” “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results of Citizens or ICC to differ materially from expected results include, but are not limited to:

•	Changes in U.S. and foreign general economic conditions, including the performance of financial markets and interest rates;
•	Changes in consumer behavior, which may affect any ability to sell products and retain business;
•	The timely development of and acceptance of new products of Citizens and ICC and perceived overall value of these products and services by existing potential customers;
•	Fluctuations in experience regarding current mortality, morbidity, persistency and interest rates relative to expected amounts used in pricing our products;
•	Changes in assumptions related to deferred acquisition costs and the value business acquired;
•	The ability of Citizens to consummate and integrate acquisitions;
•	The costs and effects of litigation and of unexpected adverse outcomes in litigation;
•	Regulatory, accounting or tax changes that may affect the cost of, or the demand for, products or services;
•	A concentration of Citizens’ business from persons residing in Latin America, the Pacific Rim and Louisiana; and
•	The success of Citizens and ICC at managing the risks involved in the foregoing.
Such forward-looking statements speak only as of the date on which such statements are made, and neither Citizens nor ICC undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.
CAUTIONARY STATEMENT CONCERNING REPRESENTATIONS AND WARRANTIES
CONTAINED IN THE MERGER AGREEMENT
You should not rely upon the representations and warranties contained in the Merger Agreement or the descriptions of such representations and warranties in this proxy statement-prospectus, as factual information about Citizens or ICC. These representations and warranties were made only for purposes of the Merger Agreement and the related agreements, were made solely to Citizens or ICC, as applicable, as of the dates indicated therein and are subject to modification or qualification by other disclosures made in this proxy statement-prospectus. The representations and warranties are reproduced and summarized in this proxy statement-prospectus solely to provide information regarding the terms of the Merger Agreement and not to provide you with any other information regarding Citizens or ICC. Information about Citizens can be found elsewhere in this proxy statement-prospectus and in other public filings Citizens makes with the SEC. Information about ICC can also be found elsewhere in this proxy statement-prospectus.

SUMMARY
This is a summary. Please read the entire proxy statement-prospectus before you make an investment decision.
Parties to the Merger
ICC, an Indiana corporation, is a life insurance holding company. The principal executive office of ICC is located at 65 Airport Parkway, Suite 118, Greenwood, Indiana 46143, and its telephone number is 317-889-9798. ICC has one subsidiary, Integrity Capital Insurance Company (“ICIC”), an Indiana life insurance company.
Citizens, a Colorado corporation, is an insurance holding company. Citizens’ principal executive office is located at 400 East Anderson Lane, Austin, Texas 78752, and its telephone number is 512-837-7100.
Citizens Acquisition, Inc., an Indiana corporation, (“Acquisition”) is a wholly-owned subsidiary of Citizens which was formed solely for the purpose of merging with and into ICC as part of the Merger. In the Merger, ICC will be the surviving corporation, and it will become a wholly-owned subsidiary of Citizens. Acquisition will cease to exist after the Merger.
In February 2003, Citizens acquired First Alliance Corporation, a Kentucky insurance holding company, which in turn held 585,000 shares of common stock of ICC, or approximately 13.1% of the outstanding shares of common stock of ICC. These shares are presently held by CICA Life Insurance Company of America (“CICA”), a wholly-owned subsidiary of Citizens.
Since May 1, 2004, Citizens and ICC have been parties to a service agreement under which Citizens provides administrative and bookkeeping services to ICC for a monthly fee. For the years ended December 31, 2007 and 2006, ICC paid $255,782 and $257,217, respectively, for these services. Upon the closing of the Merger, Citizens expects to enter into a similar agreement with ICIC, and the existing service agreement with ICC will be terminated.
Effective March 1, 2004, CICA, Optimum Re and ICIC entered into a reinsurance agreement whereby CICA reinsures 30% and Optimum Re reinsures 70% of all ICIC insurance claim amounts above $30,000. For the years ended December 31, 2007 and 2006, ICIC paid $13,186 and $7,419 respectively to CICA pursuant to this agreement.
Other than the transactions described above, neither ICC, nor any of its officers, affiliates or directors are affiliated with Citizens and its affiliates, nor are any officers, affiliates or directors of Citizens affiliated with ICC and its affiliates.
The common stock of ICC is not listed on a stock exchange or traded through security brokerage firms, and there is virtually no trading activity in the stock. Consequently, ICC is unable to determine a reliable market value for its stock. For disclosure regarding the manner in which Citizens and ICC negotiated the share exchange ratios of the Merger, see “Proposed Merger — Background and Reasons — ICC.”
The Class A common stock of Citizens is traded on the New York Stock Exchange under the symbol “CIA.” On November 10, 2008, the day preceding the day that Citizens and ICC signed the Merger Agreement, the closing price of Citizens Class A common stock was $8.31 per share.

During the fourth quarter of 2008 Citizens completed the acquisition of Ozark National Life Insurance Company, an Arkansas home service pre-need insurer, for cash consideration of $8,000,000. Its assets at September 30, 2008 were $19,477,582. Its revenues for 2006, 2007, and for the nine months ended September 30, 2008 were $3,159,322, $3,449,969, and $2,969,527, respectively. Also, in the fourth quarter of 2008, holders of Citizens series A-1 preferred stock contributed $5.125 million in cash to Citizens representing increases to the stated value of their series A-1 preferred stock. Two of the holders then immediately converted all of their outstanding series A-1 preferred shares into Citizens Class A common stock resulting in the issuance of a total of 1,796,999 shares of Class A common stock. As of January 27, 2009, Citizens had 45,647,516 shares of its Class A common stock outstanding.

Date, Time and Place of Special Meeting of ICC	The special meeting of ICC shareholders will be held on Monday, February 23, 2009 at 10:00 a.m. Eastern Standard Time, at the Valle Vista Conference Center, 755 East Main Street, Greenwood, Indiana 46143.

Persons Entitled to Vote; Record Date	The record date for shareholders of ICC to vote at the special meeting is the close of business on January 15, 2009. Only shareholders as of the record date will be notified of, and be entitled to vote at, the special meeting.

Business to be Transacted	At the special meeting, shareholders of ICC will be asked to vote upon the Merger Agreement under which Acquisition will be merged into ICC, and ICC shares for which dissenters’ rights have not been perfected will be converted into the right to receive Class A common stock of Citizens. ICC shareholders may also be asked to vote on any adjournment or postponement of the special meeting to another time and/or place (for purposes including, but not limited to adjournment or postponement of the meeting to allow for additional solicitation of shareholder votes in order to obtain a quorum or more votes in favor of the Merger.)

Recommendation of the Board of Directors of ICC	The ICC Board of Directors has unanimously approved of the Merger Agreement and recommends that the shareholders vote FOR APPROVAL of the Merger Agreement and Merger. The ICC Board reviewed several factors in reaching its decision to recommend that shareholders vote to approve the Merger, and believe that the Merger is fair from a financial point of view to the shareholders of ICC. See “Proposed Merger — Background and Reasons — Recommendation of ICC’s Board of Directors.”

Interests of Certain Persons in the Merger	Citizens indirectly owns, through a wholly-owned subsidiary, 585,000 shares of common stock of ICC, or approximately 13.1% of the outstanding common stock of ICC. Citizens intends to cause these shares to be voted in favor of the Merger.

Proxy Revocability	Proxies of shareholders of ICC are revocable at any time prior to voting at the special meeting and can be revoked at the special meeting. See “Special Meeting of ICC Shareholders — Revocability of Proxies.”

Required Votes	Approval of the Merger and the transactions contemplated thereby requires the affirmative vote of a majority of the outstanding shares of ICC common stock. No voting agreements or other similar arrangements have been entered into with any ICC shareholders. However, certain officers, directors and significant shareholders of ICC, including Citizens, who are entitled to vote 1,691,950 shares, or approximately 37.9% of ICC’s outstanding common stock, have indicated that they intend to vote in favor of the Merger. See “Special Meeting of ICC Shareholders — Voting Securities.” No shareholder vote of Citizens is required by the Merger Agreement or applicable law.

Outstanding Shares	As of the record date there were 4,462,206 shares of ICC common stock outstanding. As of the record date, ICC’s directors, executive officers and their affiliates held 1,106,950 shares of ICC common stock or a total of 24.8% of the shares entitled to vote.

Risk Factors	Unless you exercise and perfect your dissenters’ rights, you will receive shares of Citizens Class A common stock in consideration for your ICC shares if the Merger is completed. Thus, you will be subject to the risks related to Citizens and its business. These risks include, but are not limited to, a heavy reliance on revenues generated from overseas, a possible depressed price in the Class A common stock of Citizens due to sales by significant shareholders, significant competition and a very limited ability by you to influence Citizens’ policies. In considering whether to approve the Merger, you should consider risks related to the Merger and to Citizens. Please see “Risk Factors” beginning on page 14 for more detailed discussion of these risks.

Other Matters	Other than the proposed Merger, the ICC Board knows of no other matters that will come before the special meeting. However, your proxy is also solicited to vote your shares in the case of a motion to postpone or adjourn the special meeting for purpose of soliciting additional proxies.

Forward-Looking Statements	Certain statements contained or incorporated by reference in this proxy statement-prospectus relate to future matters which are qualified in certain respects. See “Forward-Looking Statements,” “Available Information” and “Incorporation of Certain Documents by Reference.”

PLAN AND AGREEMENT OF MERGER

Consideration for Your Shares	If the Merger is consummated, you will receive one share of Citizens Class A common stock for each three shares of ICC common stock you own. The value of your ICC common stock has been determined by the ICC Board of Directors to be in the range of $2.50 per share. Fractional shares will be rounded up to the next whole share of Citizens Class A common stock. Fractional shares will not be issued. For example, a person holding 301 shares of ICC common stock will receive 101 shares of Class A Citizens common stock. Assuming no holders of ICC common stock dissent to the Merger, former ICC shareholders would receive approximately 1,296,000 shares of Citizens Class A common stock, or approximately 2.9% of the outstanding Class A common stock after the issuance. Any ICC shareholder who properly asserts dissenters’ rights under the Indiana Business Corporation Law (the “IBCL”) will receive cash in lieu of Citizens Class A common stock. See “Proposed Merger — Receipt of Citizens Shares” and “Rights of Dissenting Shareholders.”

Closing Date	The parties anticipate that the closing of the Merger will occur and the Merger will become effective shortly after the conditions in the Merger Agreement (including shareholder approval) are satisfied.

Conduct of Business	ICC has agreed that it will not:
Prior to Closing
•	enter into any transactions prior to the Merger other than in the ordinary course of business;

•	pay shareholder dividends or increase the compensation of its officers; nor

•	enter into any agreement or transaction which will adversely affect its financial condition. See “Proposed Merger — Conduct of Business Pending the Merger; Covenants.”

Dissenters’ Rights	ICC shareholders may dissent from the Merger Agreement and Merger and demand payment of the “fair value” of their ICC shares in cash. If holders of more than 2.0% of the outstanding shares of ICC common stock (approximately 89,250 shares) assert their dissenter’s rights, Citizens may terminate the Merger Agreement. See “Rights of Dissenting Shareholders,” “Proposed Merger — Other Conditions to Consummation of the Merger,” and Appendix B which contains a copy of Chapter 44 of the IBCL.

Conditions to the Merger	In addition to approval by the shareholders of ICC, the Merger is subject to satisfaction of other conditions including:
•	obtaining approval from the Indiana Insurance Commissioner of the change of control of ICIC as contemplated by the Merger Agreement;

•	the performance by each party of its obligations under the Merger Agreement;

•	the absence of any legal proceeding relating to the transactions contemplated by the Merger Agreement;

•	the continued material accuracy of representations made by each party; and

•	the delivery of legal opinions. See “Proposed Merger — Other Conditions.”

Operations of ICC after the Merger	Following the Merger, Citizens expects to merge ICC into Citizens, and Citizens would continue to operate ICIC at its location in Greenwood, Indiana under a joint management team, with the consolidation of computer data processing in Citizens’ system and an administrative services agreement substantially similar to the existing administrative agreement Citizens has had with ICC since May 1, 2004. Citizens will continue to evaluate the personnel, business practices and opportunities for ICIC and may make such changes as it deems appropriate following the Merger.

Summary of Federal Income Tax Considerations	The Merger is intended to be treated as a reorganization. Accordingly, for federal income tax purposes it is anticipated that:

•	no gain or loss should generally be recognized by holders of ICC common stock on the exchange of their shares of ICC common stock for shares of Citizens Class A common stock;

•	the holding period for Citizens Class A common stock received in the Merger should include the holding period for the ICC common stock surrendered in exchange therefor; and

•	the aggregate adjusted tax basis of Citizens Class A common stock received by an ICC shareholder should be the same as the basis of the stock surrendered in exchange therefor.

•	holders of ICC common stock who properly exercise dissenters’ rights and receive cash in lieu of Citizens Class A common stock will recognize a taxable gain if the amount of cash received exceeds their basis in the ICC shares. For some ICC shareholders the cash received may be taxable as a dividend distribution.

Consummation of the Merger is conditioned upon receipt of an opinion of counsel substantially to such effect. However, a ruling from the Internal Revenue Service is not being sought in connection with the Merger. The opinion of counsel is subject to certain assumptions and qualifications and is not binding on the Internal Revenue Service. If the Merger were not to qualify as a reorganization, the exchange of shares would be taxable. See “Federal Income Tax Consequences.”

Termination and Amendment of the ICC Merger Agreement	The Merger Agreement may be terminated by any party if the Merger does not become effective by April 10, 2009. See “Proposed Merger — Other Conditions.” The Merger Agreement may also be terminated at any time prior to becoming effective:
•	by mutual written consent of ICC and Citizens;

•	by any party if a suit, action, or proceeding threatens to prohibit the Merger;

•	by any party who discovers a material error in the representations of another party; or

•	by Citizens if dissenters’ rights are asserted under Indiana law for more than 2.0% of the outstanding shares of ICC.

In the event that the Merger is not approved, ICC shareholders will continue to hold their shares of ICC common stock. ICC may apply to obtain quotation or listing of its common stock on a stock quotation system or exchange; however, approval of such an application would likely be difficult to achieve due to ICC’s limited financial resources. If the Merger is not approved, Citizens will continue its business in the ordinary course.

SUMMARY SELECTED FINANCIAL DATA
The tables below set forth in summary certain selected financial data of Citizens and ICC.
Citizens’ financial data at or for the nine months ended September 30, 2008 and 2007 is derived from the unaudited consolidated financial statements of Citizens and its subsidiaries which are incorporated by reference in this proxy statement-prospectus. Citizens’ financial data at or for the years ended December 31, 2003 through 2007 is derived from audited consolidated financial statements of Citizens and its subsidiaries. The data for Citizens is presented in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”).
ICC’s financial data at or for the nine months ended September 30, 2008 and 2007 is derived from the unaudited consolidated financial statements of ICC and its subsidiaries which are included elsewhere in this proxy statement-prospectus. ICC’s financial data at or for the years ended December 31, 2003 through 2007 is derived from audited consolidated financial statements of ICC and its subsidiaries. The data for ICC is presented in conformity with GAAP.
Citizens, Inc.

	At or for the Nine Months		At or for the Year
	Ended September 30,		Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
			(In thousands, except per share data)
Total Revenues	$123,370	$120,869	$169,637	$154,189	$139,024	$96,644	$88,623

Net Income (loss)	4,913	10,623	16,557	8,677	7,302	7,732	3,126

Basic and Diluted Earnings (loss) Per Class A Share	0.07	0.22	0.35	0.16	0.13	0.17	0.08

Total Assets	812,896	740,205	787,909	711,184	661,889	661,212	390,093

Long-Term Debt	—	—	—	—	—	30,000	—

Total Liabilities	635,610	575,449	597,532	558,690	513,380	520,179	263,066

Total Shareholders’ Equity	164,904	150,870	176,157	139,611	136,963	135,131	127,027

Book Value Per Share (1)	3.68	3.65	4.00	3.38	3.33	3.29	3.10

(1)	Reflects 7% common stock dividends paid on December 31, 2005, 2004 and 2003.

Integrity Capital Corporation

	At or for the Nine Months		At or for the Year
	Ended September 30,		Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
		(In thousands, except per share data)
Total Revenues	$2,066	$2,075	$2,705	$2,433	$1,610	$827	$139

Net Income (loss)	34	172	75	40	89	2	(394)

Basic and Diluted Earnings (loss) Per Share	0.01	0.04	0.02	0.01	0.02	—	(0.09)

Total Assets	11,173	9,594	9,975	8,250	6,732	5,687	6,561

Long-Term Debt	—	—	—	—	—	—	—

Total Liabilities	5,747	4,007	4,584	3,086	1,598	544	1,753

Total Shareholders’ Equity	5,426	5,587	5,391	5,164	5,134	5,143	4,808

Book Value Per Share	1.22	1.25	1.21	1.16	1.15	1.18	1.13
Comparative Per Share Information
The following table presents historical per share data of Citizens and ICC. The comparative per share data are derived from, and should be read together with, the audited historical financial statements of Citizens that are incorporated by reference into this proxy statement-prospectus and the audited historical financial statements of ICC included elsewhere in this proxy statement-prospectus. See “Available Information” and ICC’s annual financial statements included as Appendix C to this proxy statement-prospectus.

	Citizens	ICC
Earnings per share — basic — fiscal year ended December 31, 2007	$0.35	$0.02

Earnings per share — diluted — fiscal year ended December 31, 2007	$0.18	$0.02

Book value per share as of December 31, 2007	$4.00	$1.21

RISK FACTORS
You should consider carefully the risks described below in assessing the Merger and an investment in the Class A common stock of Citizens.
Risks Relating to the Merger
The merger consideration is fixed and will not be adjusted to reflect changes in Citizens’ stock value prior to the effective time of the Merger.
The Merger Agreement provides that each share of ICC common stock will be converted into the right to a fixed number of shares of Citizens Class A common stock. The merger consideration will not be adjusted to reflect any changes in the value of either of Citizens Class A common stock or ICC’s common stock between the date of the Merger Agreement and the effective time of the Merger. As a result, the value of the merger consideration to be paid to ICC’s shareholders will not be known at the time of the ICC special meeting, and you will not know when you vote the exact value of the shares of Citizens Class A common stock that you will receive. You are urged to obtain current market price quotations for Citizens Class A common stock prior to voting on the Merger.
Moreover, the value of Citizens Class A common stock may also rise or fall after the Merger. Stock price changes may result from a variety of factors, including completion of the Merger, general market and economic conditions, changes in the respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond Citizens’ control, and it is possible that the market value of Citizens Class A common stock at the time of the Merger and afterward may be substantially lower than current market value.
Some of the directors and executive officers of ICC have interests and arrangements that could have affected their respective decision to support or approve the Merger.
The interests of some of the directors and executive officers of ICC in the Merger are different from, and may be in addition to, those of ICC shareholders generally, and could have affected their decision to support or approve the Merger. These interests include:
•	a proposed consulting agreement with M. Bruce VanDyke, the President and a director of ICC in the event the Merger is consummated;
•	a proposed consulting agreement with Michael N. Fink, Chairman of the Board of Directors of ICC in the event the Merger is consummated;
As a result, these directors and executive officers of ICC may be more likely to recommend to ICC shareholders the approval of the Merger Agreement than if they did not have these interests.
ICC shareholders will not control the future operations of Citizens.
Currently, ICC shareholders have the power to approve or reject any matters requiring shareholder approval under Indiana law and ICC’s articles of incorporation and bylaws. After the Merger, ICC shareholders will own up to approximately 2.9% of the outstanding shares of Citizens Class A common stock. Even if all former ICC shareholders vote together on all matters presented to Citizens shareholders, from time to time, the former ICC shareholders will not have a significant impact on the approval or rejection of future proposals of Citizens submitted to a shareholder vote.
Citizens may not be able to integrate ICIC successfully.
Realization of the anticipated benefits in the Merger will depend on Citizens ability to successfully integrate the operations of ICIC into the insurance operations of Citizens.
The process of integrating Citizens and ICIC operations could cause an interruption of or loss of momentum in business or financial performance of Citizens after the Merger. The diversion of management’s attention and any delays or difficulties encountered in connection with the Merger and the integration of these operations could have an adverse effect on the business, results of operations, financial condition and price of Citizens Class A common stock. The integration process may also result in additional and unforeseen expenses. Any contemplated expense savings and synergies anticipated from the Merger may not be realized.
Failure to complete the Merger could negatively impact the share price, future business and financial results of Citizens and ICC.
If any condition to the Merger is not satisfied or, if applicable, waived, the Merger will not be completed. In addition, Citizens and ICC may terminate the Merger Agreement under certain circumstances. Citizens and ICC will also be obligated to pay certain legal and accounting fees and related expenses in connection with the Merger, whether or not the Merger is completed. In addition, Citizens and ICC have each diverted significant management resources in an effort to complete the Merger and are subject to restrictions contained in the Merger Agreement on the conduct of their businesses. If the Merger is not completed, each of Citizens and ICC will have incurred costs, including the diversion of management resources, for which it will have received little or no benefit.
Obtaining required approvals may delay the completion of the Merger or reduce the anticipated benefits.
Completion of the Merger is conditioned upon filings with, and the receipt of required approvals from, the Indiana Insurance Commissioner. The required approvals have not yet been obtained, and if they are obtained, they may impose conditions on the divisions, operations or assets of Citizens, ICC, or ICIC that may jeopardize or delay completion of the Merger or reduce the anticipated benefits of the Merger.
Risks Relating to the Business of Citizens
Note: References in the risk factors below to “we,” “us,” “our,” “Citizens” and like terms relate to Citizens, Inc. and its subsidiaries on a consolidated basis. We operate our subsidiaries as separate and distinct entities.
A substantial amount of our revenue comes from foreign residents. This involves risks associated with the possible application of foreign insurance and securities laws and regulations to our business, as well as risks from political and economic instability and currency or asset transfer restrictions.

A substantial part of our insurance policy sales are from foreign countries, primarily those located in Latin America and the Pacific Rim. There is a risk that we may lose a significant portion of these sales should adverse events occur in these countries.
We do not accept insurance applications outside of the United States. All of our assets are in the United States and all policy premiums must be paid to us in U.S. Dollars drawn on U.S. banks. As a result, we have never qualified to do business in any foreign country and have never submitted our insurance policies issued to foreign residents for review by any insurance regulatory agency. We sell our policies to foreign residents using foreign independent marketing firms and consultants, and we rely on those persons to comply with applicable laws in selling our products and offering policyholders the opportunity to participate in our stock investment plan, which is administered in the United States by our transfer agent.
The government of a foreign country could determine that its residents may not buy life insurance from us unless we became qualified to do business in that country or unless our policies purchased by its residents receive prior approval of its insurance regulators. If this were to occur, our policy sales to that country’s residents would cease before any such approvals could be obtained. Also, there is no assurance that we would be able to qualify to do business in any foreign country or that its insurance regulatory authorities would approve our policies. We could also face sanctions, including fines and penalties, if a country’s authorities determined any failure to qualify or otherwise comply with its laws was willful or ongoing, and we decided to continue making policy sales through independent marketing consultants to that country’s residents. Any of the foregoing could reduce our revenues and materially adversely affect our results of operations and financial condition. Additionally, we do not determine whether the independent marketing consultants are required to be licensed to sell insurance in the countries in which they make insurance sales. If our marketing consultants were not in compliance with applicable laws, including licensing laws, they could be required to cease operations, which would reduce our revenues and materially, adversely affect our results of operations and financial condition. We have not obtained any advice of counsel in any foreign jurisdictions with respect to these matters. We are unable to quantify the effect of foreign regulation on our business if regulation were to be imposed on us, but we believe we could expend substantial amounts of time and incur substantial expense in complying with any foreign regulation, and we may decide to avoid a market if regulation were imposed.
The offer and sale of our Class A common stock under our stock investment plan is registered under the Securities Act of 1933. Many of our foreign policyholders invest certain cash benefits they receive with respect to their policies in our Class A common stock through this plan, which is not registered in any foreign jurisdiction. Prior to October 2005, many of our foreign policyholders assigned these cash benefits to two non-U.S. trusts for the purpose of accumulating ownership of our Class A common stock. We have not obtained any advice of counsel in any foreign jurisdiction as to whether any such participation by foreign residents is subject to foreign securities laws or regulations or whether the independent marketing consultants are subject to licensing requirements in connection with the foregoing investments. If a securities regulatory authority were to determine the offer and sale of our Class A common stock were contrary to applicable laws and regulations, we could be faced with cease and desist orders, fines and penalties.

We could also be faced with private disputes relating to the non-U.S. trusts or our stock investment plan, including the possibility of securities law claims within the United States. In the absence of countervailing considerations, we would expect to defend any such claims and we could incur significant defense costs, including not only attorneys’ fees and other direct litigation costs, but also the expenditure of substantial amounts of management time that otherwise would be devoted to our business. This could materially, adversely affect our results of operations and financial condition.
We are unable to quantify the effect of foreign regulation on our business if regulation were to be imposed on us, but we believe we could expend substantial amounts of time and incur substantial expense in complying with any foreign regulation, and we may decide to avoid a market if regulation were imposed.
Additionally, if economic or political crises were to occur in any of the countries where our foreign policyowners reside, our revenues would likely decline. Also, currency control laws, regulations and decrees in foreign countries, if implemented, could materially adversely affect our revenues by imposing restrictions on asset transfers outside of a country where our insureds reside.
While our management has more than 40 years of experience in writing life insurance policies for foreign residents without any significant regulatory action or any lengthy currency controls relating to our foreign resident insureds, there can be no assurance that such situations will not occur and that our revenues, results of operations and financial condition will not be materially, adversely affected if they do occur.
Our actual claims losses may exceed our reserves for claims and we may be required to establish additional reserves, which in turn may adversely impact our results of operations and financial condition.
We maintain reserves to cover our estimated exposure for claims relating to our issued insurance policies. Reserves, whether calculated under accounting principles generally accepted in the United States, or GAAP, or statutory accounting practices prescribed by various state insurance regulators, do not represent an exact calculation of exposure, but instead represent our best estimates, generally involving actuarial projections, of what we expect claims will be based on mortality assumptions that are determined by various regulatory authorities. Many reserve assumptions are not directly quantifiable, particularly on a prospective basis. In addition, when we acquire other domestic life insurance companies, our assessment of the adequacy of acquired policy liabilities is subject to our estimates and assumptions. Reserve estimates are refined as experience develops, and adjustments to reserves are reflected in our statements of operations for the period in which such estimates are updated. Because establishment of reserves is an inherently uncertain process involving estimates of future losses, future developments may require us to increase claims reserves, which may have a material adverse effect on our results of operations and financial condition in the period in which such increase is made.
Lack of market acceptance of our new insurance products for our non-U.S. residents could negatively impact our financial results.
During 2008, we introduced new insurance products for non-U.S. residents. Our new production of insurance from non-U.S. residents slowed in the first nine months of 2008 due to our marketing force’s lack of familiarity with, and lower than anticipated acceptance of, these new policies. Also, disruptions in some of our key markets, both governmental and internal within marketing structures, further slowed sales during the first nine months. If our foreign independent marketing consultants and marketing firms are not able to achieve sales of the new policies consistent with past levels of policy sales, we may be faced with a decrease in the number of these consultants and marketing firms, which would hinder our growth objectives. In addition, continued disruption of our foreign independent marketing consultants and marketing firms could reduce our new insurance policy sales significantly and have a material adverse effect on our results of operations and financial conditions.
We may be required to accelerate the amortization of deferred acquisition costs and the costs of customer relationships acquired, which would increase our expenses and adversely affect our results of operations and financial condition.
At September 30, 2008, we had $106.0 million of deferred policy acquisition costs, or DAC. DAC represents costs that vary with and are primarily related to the sale and issuance of our insurance policies and are deferred and amortized over the estimated life of the related insurance policies. These costs include commissions in excess of ultimate renewal commissions, solicitation and printing costs, sales material and some support costs, such as underwriting and contract and policy issuance expenses. Under GAAP, DAC is amortized to income over the lives of the underlying policies, in relation to the anticipated recognition of premiums.
In addition, when we acquire a block of insurance policies, we assign a portion of the purchase price to the right to receive future net cash flows from existing insurance and investment contracts and policies. This intangible asset, called the cost of customer relationships acquired, or CCR, represents the actuarially estimated present value of future cash flows from the acquired policies. At September 30, 2008, we had $29.5 million of CCR. We amortize the value of this intangible asset in a manner similar to the amortization of DAC.
Our amortization of DAC and CCR generally depends upon anticipated profits from investments, surrender and other policy charges, mortality, morbidity and maintenance expense margins. For example, if our insurance policy lapse and surrender rates were to exceed the assumptions upon which we priced our insurance policies, or if actual persistency proves to be less than our persistency assumptions, especially in the early years of a policy, we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy. We regularly review the quality of our DAC and CCR to determine if they are recoverable from future income. If these costs are not recoverable, they are charged to expenses in the financial period in which we make this determination.
Unfavorable experience with regard to expected expenses, investment returns, surrender and other policy changes, mortality, morbidity, lapses or persistency may cause us to increase the amortization of DAC or CCR, or both, or to record a current period expense to increase benefit reserves, any of which could have a material adverse effect on our results of operations and financial condition.
We may be required to recognize other than temporary impairment in the value of our goodwill, which would increase our expenses and materially adversely affect our results of operations and financial condition.

Goodwill represents the excess of the amount paid to acquire various life insurance companies over the fair value of their net assets at the date of the acquisition. Under GAAP, we test the carrying value of goodwill for impairment at least annually at the “reporting unit” level, which is either an operating segment or a business one level below the operating segment. Goodwill is impaired if its carrying value exceeds its implied fair value. This may occur for various reasons, including changes in actual or expected earnings or cash flows of a reporting unit, generation of earnings by a reporting unit at a lower rate than similar businesses or declines in market prices for publicly traded businesses similar to our reporting units. If any portion of our goodwill becomes impaired, we would be required to recognize the amount of the impairment as a current-period expense, which could have a material adverse effect on our results of operations and financial condition. We performed assessments of whether goodwill was impaired on December 31, 2006 and wrote off $1.0 million of goodwill in 2006. No impairment of goodwill was identified by us in 2005 or 2007.
Gross unrealized losses may be realized or result in future impairments.
Our gross unrealized losses on our securities portfolio at September 30, 2008 were $21.3 million net of tax compared to $2.1 million net of tax at December 31, 2007. While we intend to hold these instruments to maturity, realized losses or impairments on them may have a material adverse impact on our results of operation and financial position.
We are a defendant in lawsuits, which may adversely affect our financial condition and detract from the time our management is able to devote to our business, and we are subject to risks related to litigation and regulatory matters.
We and certain of our insurance subsidiaries are defendants in various lawsuits described in the SEC reports we incorporated by reference into this proxy statement-prospectus, if determined adversely to us or our subsidiaries, could expose us to class action damages which could have a material adverse affect on our results of operating and financial condition. These lawsuits are in various stages of discovery and procedural processes, and it is not possible to evaluate potential monetary exposure to us or our subsidiaries. In addition, litigating these cases is costly and can be time consuming.
Reinsurers with which we do business could increase their premium rates and may not honor their obligations, leaving us liable for the reinsured coverage.
We reinsure certain risks underwritten by our various operating segments. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase. The high cost of reinsurance or lack of affordable coverage could adversely affect our results of operations and financial condition.
Our reinsurance facilities are generally subject to annual renewal. We may not be able to maintain our current reinsurance facilities and, even if highly desirable or necessary, we may not be able to obtain replacement reinsurance facilities in adequate amounts or at favorable rates. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling or unable to bear an increase in net exposures, we may have to reduce the level of our underwriting commitments. In addition, our reinsurance facilities may be cancelled, pursuant to their terms, upon the occurrence of certain specified events, including a change of control of Citizens (generally defined as the acquisition of 10% or more of our voting equity securities) or the failure of our insurance company subsidiaries to maintain the minimum required levels of statutory surplus. Any of these potential developments could materially adversely affect our revenues, results of operations and financial condition.
For the majority of our business, we retain only the first $100,000 of risk on any one life and cede the remaining risk to our reinsurers. In 2007, we reinsured $274 million of face amount of our life insurance policies, and in 2006 we reinsured $259 million of face amount of our life insurance policies. Amounts reinsured in 2007 and 2006 represented 5.7% and 5.6%, respectively, of the face amount of life insurance in effect in both years. Although the cost of reinsurance is, in some cases, reflected in premium rates, under certain reinsurance agreements, the reinsurer may increase the rate it charges us for reinsurance. If our cost of reinsurance were to increase, we might not be able to recover these increased costs, and our results of operations and financial condition could be materially and adversely affected.
Although our reinsurers are liable to us to the extent of the ceded reinsurance, we remain liable to our policyholders as the direct insurer with respect to all reinsured risks. As a result, ceded reinsurance arrangements do not eliminate our obligation to pay claims. We are subject to the credit risks of our reinsurers. Our reinsurers may not pay the reinsurance recoverables that they owe to us or they may not pay such recoverables on a timely basis. A reinsurer’s insolvency, underwriting results or investment returns may affect its ability to fulfill its reinsurance obligations to us. Our receivable from reinsurers was $16.0 million at December 31, 2006 and $13.5 million at December 31, 2007.
In addition, effective January 1, 2004, one of our insurance subsidiaries entered into a coinsurance agreement with an unaffiliated company under which it ceded substantially all of the accident and health insurance policies issued. At December 31, 2007, the coinsurance company had established statutory accounting liabilities for these policies of $6.2 million. Our subsidiary has established trust accounts totaling $6.8 million for payment to the coinsurance company for claims under these policies. To the extent the sums in the trust accounts are not sufficient to cover claims under such policies and the coinsurance company does not meet its obligations under the coinsurance agreement, our subsidiary would be contingently liable to the policyholders.
We may not be able to continue our past strategy of acquiring other U.S. life insurance companies, and we may not realize improvements to our financial results as a result of our past or any future acquisitions.
We have acquired 15 U.S. life insurance companies since 1987. Our objective in this strategy has been to increase our assets, revenues and capital, improve our competitive position and increase our earnings, in part by realizing certain operating efficiencies associated with economies of scale. Prior to 2004, increases in earnings from the completed acquisitions were not significant.
We evaluate possible acquisitions of other insurance companies on an ongoing basis. While our business model is not dependent primarily upon acquisitions, the time frame for achieving or further improving our market positions can be shortened through acquisitions. There can be no assurance that suitable acquisitions presenting opportunities for continued growth and operating efficiencies will be available to us, or that we will realize the anticipated financial results from the acquisitions we do complete.
Even if we identify and complete insurance company acquisitions, we may be unable to integrate them on an economically favorable basis. Implementation of an acquisition strategy entails a number of risks, including, among others:
•	inaccurate assessment of liabilities, contingent liabilities or the adequacy of claims reserves;
•	difficulties in realizing projected efficiencies, synergies and cost savings;
•	failure to achieve anticipated revenues, earnings or cash flow;
•	an increase in indebtedness and a limitation on our ability to access additional capital when needed; and
•	adverse changes in the economies of geographic regions in which the businesses of our acquisitions are concentrated, due to natural disasters, changing population demographics, governmental actions and other causes.
The occurrence of any of these events could have a material adverse effect on our results of operations and financial condition.
Our international and domestic operations face significant competition.
Our international marketing plan focuses on making available U.S. Dollar-denominated life insurance products to high net worth, high income individuals residing in more than 35 countries. New competition could cause the supply of insurance to change, which could affect our ability to price our products at attractive rates thereby adversely affecting our revenues, results of operations and financial condition. Although there are some impediments facing potential competitors that wish to enter the foreign markets we serve, the entry of new competitors into these markets may occur, affording our customers reason to change to other insurance providers. We experience competition primarily from the following sources with respect to our business with foreign residents, many of which have substantially greater financial, marketing and other resources than we have:
•	Foreign operated companies with U.S. Dollar policies. We face direct competition from companies that operate in the same manner as we operate in our international markets. These competitors include National Western Life Insurance Company, Best Meridian Insurance Company and, to a lesser extent, Pan American Life Insurance Company and American International Group.
•	Companies foreign to the countries in which policies are sold but that issue local currency policies. Another group of our competitors in the international marketplace consists of companies that are foreign to the countries in which the policies are sold but issue life insurance policies denominated in the local currencies of those countries. Local currency policies provide the benefit of assets located in the country of foreign residents but entail risks of uncertainty due to local currency fluctuations as well as the perceived instability and weakness of local currencies.

•	Locally operated companies with local currency policies. We compete with companies formed and operated in the country in which our foreign insureds reside. Generally, these companies are subject to risks of currency fluctuations, and they primarily use mortality tables based on experience of the local population as a whole. These mortality tables are typically based on significantly shorter life spans than those we use. As a result, the cost of insurance from these companies tends to be higher than ours. Although these companies typically market their policies to a broader section of the population than do our independent marketing firms and consultants, there can be no assurance that these companies will not endeavor to place a greater emphasis on our target market and compete more directly with us.
In the United States, we compete with more than 1,000 other life insurance companies of various sizes. The life insurance business in the United States is highly competitive, in part because it is a mature industry that, in recent years, has experienced little to no growth in life insurance sales. Many domestic life insurance companies have substantially greater financial resources, longer business histories and more diversified lines of insurance coverage than we do. These companies also have larger sales forces than we have. Competition in the United States has also increased recently because the life insurance industry is consolidating, with larger, more efficient organizations emerging from the consolidation. In addition, legislation became effective in 2000 that permits commercial banks, insurance companies and investment banks to combine. This legislation permits, for instance, a commercial bank to acquire or form an insurance company. We believe these factors have increased competitive pressures in the life insurance market in general.
In addition, from time to time, companies enter and exit the markets in which we operate, thereby increasing competition at times when there are new entrants. We may lose business to competitors offering competitive products at lower prices, or for other reasons.
There can be no assurance that we will be able to compete effectively in any of our markets. If we do not, our business, results of operations and financial condition will be materially and adversely affected.
Sales of our products may be reduced if we are unable to (i) establish and maintain commercial relationships with independent marketing firms and consultants (ii) attract and retain employee agents or (iii) develop and maintain our distribution sources.
We distribute our insurance products through several distribution channels, including independent marketing firms and consultants and our employee agents. These relationships are significant for both our revenues and our profits. In our life insurance segment, we depend almost exclusively on the services of independent marketing firms and consultants. In our home service insurance segment, we depend on employee agents whose role in our distribution process is integral to developing and maintaining client relationships. Significant competition exists among insurers to form relationships with marketers of demonstrated ability. Some of our competitors may offer better compensation packages for marketing firms, consultants and agents and broader arrays of products and have a greater diversity of distribution resources, better brand recognition, more competitive pricing, lower cost structures and greater financial strength or claims paying ratings than we do. We compete with other insurers for marketing firms, independent consultants and employee agents primarily on the basis of our compensation and support services. Any reduction in our ability to attract and retain effective sales representatives could materially adversely affect our revenues, results of operations and financial condition.

Loss of the services of our senior management team would likely hinder development of our operating and marketing programs and our strategy for expanding our business.
We rely on the active participation of our Chairman of the Board and Chief Executive Officer, Harold E. Riley (age 80), and our Vice Chairman of the Board and President, Rick D. Riley (age 55), in connection with the development and execution of our operating and marketing plans and strategy for expanding our business. We anticipate that their expertise will continue to be of substantial value in connection with our operations. The loss of the services of either of these individuals could have a significant adverse effect on our business and prospects. We do not have an employment agreement with either of these persons nor do we carry a key-man insurance policy on either of their lives.
We are subject to extensive governmental regulation in the United States, which increases our costs of doing business and could restrict the conduct of our business.
We are subject to extensive regulation and supervision in the U.S. jurisdictions in which we do business as well as anti-money laundering regulations adopted under the U.S. Patriot Act. Insurance company regulation is generally designed to protect the interests of policyholders, with substantially lesser protections to the shareholders of the regulated insurance companies. To that end, the laws of the various states in which we do business establish insurance regulatory agencies with broad powers with respect to such things as:
•	licensing companies to transact business;
•	authorizing lines of business;
•	mandating capital and surplus requirements;
•	imposing dividend limitations;
•	approving changes in control;
•	licensing agents and distributors of insurance products;
•	placing limitations on the minimum size and certain other provisions of life insurance contracts;
•	restricting companies’ ability to enter and exit markets;
•	admitting statutory assets;
•	mandating certain insurance benefits;
•	restricting companies’ ability to terminate or cancel coverage;
•	requiring companies to provide certain types of coverage;
•	regulating premium rates, including the ability to increase premium rates;

•	approving policy forms;
•	regulating trade and claims practices;
•	imposing privacy requirements;
•	establishing reserve requirements and solvency standards;
•	restricting certain transactions between affiliates;
•	mandating assessments or other surcharges for guaranty funds;
•	regulating market conduct and sales practices of insurers and their marketing agents; and
•	restricting contact with consumers, such as the recently created national “do not call” list, and imposing consumer protection measures.
The capacity for an insurance company’s growth in premiums is partially a function of its statutory regulatory surplus. Maintaining appropriate levels of statutory surplus, as measured by statutory accounting practices prescribed or permitted by a company’s state of domicile, is considered important by insurance regulatory authorities. Failure to maintain required levels of statutory surplus could result in increased regulatory scrutiny and enforcement action by regulatory authorities.
Most insurance regulatory authorities have relatively broad discretion to grant, renew, suspend and revoke licenses and approvals, and could preclude or temporarily suspend us from carrying on some or all of our activities, including acquisitions of other insurance companies, require us to add capital to our insurance company subsidiaries, or fine us. If we are unable to maintain all required licenses and approvals, or if our U.S. domestic insurance business is determined not to comply fully with the wide variety of applicable laws and regulations, including the U.S. Patriot Act, or a relevant authority’s interpretation of the laws and regulations, our revenues, results of operations and financial condition could be materially adversely affected.
Changes in U.S. regulation may adversely affect our results of operations and financial condition and limit our prospective growth.
Currently, the U.S. federal government does not regulate directly the insurance business. However, federal legislation and administrative policies in several areas can materially and adversely affect insurance companies, including our Company. These areas include the U.S. Patriot Act, financial services regulation, securities regulation, including the Sarbanes-Oxley Act of 2002, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct federal regulation of insurance have been proposed from time to time.
Our failure to maintain effective information systems could adversely affect our business.
Our business is dependent upon our ability to keep up to date with technological advances. This is particularly important in our life insurance operations, where our information systems are critical to the operation of our business. Our failure to update these systems to reflect technological advancements or to protect our systems may adversely affect our business.
We must maintain and enhance our existing information systems and develop new information systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and changing customer preferences. If we do not maintain adequate systems, we could experience adverse consequences, including:
•	inadequate information on which to base pricing, underwriting and reserve decisions;
•	the loss of existing customers;
•	difficulty in attracting new customers;
•	disputes with customers and our independent marketing firms, consultants and employee agents;
•	regulatory problems, such as failure to meet prompt payment obligations;
•	litigation exposure; and
•	increases in administrative expenses.
Some of our information technology systems and software are mainframe-based, legacy-type systems and require an ongoing commitment of resources to maintain current standards. We continuously enhance and update our systems to keep pace with changes in our products and business models, information processing technology, evolving industry and regulatory standards and policyholder needs. Our success is in large part dependent on maintaining and enhancing the effectiveness of existing systems, as well as continuing to integrate, develop and enhance our information systems to support business processes in a cost-effective manner.
Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our results of operations and financial condition.
We have in the past identified material weaknesses in our disclosure controls and controls over financial reporting. To the extent that we may have not remedied these weaknesses or fail to maintain our current system of internal controls to an effective level with regard to material weaknesses, we may not be able to report our financial results accurately. As a result, we could be required to restate our financial statements and be exposed to increased regulatory scrutiny and litigation from investors and others.
Effective internal controls are necessary for us to provide reliable financial reports. If we are unable to provide reliable financial reports, we could become subject to SEC and other regulatory review and sanctions, as well as litigation that could result in substantial fines, penalties or liabilities, and our results of operations and financial condition, and the market value of our securities, could be materially and adversely affected as a result. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement.

Our failure to protect confidential information and privacy could result in the loss of customers, subject us to fines and penalties and adversely affect our results of operations and financial condition.
Our insurance subsidiaries are subject to privacy regulations and to confidentiality obligations. We also have legal obligations to protect certain confidential information we obtain from our existing vendors. These obligations generally include protecting confidential information in the same manner and to the same extent as we protect our own confidential information. The actions we take to protect confidential information include among other things:
•	monitoring our record retention plans and policies and any changes in state or federal privacy and compliance requirements;
•	maintaining secure storage facilities for tangible records; and
•	limiting access to electronic information in order to safeguard certain current information.
In addition, the Gramm-Leach-Bliley Act requires that we deliver a notice regarding our privacy policy both at the delivery of an insurance policy and annually thereafter. Certain exceptions are allowed for sharing of information under joint marketing agreements. However, certain state laws may require us to obtain a policyholder’s consent before we share information.
We have, and maintain, a written information security program with appropriate administrative, technical and physical safeguards to protect such confidential information. If we do not comply with privacy regulations and protect confidential information, we could experience adverse consequences, including regulatory sanctions, loss of reputation and litigation, any of which could have a material adverse effect on our business, results of operations and financial condition.
The insurance industry in which we operate may be subject to periodic negative publicity, which may negatively impact our financial results.
We interface with and distribute our products to individual consumers. There may be a perception that these purchasers may be unsophisticated and in need of consumer protection. Accordingly, from time to time, consumer advocate groups or the media may focus attention on our products, thereby subjecting us to periodic negative publicity. We may also be negatively impacted if another insurance company engages in practices resulting in increased public attention to our businesses. Negative publicity may result in lower sales of insurance, lower persistency of our insurance products, increased regulation and legislative scrutiny of industry practices as well as increased litigation, which may further increase our costs of doing business and impede our ability to market our products. As a result, our business, results of operations and financial condition could be materially and adversely affected.

General economic, financial market and political conditions may materially and adversely affect our results of operations and financial condition.
Our results of operations and financial condition may be materially and adversely affected from time to time by general economic, financial market and political conditions, both in the United States and in the foreign countries where our policy owners reside. These conditions include economic cycles such as:
•	insurance industry cycles;
•	levels of employment;
•	levels of consumer spending;
•	levels of inflation;
•	movements of the financial markets;
•	fluctuations in interest rates, monetary policy, demographics; and
•	legislative and competitive changes.
During periods of economic downturn, our insureds may choose not to purchase our insurance products, may terminate existing policies or contracts, permit them to lapse or may choose to reduce the amount of coverage purchased, any of which could have a material adverse effect on our results of operations and financial condition.
Our insurance subsidiaries are restricted by applicable laws and regulations in the amounts of fees, dividends and other distributions they may make to us. The inability of our subsidiaries to make payments to us in sufficient amounts for us to conduct our operations could adversely affect our ability to meet our obligations or expand our business.
As a holding company, our principal asset is the capital stock of our subsidiaries. We rely primarily on statutorily permissible payments from our insurance company subsidiaries, principally through service agreements we have with our subsidiaries, to meet our working capital and other corporate expenses. The ability of our insurance company subsidiaries to make payments to us is subject to regulation by the states in which they are domiciled, and these payments depend primarily on approved service agreements between us and these subsidiaries and, to a lesser extent, the statutory surplus (which is the excess of assets over liabilities as determined under statutory accounting practices prescribed by an insurance company’s state of domicile), future statutory earnings (which are earnings as determined in accordance with statutory accounting practices) and regulatory restrictions.
Generally, the net assets of our insurance company subsidiaries available for dividends are limited to either the lesser or greater (depending on the state of organization) of the subsidiary net gain from operations during the preceding year and 10% of the subsidiary’s net statutory surplus as of the end of the preceding year as determined in accordance with accounting practices prescribed by insurance regulatory authorities. Total capital and surplus of CICA as of December 31, 2007 was approximately

$51.6 million. Based upon statutory net gain from operations and surplus of CICA for the year ended December 31, 2007, approximately $4.8 million of dividends could be paid to us in 2008 without prior regulatory approval. In late 2007 and 2008, SPLIC paid a $4.6 million and $5.6 million dividend to CICA, respectively. Funeral Homes of America paid a $255,000 dividend to CICA in 2007.
Except to the extent that we are a creditor with recognized claims against our subsidiaries, claims of our subsidiaries’ creditors, including policyholders, have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors and shareholders. If any of our subsidiaries becomes insolvent, liquidates or otherwise reorganizes, our creditors and shareholders will have no right to proceed in their own right against the assets of that subsidiary or to cause the liquidation, bankruptcy or winding-up of the subsidiary under applicable liquidation, bankruptcy or winding-up laws.
Adverse capital and credit market conditions may significantly affect our access to debt and equity capital and our cost of capital in seeking to expand our business.
The capital and credit markets have been experiencing extreme volatility and disruption for over a year. In recent months, the volatility and disruption reached unprecedented levels. In some cases, the markets exerted downward pressure on availability of debt and equity capital for certain issuers, including short term liquidity and credit capacity.
The availability of equity and debt financing to us will depend on a variety of factors such as market conditions, the general availability of credit, the overall availability of credit to the financial services industry, our credit capacity, as well as the possibility that investors or lenders could develop a negative perception of our long- or short-term financial prospects. Disruptions, uncertainty or volatility in the capital markets may also limit our access to equity capital for us to seek to expand our business. As such, we may be forced to delay raising capital, or bear an unattractive cost of capital which could decrease our profitability.
Difficult conditions in the global capital markets and the world economy generally may materially adversely affect our business and results of operations and we do not expect these conditions to improve in the near future.
Our results of operations are materially affected by conditions in the economy generally, both in the U.S. and elsewhere around the world. The stress experienced by global capital markets that began in the second half of 2007 continued and substantially increased during the third quarter of 2008. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the world economy and the equity and debt markets going forward. These factors, combined with volatile commodity prices, declining business and consumer confidence and increased unemployment, have precipitated a global recession. As a result, domestic and international equity markets have been experiencing heightened volatility and turmoil, with issuers in the financial services industry particularly affected. These events and the continuing market upheavals may have an adverse effect on us, in part because we are dependent upon customer behavior. Our revenues could decline in such circumstances and our profit margins could erode.

Factors such as consumer spending, business investment, government spending, the volatility and strength of the capital markets, and inflation all affect the business and economic environment and, ultimately, the amount and profitability of our business. In an economic downturn characterized by higher unemployment, lower personal incomes, lower corporate earnings, lower business investment and lower consumer spending, the demand for our insurance products could be adversely affected. In addition, we may experience an elevated incidence of lapses or surrenders of our insurance policies. Our policyholders may choose to defer paying insurance premiums or stop paying insurance premiums altogether. Adverse changes in the global economy could therefore affect earnings negatively and could have a material adverse effect on our business, results of operations and financial condition.
There can be no assurance that actions of the U.S. Government, the Federal Reserve and other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve the intended effect.
In response to the financial crises affecting the U.S. banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, President Bush signed the Emergency Economic Stabilization Act of 2008 (the “EESA”) into law. Pursuant to the EESA, the U.S. Treasury has the authority to, among other things, purchase up to $700 billion of mortgage-backed and other securities from financial institutions for the purpose of stabilizing the financial markets and invest in financial services companies. The Federal Government, the Federal Reserve and other governmental and regulatory bodies have taken or are considering taking other actions to address the current financial crisis, including purchases of commercial paper. There can be no assurance as to what impact such actions will have on the financial markets, including the high levels of volatility currently being experienced. Such continued volatility could materially and adversely affect our business, financial condition and results of operations, or the trading price of our Class A common stock.
Risks Relating to Our Class A Common Stock
The price of our Class A common stock may be volatile and may be affected by market conditions beyond our control.
Our Class A common stock price is likely to fluctuate in the future and could decline materially because of the volatility of the stock market in general and as a result of a variety of other factors, many of which are beyond our control, including:
•	quarterly or annual variations in actual or anticipated results of our operations;
•	interest rate fluctuations;
•	changes in financial estimates by securities analysts;
•	valuations of similarly situated companies in our industry;
•	our failure to meet the expectations of securities analysts and investors;
•	actions or announcements by our competitors;

•	competition and other factors affecting the life insurance business generally; and
•	conditions in the U.S. and world economies.
Our Class A common shareholders will not control us for the foreseeable future, will have a limited ability to influence our business policies and corporate actions and will not by themselves be able to elect any directors.
It is difficult for minority shareholders to elect any of our directors or otherwise exert influence over our business. Holders of our outstanding Class B common stock are entitled to elect a simple majority of our board of directors and are therefore deemed our ultimate controlling party. All of our Class B common stock is currently owned indirectly by the Harold E. Riley Trust of which Harold E. Riley, our Chairman of the Board and Chief Executive Officer, is the sole trustee. Additionally, Harold E. Riley beneficially owns approximately 9.6% of the outstanding shares of our Class A common stock.
Our articles of incorporation and bylaws, as well as applicable state insurance laws, may discourage takeovers and business combinations that our shareholders might consider to be in their best interests.
Our articles of incorporation and bylaws, as well as various state insurance laws, may delay, deter, render more difficult or prevent a takeover attempt that our shareholders might consider in their best interests. As a result, our shareholders will be prevented from receiving the benefit from any premium to the market price of our Class A common stock that may be offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging takeover attempts in the future.
The following provisions in our articles of incorporation and bylaws make it difficult for our Class A shareholders to replace or remove our directors and have other anti-takeover effects that may delay, deter or prevent a takeover attempt:
•	holders of shares of our Class B common stock elect a simple majority of our board of directors, and all of these shares are owned by the Harold E. Riley Trust; and
•	our board of directors may issue one or more series of preferred stock without the approval of our shareholders.
State insurance laws generally require prior approval of a change in control of an insurance company. Generally, such laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of the insurer. In considering an application to acquire control of an insurer, an insurance commissioner generally will consider such factors as the experience, competence and financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquirer’s plans for the management and operation of the insurer, and any anti-competitive results that may arise from the acquisition. In addition, a person seeking to acquire control of an insurance company is required in some states to make filings prior to completing an acquisition if the acquirer and the target insurance company and their affiliates have sufficiently large market shares in particular lines of insurance in those states. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us, including through transactions, and in particular unsolicited transactions, that some or most of our shareholders might consider to be desirable and in which our shareholders may receive a premium.
We have never paid any cash dividends on our Class A common stock and do not anticipate doing so in the foreseeable future.
We have never paid cash dividends on our Class A common stock, as it is our policy to retain earnings for use in the operation and expansion of our business.
There are a substantial number of shares of our Class A common stock eligible for future sale in the public market. The sale of a large number of these shares could cause the market price of our Class A common stock to fall.
There were 45,647,516 shares of our Class A common stock issued and outstanding as of January 8, 2009. Members of our management and other affiliates owned approximately 5,800,000 shares of our Class A common stock as of this date, representing approximately 13.0% of our outstanding Class A common stock. These shares have been registered for public resale and may be sold freely.
In addition, a total of 2,649,227 shares of our Class A common stock are issuable upon the conversion of our Series A-1 and Series A-2 preferred stock and the exercise of warrants granted in connection therewith. We have a registration statement currently in effect that allows the public resale of all such shares of Class A common stock.
If our preferred and common shareholders sell a large number of shares of our Class A common stock, the market price of shares of our Class A common stock could decline significantly. Moreover, the perception in the public market that our shareholders might sell shares of our Class A common stock could depress the market price of our Class A common stock.
Holders of our Series A preferred stock may obtain the right to require us to redeem their Series A preferred stock and we will be required to redeem any shares of Series A preferred stock that remain outstanding on July 12, 2009.
We will be required to redeem any shares of our Series A preferred stock that remain outstanding on July 12, 2009 at the original investment price, plus all accrued but unpaid dividends.
We can elect to pay the redemption price in shares of our Class A common stock if:
•	the average closing price of the stock is in excess of $3.50 per share for a period of ten consecutive trading days prior to (but not including) the date that is three trading days prior to the date of redemption;
•	the stock is listed on NYSE or other eligible market; and

•	the stock to be issued is registered under a registration statement effective with the SEC.
We intend to pay the redemption price of our Series A preferred stock in shares of our Class A common stock to the extent the conditions described above are satisfied and we are permitted to do so. The number of shares of our Class A common stock that we issue to redeem these shares of Series A preferred stock could have a dilutive effect on the book value of the shares of Class A common stock held by existing holders. However, provisions of our Series A preferred stock could require us to pay part or all of the redemption price in cash, rather than in shares of our Class A common stock, under certain circumstances, including failure to meet the conditions described above.
The provisions of our Series A preferred stock require that if (i) the closing price of our Class A common stock for any 42 trading days, including a period not less than five consecutive trading days, is less than $4.80, or (ii) we issue Class A common stock or common stock equivalents for less than $6.11 per share, then the holders of our Series A preferred stock may require us to redeem their shares of Series A preferred stock at a price equal to the amount of the original holder’s original investment, plus all accrued but unpaid dividends thereon to the date of payment. If we are required, or elect, to redeem shares of our Series A preferred stock for cash, we may have to curtail our growth and acquisition plans.
Provisions applicable to our Series A preferred stock may make it more difficult or prevent us from raising funds or taking certain other actions.
Certain provisions applicable to the outstanding shares of our Series A preferred stock trigger rights of first refusal or payment provisions and require us to obtain the approval of the holders of such shares to (i) incur debt or allow liens on our property, other than certain permitted debt and liens, (ii) amend our articles of incorporation so as to affect adversely any rights of the preferred shareholders, (iii) authorize or create a new class of stock that will be senior or equal to our Series A preferred stock in terms of dividends, redemption or distribution of assets or (iv) take other specified actions. These provisions may make it more difficult for us to take certain corporate actions and could delay, deter or prevent future financings. Our Series A preferred stock does not have any preemptive rights relating to the shares of Class A common stock proposed to be issued in the Merger.
In all other offerings of our shares of Class A common stock, such as a private placement of shares, unless certain limited exceptions apply, the holders of our Series A preferred stock will generally be entitled to purchase up to 50% of the number of shares of our Class A common stock offered by us. These preemptive rights could delay, deter or prevent future equity financings.

SPECIAL MEETING OF ICC SHAREHOLDERS
Date, Time and Place of Meeting
ICC Special Meeting
A special meeting of ICC shareholders will be held on Monday, February 23, 2009, at 10:00 a.m., Eastern Standard Time, at the Valle Vista Conference Center, 755 East Main Street, Greenwood, Indiana 46143.
Business to Be Transacted at the Special Meeting
This proxy statement-prospectus was mailed to ICC shareholders on or about February 2, 2009 to solicit proxies to vote on the proposed Merger of ICC and Acquisition under which ICC will become a wholly-owned subsidiary of Citizens. This proxy statement-prospectus also solicits proxies to vote on any motion to adjourn or postpone the special meeting to another time and/or place. A vote for the proposal on the proxy card authorizing the named proxies to vote the shares covered by the proxy in their discretion with respect to adjourning or postponing the special meeting would allow the proxies to adjourn or postpone the special meeting in order to solicit additional proxies for purposes of obtaining a quorum or more votes in favor of the Merger.
As of the date of this proxy statement-prospectus, neither Citizens nor ICC are aware of other business that will come before the ICC special meeting.
Voting Securities
Only ICC shareholders of record at the close of business on January 15, 2009 will be entitled to vote at the special meeting. On that date, there were issued and outstanding 4,462,206 shares of ICC common stock. Each share of ICC common stock is entitled to one vote per share with respect to the Merger. The affirmative vote of a majority of the outstanding common stock of ICC is necessary to approve the Merger.
Voting Securities and Principal Holders Thereof
The following table sets forth information as of January 15, 2009, regarding ownership of common stock of ICC by (i) by its executive officers and directors, (ii) by its executive officers and directors as a group, and (iii) the persons known by ICC to own beneficially 5% or more of its shares.

Ownership of ICC Common Stock

	Ownership of Common Stock
Name and Present Positions with ICC	Shares	Percent of Class
Michael N. Fink, Chairman of the Board	67,000	1.5%

M. Bruce VanDyke, President, Treasurer and Director	585,000	13.1

Gerald A. Eastlund, Director	50,000	1.1

George R. Likens, Director	146,950	3.3

Robert H. Menke, Jr., Director	58,000	1.3

Dale L. Orem, Director	55,000	1.2

Robert T. Smith, II, Director	70,000	1.6

R. Dean Branan, Secretary and Assistant Treasurer	75,000	1.7

Officers and Directors as a Group (8 persons)	1,106,950	24.8%

5% or more Shareholders

M. Bruce VanDyke 65 Airport Parkway, Suite 118 Greenwood, IN 46143	585,000	13.1%

CICA Insurance Company of America (1) 400 East Anderson Lane Austin, TX 78752	585,000	13.1%

(1)	Citizens is the beneficial owner of these shares through CICA.
Revocability of Proxies
Any ICC proxy may be revoked before its exercise at the special meeting or any adjournment thereof by:
•	giving written notice of revocation to the Secretary of ICC prior to the special meeting;
•	giving written notice of revocation to the Secretary of ICC at the special meeting; or

•	signing and delivering a proxy bearing a later date.
The presence of a shareholder at the special meeting will not revoke his or her proxy. However, being present at the special meeting allows a shareholder to revoke any prior proxy and to vote in person.
Proxy Solicitation
ICC will pay the costs of soliciting proxies. Officers and employees of ICC may solicit proxies by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting proxies. ICC will reimburse brokers, custodians, nominees or other fiduciaries for their reasonable charges and expenses in forwarding materials to beneficial owners of shares.

PROPOSED MERGER
Background and Reasons
During 2008, management and the Board of Directors of ICC in informal discussions among themselves considered whether ICC should explore strategic alternatives, including a sale of the company. ICC had conducted its initial operations for several years and management had concerns that taking ICC to the “next level” would involve significant capital, human resources and additional business risk. ICC was incorporated under Indiana law on May 23, 2000 for the primary purpose of organizing a life insurance subsidiary. ICIC commenced insurance operations on March 6, 2004. ICIC had developed its initial insurance product and management felt in 2008 that it was time for ICIC to develop new policies or consider other alternatives for growth. The development of new policies and a new marketing thrust would require significant management time and would require significant capital.
During the summer of 2008, with the domestic economy in a downturn, management began to consider seriously whether the sale of the company should be pursued, particularly in light of ICC’s capital needs in order to expand its business and grow. Mike Fink, Chairman of Board of ICC, was acquainted with Citizens through the 2003 sale of a company he founded, First Alliance Corporation, to Citizens, and Mr. Fink had worked for Citizens in various capacities for a few years thereafter. ICC has an existing services agreement with Citizens and CICA has a reinsurance agreement with ICIC. Further, the initial insurance product marketed by ICIC was modeled on a product that Citizens had developed. Thus, management of ICC was well acquainted with Citizens, its history and its capabilities. In late August, M. Bruce VanDyke, President and Treasurer of ICC, and Mr. Fink determined to call Rick Riley, Vice Chairman and President of Citizens, to discuss whether Citizens would be interested in pursuing a possible acquisition of ICC by Citizens.
Based on preliminary telephone discussions, the parties agreed that Rick Riley would travel to Lexington, Kentucky to further explore the matter. On September 5, 2008, Mr. Riley traveled to Lexington and met with Messrs. VanDyke and Fink. There the parties discussed at length their respective businesses, including life insurance operations of each party, the agency forces, investment portfolios, the policies that were being sold and developed by Citizens and the insurance policies of ICIC. Also discussed were the benefits ICC shareholders would have in owning Citizens Class A common stock, an equity security which is traded on the New York Stock Exchange, as well as opportunities for growth of Citizens, and that shareholders of ICC could participate in those potential growth opportunities. In addition, it was discussed whether management of ICC and ICIC would remain as is and whether Messrs. VanDyke and Fink would continue in some sort of working or consulting capacity with ICIC and Citizens in the event of a business combination of the parties.
Over the following weeks, further discussions and negotiations occurred over the telephone with respect to valuing the respective companies and the structure of a business combination. Citizens prepared a nonbinding term sheet and distributed it to ICC management under which the transaction structure would be a tax deferred or tax free merger. Management of ICC reviewed the book value of the company under generally accepted accounting principles (approximately $1.22 per share, as well as the capital and surplus of ICIC, the market value of its investments, the premium income of ICIC, policy reserves, its agency force, and the value of its state insurance license. Management of ICC reviewed the financial statements of Citizens and the trading history of the Class A common stock of Citizens over the past several years. On September 22, 2008, the ICC Board of Directors met to discuss possible business combination of ICC and Citizens and approved further negotiations by ICC with management of Citizens.
On October 15, 2008, ICC received a draft of the Merger Agreement which had been prepared by Citizens. In the draft Merger Agreement, Citizens offered a merger transaction structured to be tax deferred to the shareholders of ICC, with merger consideration to the ICC shareholders of one share of Citizens Class A common stock for each three shares of ICC common stock. October 30, 2008, Messrs. VanDyke and Fink met with Mr. Riley in Chicago, Illinois to discuss and review the Merger Agreement. A subsequent draft of the Merger Agreement was distributed to the parties on November 10, 2008. On November 11, 2008, the Board of Directors of ICC met and approved the Merger Agreement, and it was executed on November 11, 2008 by the parties.
Value of Integrity Capital Corporation
Management of ICC and management of Citizens reviewed carefully the assets and liabilities of ICC, and it was concluded that determination of the value for ICC should be based upon an embedded value basis of ICIC and then the other assets of ICC consisting of bonds and cash, were added to the overall value. The statutory book value of ICIC was considered by Citizens based on its experience in acquiring small insurance companies over the past 30 years. Accordingly, the capital and surplus of ICIC was reviewed as well as its annual insurance premium revenue valued based upon the anticipated profitability of the inforce policies and paid-up policy reserves. State licenses, projected agency force production, and non-admitted assets were also considered. The table below sets forth the values that were used by the parties.
Integrity Capital Corporation and ICIC
Embedded Value Calculation

Item	Amount
ICIC
Capital & Surplus	$2,373,908
Interest Maintenance Reserve	651
Ordinary Premium Valuation	3,730,071
Paid Up and Other Reserve Profitability	33,400
State License	35,000
Marketing Force (New Life Premium Written)	400,000

ICIC Adjusted Book Value	$6,573,030

Other Assets — ICC Bonds and Cash	3,129,947

ICC Total Adjusted Book Value	$9,702,977

ICC Common Shares Outstanding	4,462,206

ICC adjusted book value per share	$2.17

The resulting values were reviewed at length by Citizens and by the ICC management. Also discussed at length were how payment would be made to ICC shareholders, and the tax consequences of the Merger. The Board of Directors of ICC concurred with ICC management’s final total valuation for ICC.
There were no other valuation methods used other than as described above. Management of Citizens believes the embedded valuation basis approximates what a purchaser would pay for a small insurance company, and Citizens has used this valuation method in substantially all of its acquisitions of small insurance holding companies. Citizens did not include a value for its beneficial ownership of ICC common shares, but was willing to pay a premium to book value to the other shareholders of ICC based upon a one share of Citizens Class A common stock for three shares of ICC common stock exchange ratio. Other valuation methods may indicate a higher or lower value for ICC.
Determining the value for Citizens shares was based upon a review of the trading history of the Class A common stock of Citizens. Management of ICC determined that a value of $7.50 represented a fair value of the Class A common stock of Citizens. Thus, the exchange ratio of one share of Citizens Class A common stock for each three shares of ICC common stock was agreed to by the parties.
Recommendation of the Board of Directors of ICC
The ICC Board of Directors RECOMMENDS THE ICC SHAREHOLDERS APPROVE THE MERGER. The Board believes the merger consideration to the ICC shareholders is fair. The management and Board of Directors of ICC, after careful study and evaluation of the economic, financial, legal and market factors, also believe the Merger could provide Citizens with increased opportunity for profitable expansion of its business, which in turn should benefit ICC shareholders who become shareholders of Citizens.
The terms of the Merger were the result of arm’s-length negotiations between Citizens and ICC over a several month period, with a significant effort by ICC management. Among the factors considered by the Board of Directors of ICC in deciding to approve and recommend the Merger were:
1.	The significantly increased liquidity for ICC shareholders by virtue of owning Citizens Class A common stock including:
•	the market on the New York Stock Exchange for Citizens Class A common stock;

•	the lack of any market for the ICC common stock and likelihood that ICC would not quantitatively qualify for its own listing on a reputable stock exchange or quotation system, due to the time and expense of the application process and lack of market makers willing to sponsor the ICC common stock;
2.	The terms and conditions of the Merger Agreement, including the exchange ratio which the ICC Board of Directors and management believe results in a fair price for the ICC shares;
3.	The growth and liquidity potential to ICC shareholders as future holders of Citizens Class A common stock compared to the historical lack of growth and limited liquidity of the ICC common stock;

4.	The financial condition, business assets and liabilities and management of Citizens would likely be able to provide capital to fuel future growth of ICC’s insurance business which is currently not experiencing meaningful growth due to ICC’s financial limitations and lack of meaningful net income;

5.	The financial and business prospects of Citizens, including the fact that Citizens’ insurance products would be a good fit for ICIC’s future insurance business;

6.	The ICC Board of Directors’ evaluation of the likelihood of consummation of the Merger;

7.	The business, operations, financial condition, earnings and prospects of ICC, including ICC’s existing and potential liabilities;

8.	Economies of scale available in the event of combination of the companies; and

9.	The expectation that the Merger will generally be a tax-deferred transaction to ICC and its shareholders thereby giving ICC shareholders the equity participation in Citizens without initially incurring taxes (see “Federal Income Tax Considerations”).
The ICC Board of Directors believes it reviewed in sufficient depth the respective financial condition of ICC, Citizens and their subsidiaries as well as the terms of the Merger Agreement. The ICC Board of Directors reviewed and discussed all of the above factors but did not weigh or order the factors over one another. Further, the Board of ICC believes it is capable of evaluating the value of ICC and Citizens without the assistance of an investment banker, particularly because ICC is a small insurance holding company, Citizens Class A common stock is traded on the New York Stock Exchange and the cost of an investment banker would be significant compared to the small asset size of ICC.
Interests of Certain Persons in the Merger
In considering the recommendation of the ICC Board with regard to the Merger, ICC shareholders should be aware that Messrs. Fink and VanDyke have interests in the Merger that are in addition to the interests of ICC shareholders generally. Upon effectiveness of the Merger, Citizens intends to enter into three-year consulting agreements with each of Messrs. Fink and VanDyke, under which they will render consulting services to Citizens. Mr. VanDyke’s monthly consulting fee will be $10,417. Mr. Fink’s consulting fee will be $7,084 per month. The members of the ICC Board other than Messrs. Fink and VanDyke were aware of the foregoing interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby and recommending that ICC shareholders vote for the Merger.
ICC shareholders should also be aware that Citizens currently owns indirectly 585,000 shares of ICC common stock, representing 13.1% of ICC’s outstanding shares of common stock. Citizens intends to cause its shares of ICC common stock to be voted in favor of the Merger at the special meeting of shareholders.

Regulatory Requirements
The Merger is subject to making the appropriate filings with and receiving approval from, the Commissioner of Insurance of the State of Indiana. ICC and Citizens believe that no other affirmative regulatory approvals, findings or orders need to be obtained from any other regulator or governmental authority.
Receipt of Shares of Citizens Class A Common Stock — Procedures
If the Merger is approved at the special meeting, ICC shareholders who do not perfect dissenters’ rights will be notified of the approval and furnished with a “Letter of Transmittal” instructing such ICC shareholders to send to Citizens’ exchange agent (who will be identified in the Letter of Transmittal) their ICC share certificates. Do not submit your ICC share certificates at this time. If the Merger is completed:
•	a Letter of Transmittal will be sent to you;
•	you should send in your ICC share certificates with the Letter of Transmittal; and
•	the exchange agent will exchange your ICC shares for Citizens Class A common stock in the ratio set forth in the Merger Agreement after it receives your Letter of Transmittal and your ICC share certificates.
Exchange Agent
Citizens will appoint Computershare Trust Company, N.A., Transfer Agent and Registrar, 250 Royall Street, Canton, Massachusetts 02021, (Citizens’ current stock transfer agent) as exchange agent. The instructions accompanying the Letter of Transmittal will provide details for surrendering certificates of ICC shares and the procedure for obtaining certificates for Citizens Class A common stock, including instructions for obtaining certificates for Citizens Class A common stock for lost or destroyed certificates of ICC shares.
Shareholder Rights Prior to Share Exchange
The exchange agent will not be entitled to vote or exercise any rights of ownership of the ICC shares held by it prior to the issuance of Citizens Class A common stock to former holders of such ICC shares, except that it will receive any distributions paid or distributed with respect to the ICC shares for the account of the persons exchanging such shares. No distributions are expected with respect to the Citizens Class A common stock.
After the effective date of the Merger there will be no transfers on the ICC stock transfer books of shares which were issued and outstanding immediately prior to the Effective Date. If after the Effective Date certificates representing ICC shares are properly presented to the exchange agent or directly to ICC or Citizens, they will be canceled and exchanged for certificates representing Citizens Class A common stock in the ratio set forth in the Merger Agreement.

Unclaimed Shares or Cash
If outstanding certificates for ICC shares or payment for any dissenting shares are not claimed, they may be turned over to a governmental authority in accordance with the respective abandoned property laws of the various jurisdictions.
In Colorado (the state of incorporation of Citizens) if an owner of stock cannot be located and does not come forward for a period of five years, and if the last known address of the shareholder is in Colorado, then the stock must be turned over to the state treasurer. If the last known address of the shareholder is in another state, the stock must be turned over to the other state if that state’s laws so provide, otherwise the stock must be turned over to the state of Colorado.
Abandoned property laws vary from state to state. However, to the extent it might be permitted by abandoned property and other applicable law, such unclaimed items shall become the property of Citizens (and to the extent not in its possession shall be paid over to it) free and clear of all claims or interest of any persons previously entitled to such items. Notwithstanding the foregoing, neither the exchange agent nor any party to the Merger will be liable to any ICC shareholder for amounts paid to any governmental authority having jurisdiction of such unclaimed item pursuant to abandoned property or other applicable laws of such jurisdiction.
Summary of the Merger Agreement
Below is a summary of the Merger Agreement, which is attached to this proxy statement-prospectus as Appendix A. You should read the Merger Agreement in addition to this Summary. See “Available Information” and “Incorporation of Certain Documents by Reference.”
Delivery of Citizens Class A Common Stock; Closing Date. If the Merger occurs, Citizens Class A common stock will be available for distribution at a closing (“Closing”) on a closing date (“Closing Date”) as soon as possible after all regulatory approvals and shareholder approvals are obtained in accordance with Indiana law. In order for the Merger to be consummated, the Merger must be approved by a majority of the outstanding shares of the ICC common stock entitled to vote at the special meeting. The Merger between Acquisition and ICC will become effective on or as soon after the special meeting as possible (assuming shareholder approval) (“Effective Date”). The Effective Date is anticipated to occur on or before March 2, 2009, but there can be no assurance that the conditions to the Merger will be satisfied and that the Merger will be consummated on that date or any other date. The parties to the Merger have agreed to take all actions reasonably necessary to consummate the proposed transactions.
Representations, Warranties and Covenants; Legal Proceedings Disclosure. Each party to the Merger Agreement has represented to the other with respect to organization, good standing, capitalization and other related matters, as well as certain matters with respect to pending legal proceedings.
Fractional Shares. Fractional shares of Citizens Class A common stock will not be issued under the Merger Agreement. Instead, fractional shares will be rounded up to the next whole share of Citizens Class A common stock. For example, an ICC shareholder who owns 100 shares of ICC common stock will be entitled to receive 34 shares of Citizens Class A common stock even though the exchange ratio of the shares of ICC for one share of Citizens Class A common stock would result in 33.333 shares of Class A common stock for such shareholder.

Accounting. It is anticipated that the Merger will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America. See “Federal Income Tax Consequences” beginning on page 46.
Other Conditions; Termination or Amendment of the Merger. In addition to ICC shareholder approval of the Merger Agreement, the obligations of Citizens and ICC to complete the Merger are subject to the satisfaction of a number of closing conditions, including:
•	performance by each party to the Merger Agreement of its respective obligations;
•	approval by the Commissioner of Insurance of the State of Indiana of the change of control of ICC and ICIC contemplated by the Merger Agreement ;
•	absence of any proceedings instituted or threatened to restrain, enjoin or prohibit the transactions contemplated by the Merger;
•	continued accuracy in all material respects of the representations and warranties made by each party in the Merger Agreement;
•	delivery of certain legal opinions and closing certificates;
•	filing Articles of Merger for the Merger with the requisite governmental authority; and
•	the closing of the Merger.
In addition, Citizens may decline to proceed with the Merger if dissenters’ rights are asserted for more than 2.0% of the outstanding ICC shares.
The Merger may be terminated and abandoned at any time (whether before or after approval by the ICC shareholders) by unanimous consent of Citizens and ICC, or by any party for whose benefit a closing condition has not been satisfied or waived. Any terms or conditions of the Merger Agreement, except those required by law, may be waived by the Board of Directors of the party entitled to the benefit thereof. The Merger Agreement may be amended by agreement of the Board of Directors of the parties.
Expenses and Liability for Termination. Each of the parties to the Merger will pay its own fees and expenses incurred in connection with the transactions contemplated by the Merger, including costs incurred in connection with the termination of the Merger.
Status Regarding Possible Waiver, Modification, or Termination of Agreement. As of the date of this proxy statement-prospectus, to the best of the knowledge of the parties to the Merger Agreement, there are no conditions precedent which must be waived by any party in order for the Merger to be consummated, nor does any party intend to seek to modify or terminate the Merger Agreement based on existing circumstances.
Conduct of Business Pending the Merger; Other Covenants. ICC has agreed that, prior to the Merger, it will not:

•	enter into any transactions except in the ordinary course of business;
•	pay any dividends nor increase the compensation of any of its officers or directors; or
•	enter into any transaction which would adversely affect its financial condition.
Each party has agreed to provide the other with information as to any significant corporate developments in performance of the Merger Agreement during its term and to notify promptly the other parties if it discovers that any of its representations, warranties or covenants contained in the Merger Agreement or any document delivered in connection therewith was not true and correct in all material respects or became untrue or incorrect in any material respect. All of the parties to the Merger Agreement have agreed to take all such actions as may be reasonably necessary and appropriate in order to consummate the transactions contemplated by the Merger Agreement.
The ICC Board of Directors, subject to its fiduciary obligations to the ICC shareholders, has agreed to use its best efforts to obtain the requisite approval of the ICC shareholders for the Merger Agreement and the transactions contemplated thereby.
Operations of ICC after the Merger. Following the Merger, Citizens expects to merge ICC into Citizens but Citizens will continue to operate ICIC in its location in Greenwood, Indiana, with the consolidation of computer data processing in Citizens’ system. Citizens will also enter into a services agreement with ICIC that is substantially similar to the one that Citizens has currently with ICC, will continue to evaluate the personnel, business practices and opportunities for ICIC and may make such changes as it deems appropriate following the Merger.
Directors and Executive Officers of ICIC after the Merger
It is anticipated that the following individuals will serve as directors and executive officers of ICIC after the Merger as follows:
Harold E. Riley, Director. Mr. Riley, age 80, is Chairman of the Board of Citizens and its Chief Executive Officer. He has more than 50 years’ experience in the life insurance business, substantially all in top management positions, and has directed the building of three life insurance companies. He has been directly responsible for the acquisition of more than 27 life insurance companies and designed marketing programs that have produced billions of dollars of guaranteed cash value whole life insurance. He started Citizens (through a predecessor company) 40 years ago with $2.5 million of personal funds and has brought it to over $800 million of assets and more than $6 billion of insurance in force.
Rick D. Riley, Director, Chairman of the Board, President and Chief Executive Officer. Rick Riley, age 55, is Vice Chairman and President of Citizens, and has served in various capacities with Citizens since 1976, including Chief Operating Officer of Citizens and its affiliates from 1987 to 1995. Mr. Riley has more than 30 years’ experience in the life insurance industry with particular expertise in life insurance accounting and data processing systems.

Geoffrey M. Kolander, Director, Vice President, General Counsel and Corporate Secretary. Mr. Kolander, age 33, is Vice President, General Counsel and Corporate Secretary of Citizens, and joined Citizens in 2006 after serving as General Counsel of Tejas Industries from 2005 to 2006. Prior to that Mr. Kolander served as an attorney at the Underwood Law Firm from 2001 to 2005. Mr. Kolander is a licensed attorney in Texas, Colorado and New York. Mr. Kolander also serves as a Trustee of Southwestern Baptist Theological Seminary located in Fort Worth, Texas.
Thomas F. Kopetic, Director, Vice President, Treasurer and Chief Financial Officer. Mr. Kopetic, age 49, is Vice President, Treasurer and Chief Financial Officer of Citizens, and joined Citizens in 2006 after serving as Controller at United Teacher Associates Insurance Company, located in Austin, Texas from 2003 to 2006. Prior to that Mr. Kopetic served as Finance Manager with Unitrin P&C Insurance Group located in Dallas, Texas from 1998 to 2003.
Ray A. Riley, Director, Executive Vice President and Chief Marketing Officer. Ray Riley, age 47, is Executive Vice President and Chief Marketing Officer of CICA, and he has served in various capacities for Citizens since 1995, including Chief Operations Officer, Chief Pilot, Vice President of Corporate Development and Vice President of International Marketing.
George N. Likens, Director. Mr. Likens, age 65, has been a partner in Likens Farms, Madison County, Indiana, for over the past five years, and a director of ICC since 2000.
Larry D. Welch, Executive Vice President, Chief Operating Officer. Mr. Welch, age 41, is Executive Vice President and Chief Operating Officer of Citizens, and Mr. Welch joined Citizens in 2003 after serving as Vice President and Director of Operations for Capital Synergies in McHenry, Illinois from 1999 to 2003.
Larry E. Carson, Vice President, Financial Reporting and Tax. Mr. Carson, age 54, serves in similar capacities for Citizens, and he served as Citizens’ Vice President, Chief Financial Officer and Treasurer from 2006 to 2007. Prior to that Mr. Carson served as Assistant Vice President and Assistant Controller of National Western Life Insurance Company in Austin from 1987 to 2005.
Jonathan M. Pollio, Vice President, Chief Actuary. Mr. Pollio, age 42, serves in similar capacities for CICA, and he joined Citizens after serving as Actuary Supervisor for Genworth Financial, Lynchburg, Tennessee, from 2003 to 2006. Prior to that Mr. Pollio served as Associate Actuary for Canada Life Insurance Company in Atlanta, Georgia from 2001 to 2003.
Michael P. Buchweitz, Vice President, Chief Underwriter. Mr. Buchweitz, age 51, serves in similar capacities for CICA, and he joined CICA in 1996 after serving as Senior Life Underwriter Specialist for Aid Association for Lutherans from 1984 to 1996.
Sarah C. Morris, Vice President, Claims. Ms. Morris, age 63, serves in a similar capacity for CICA, and she joined CICA in 1981 after serving as Claims Supervisor for National Western Life Insurance in Austin, Texas from 1965 to 1981.
Robert E. Rainey, Jr., Vice President, Electronic Systems. Mr. Rainey, age 55, serves in a similar capacity for CICA, and he joined CICA in 1991 after serving as Systems Administrator for the U.S.

District Court Eastern Texas in 1981. Prior to that he served as Director of Data Processing for Promoters Supply, Inc. from 1988 to 1991.
Kay E. Osbourn, Vice President, Internal Audit. Ms. Osbourn, age 42, serves in a similar capacity for Citizens, and she joined Citizens as Vice President, Internal Audit for Citizens in 2008. Prior to that Ms. Osbourn served as Vice President, Controller for National Western Life Insurance Company from 1992 to 2008.
Joshua G. Arnold, Assistant Vice President, Investment Officer. Mr. Arnold, age 26, serves in similar capacities for Citizens, and joined Citizens as Financial Analyst in 2005. Prior to that Mr. Arnold was with Arnold Oil Company in Waco, Texas from 2002 to 2005.
Brent W. Balke, Assistant Vice President, Controller. Mr. Balke, age 37, serves in a similar capacity for Citizens, and he served as Citizens’ Controller from 1998 to 2008. Prior to that, Mr. Balke was a Loan Officer for WFS Financial Services from 1996 to 1997.
Jennifer K. Hunter, Assistant Vice President, Systems Training. Ms. Hunter, age 58, serves in a similar capacity for CICA, and she joined CICA in 1993 after serving as a Manager for National Western Life Insurance Company from 1981 to 1993.
Michael R. Hopkins, Assistant Vice President, Office Services. Mr. Hopkins, age 45, serves in a similar capacity for Citizens. Prior to joining Citizens, Mr. Hopkins was Sales, Customer Service and Operations Manager for Golfsmith International from 1995 to 2001. Prior to that he served as manager of Venture Maps and Globe from 1988 — 1995.

FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences to U.S. holders who exchange ICC common stock for Citizens Class A common stock pursuant to the Merger, and is not a summary of all potential tax consequences of the transactions contemplated by the Merger agreement or the Merger itself. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations adopted under the Code, administrative rulings and pronouncements and judicial decisions as of the date of this proxy statement-prospectus, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to ICC shareholders, as described below. There can be no assurance that such changes will not occur.
Shareholders of ICC should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to shareholders in light of their particular circumstances. This discussion also does not apply to shareholders which:
•	are certain types of persons, such as securities dealers, financial institutions, insurance companies, foreign persons, real estate investment trusts, regulated investment companies, or tax-exempt entities;
•	hold their stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;
•	do not hold their stock as capital assets; or
•	are individuals who acquired their shares in connection with the exercise of employee stock options, under stock purchase plans or otherwise as compensation.
In addition, the following discussion does not address any tax consequences of:
•	the Merger under foreign, state or local tax laws;
•	transactions effectuated prior to, after or concurrently with the transactions discussed in this proxy statement-prospectus (whether or not any such transactions are undertaken in connection with the Merger), including any transaction in which shares of ICC stock are acquired or shares of Citizens Class A common stock are disposed of; or
•	the alternative minimum tax provisions of the Code.
ACCORDINGLY, ICC SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

The anticipated federal income tax consequences to ICC shareholders are as follows:
          (a) No gain or loss should be recognized by holders of ICC stock solely upon their receipt in the Merger of Citizens Class A common stock in exchange therefor.
          (b) The aggregate tax basis of Citizens Class A common stock received by an ICC shareholder in the Merger should be the same as the aggregate tax basis of the ICC stock surrendered by that shareholder in exchange therefor.
          (c) The holding period of Citizens Class A common stock received by each ICC shareholder in the Merger should include the period for which the ICC stock surrendered in exchange therefor was held.
          (d) Cash received by the ICC shareholders who properly exercise their dissenters’ rights will be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder’s basis in the ICC stock. Provided the shares were held as a capital asset at the time of the redemption, such gain or loss will constitute capital gain or loss. It is possible that for some ICC shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income.
Related Tax Issues
The parties are not requesting and will not request a ruling from the IRS in connection with the Merger. Citizens will receive an opinion from its counsel, Jones & Keller, P.C., to the effect that the Merger will constitute a reorganization resulting in the anticipated federal tax consequences (the “Tax Opinion”). ICC shareholders should be aware that the Tax Opinion does not bind the IRS or the courts. There is no assurance that the IRS will not assert a contrary position regarding the tax consequences of the Merger, nor is there any assurance that the IRS would not prevail in the event the tax consequences of the Merger were litigated. The Tax Opinion will not address any tax consequences of the Merger under applicable foreign, state or local income tax laws. The Tax Opinion is subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of representations made by Citizens and ICC, including representations in certain certificates to be delivered to counsel by the respective managements of Citizens and ICC.
ICC shareholders should be aware that the IRS may examine transactions taking place before, contemporaneously with, or after a reorganization to determine whether reorganization treatment is appropriate, or in some cases to determine whether shareholders will be taxed on other economic benefits that are included as part of the overall transaction. Thus, loan transactions between parties, compensation arrangements, noncompete agreements, consulting arrangements and other transactions could be reviewed by the IRS.
A successful IRS challenge to the reorganization status of the Merger would result in shareholders of ICC recognizing taxable gain or loss with respect to each share of stock surrendered equal to the difference between the shareholder’s basis in such shares and the fair market value of Citizens Class A common stock received in exchange therefor. In such event, a shareholder’s aggregate basis in Citizens Class A common stock received would equal its fair market value at the time of the exchange, and the shareholder’s holding period for such stock would begin the day after the Merger is completed.

Pursuant to Section 1.368-3(b) of the Regulations, the shareholders of ICC must file with their income tax returns for the year in which the Merger is consummated, a statement which provides details pertinent to the nonrecognition of gain or loss arising from the Merger, including the cost or other basis of stock transferred in the Merger and the amount of stock received in the Merger.
Under Section 3406 of the Code, ICC shareholders may be subject to “backup withholding” on “reportable payments,” if any, to be received by them if they fail to furnish their correct taxpayer identification numbers to Citizens or for certain other reasons. For each calendar year, Citizens will report to these persons and to the IRS the amount of any reportable payments during that year and the amount of tax withheld, if any, with respect to the reportable payments.

INTEGRITY CAPITAL CORPORATION AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis in conjunction with ICC’s audited and unaudited consolidated financial statements, including the notes thereto contained elsewhere in this proxy statement-prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. ICC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, such as:
•	the persistency of existing and possible future insurance policies sold by ICIC;
•	the ability to control expenses;
•	the strength of the U.S. economy in general and the strength of the Indiana economy where our policyholders reside;
•	inflation, interest rates, market and monetary fluctuations and volatility;
•	changes in consumer spending, borrowing and saving habits;
•	the effect of changes in laws and regulations (including laws and regulations concerning insurance) with which ICC and ICIC must comply;
•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board; and
•	the costs and effects of any litigation and of unexpected or adverse outcomes in such litigation.
Overview
ICC was incorporated in Indiana on May 23, 2000, for the primary purpose of organizing a life insurance subsidiary. After incorporation, ICC sold its common stock through private placement offerings and an Indiana intrastate public stock offering. The Indiana intrastate public offering commenced on March 5, 2001, and was completed on March 5, 2004. Total proceeds raised from the public offering were $6,861,030. On January 12, 2003, ICC capitalized its wholly-owned subsidiary, ICIC, with $2,000,000 of net offering proceeds. On October 22, 2003, the Indiana Department of Insurance issued a certificate of authority to ICIC to transact life and annuity business in the state of Indiana. ICIC commenced insurance operations on March 6, 2004.
ICIC’s initial product was a twenty-pay whole-life participating policy referred to as the “Integrity First Plan.” The Integrity First Plan offers a level death benefit plus an annual income death benefit payable through the 20th year if death occurs in the first 20 years. The Integrity First Plan has been sold based on premium units of $1,000 which may be purchased in fractional or multiple increments. ICIC is licensed and only offers its products in Indiana.
On November 11, 2008, ICC entered into the Merger Agreement with Citizens and Acquisition, whereby Acquisition will merge into ICC and ICC shareholders will receive Class A common stock at an exchange ratio of one share of Citizens Class A common stock for each three shares of ICC common stock. ICC will become a wholly owned subsidiary of Citizens. The Merger Agreement is subject to approval by ICC shareholders and the Indiana Commissioner of Insurance.
Results of Operations — Years Ended December 31, 2007 and 2006
The discussion below states the 2007 results first, followed by 2006 results, unless the context provides otherwise.
Net income increased to $74,590 compared to $40,489 or an increase to $0.02 per share from $0.01 per share. Total revenues increased to $2,705,421 from $2,433,227, reflecting a rise in premium income to $2,383,582 from $2,155,774. The rise in premium income was due to some new business but was mainly due to good persistency of our insurance product. Net investment income increased to $292,735 from $256,453 due to higher yields on investment assets as well as a larger investment portfolio.
Policy holder benefits, including dividends, increased to $1,521,720 from $1,414,720 but improved as a percentage of earned premiums, 63.8% in 2007 compared to 65.3% in 2006. Interest on policy funds increased to $24,055 from $16,800 due to a larger amount of policies inforce.
Policy acquisition costs deferred decreased to $252,834 from $588,411 due to lower first year issues in 2007 compared to 2006. There were 456 policies issued in 2007 compared to 899 in 2006. Amortization of deferred policy acquisition costs remained fairly constant due to good persistency of inforce policies. Commissions decreased to $267,971 from $534,980 due mainly to lower first year issues. Selling, administrative and general expenses increased slightly to $119,284 from $103,111 due to the overall increased general expenses. Salaries, wages and employee benefits remained constant. Professional fees remained fairly constant as well. ICC continues to monitor its costs carefully. Net expense was up slightly. Overall total benefits and expenses increased to $2,591,329 from $2,395,440 due to the factors discussed above. The Federal income tax expense increased to $39,502 compared to a benefit of $2,702 was due to greater income from operations of $114,092 compared to $37,787.
Critical Accounting Policies
The critical accounting policies of ICC are set forth in Note A of its Consolidated Financial Statements as of and for the years ended December 31, 2007 and 2006 contained in Appendix C in this proxy statement-prospectus.
Results of Operations — Three Months Ended September 30, 2008 and 2007
The discussion below states the 2008 results first, followed by 2007 unless the context provides otherwise.
Premium income increased slightly to $594,676 from $582,092 due to continued favorable persistency and, to a lesser degree, new business generated. Net investment income decreased to $46,803 from $75,545 due to the lower interest earning environment experienced in 2008. Policyholder benefits including dividends increased for the quarter but were consistent with the increase in policies. Commissions decreased due to renewal premiums. Deferred policy acquisition costs decreased to $27,714 from $56,644 due to lower first year policies being issued. Amortization of deferred acquisition costs remained fairly constant. Expenses increased to $268,278 from $207,720 primarily due to higher salaries. As a result, ICC incurred a net loss of $15,241 compared to net income of $64,824.
Results of Operations — Nine months ended September 30, 2008 and 2007
The discussion below states the 2008 results first followed by 2007, unless the context provides otherwise.
Premium income rose slightly to $1,885,144 from $1,857,116 due mainly to persistency of the inforce block. Net investment income decreased to $179,998 from $217,690 due to significant long-term bonds being called with proceeds invested in certificates of deposit with lower yields than the bonds. Policyholder benefits nearly doubled to $85,053 from $45,014 due to higher death claims and interest. Policyholder benefits, including dividends, were up slightly in amount and as a percentage of earned premiums driven by increased dividends applicable to the larger inforce block and an error in the prior year dividend liability at September 30, which was corrected at December 31, 2007. Commissions decreased significantly to $145,170 from $207,878 due to less new business generated. Deferred policy acquisition costs decreased significantly to $124,090 from $202,586 due to less first year commissions on new business. Amortization expense of deferred policy acquisition costs decreased to $103,248 from $129,626 due to lower deferred costs. Expenses increased modestly from $657,860 from $618,978 due to an increased overall level of operations. The result was net income of $34,041 versus net income of $172,325.
Liquidity and Capital Resources — September 30, 2008
As of September 30, 2008, ICC had over $8,500,000 of cash. ICC continues to believe it has adequate liquidity and capital resources to conduct operations on its ongoing basis. However, it does not have significant capital to expand or to undertake significant marketing activities as management believes it assets should be used to provide for ongoing insurance operations.

INFORMATION CONCERNING INTEGRITY CAPITAL CORPORATION
AND SUBSIDIARY
ICC is an insurance holding company with one subsidiary, ICIC. On October 22, 2003, the Indiana Department of Insurance issued a certificate of authority to ICIC to transact life and annuity business in the state of Indiana. ICIC commenced insurance operations on March 6, 2004. ICIC’s initial product was a twenty-pay whole-life participating policy referred to as the Integrity First Plan. The Integrity First Plan offers a level death benefit plus an annual income death benefit payable through the 20th year if death occurs in the first 20 years. The Integrity First Plan is sold based on premium units of $ 1,000 which may be purchased in fractional or multiple increments. ICIC is licensed and only offers its products in the state of Indiana.
ICIC has recruited, hired and trained agents who sell insurance products for it. ICIC currently has four full-time insurance agents.
Operations
          Operating Results. There are certain factors peculiar to the life insurance business which tend to have an adverse effect on operating results which are reported in conformity with the accounting practices prescribed or permitted by the insurance regulatory authorities (the “Statutory Accounting Basis”). The cost of putting a new policy in force is usually greater than the amount of the first year’s premiums on that policy and, accordingly, in the early years of a new life insurance company, these initial costs and their required provisions for reserves tend to have an adverse effect on operating results and may require the life insurance subsidiary to increase its capital and surplus. ICIC, as is common among new life insurance companies, has operated at essentially a breakeven basis (on a Statutory Accounting Basis) since beginning operations in 2004 because of the substantial cost of writing new insurance. The aggregate cost of writing new life insurance includes such significant nonrecurring items as first year commissions, medical and investigation expenses, and other expenses incident to the issuance of new policies, together with the initial reserves to be established.
          Administration. The daily administration of policies of ICIC is from its home office located in Greenwood, Indiana. Policy administration includes the issuance of policies, billing, preparation of commission and production statements, posting of premium payments and servicing of policyholders. Citizens, through its services agreement with ICC, provides administration and billing for ICIC policies.
          Investments. ICIC has adopted an investment policy in compliance with the insurance laws of the State of Indiana. The type and amount of investments which can be made by a life insurance company domiciled in the State of Indiana are specifically controlled by Indiana Code Section 27-1-12-2 of the Indiana Insurance Law. ICIC has a conservative investment policy in seeking to minimize its investment risk.
          Reinsurance. ICIC reinsures with other companies, including CICA and Optimum Re as discussed below, portions of the life insurance risks of ICIC. The primary purpose of reinsurance is to allow an insurance company to reduce the amount of its risk on any particular policy. The effect of reinsurance is to transfer a portion of the risk to the reinsurers. However, ICIC remains contingently liable for the risk in the event the reinsurer is not able to meet its obligations under the reinsurance agreement. Further, when life insurance risks are ceded to another insurer, the ceding company must pay a reinsurance premium to the reinsurance company as consideration for the risk being transferred. The payment of this reinsurance premium to the reinsurer represents a reduction of the premium income received by the ceding company. This reduction in premium income has a direct impact on the profitability of the ceding company.
          Reserves. ICIC has set up as liabilities actuarially computed reserves to meet the obligations on the policies it has written, in accordance with the insurance laws and the regulations of the Indiana Department of Insurance for statutory accounting and GAAP for financial reporting to shareholders. These reserves are the amounts which, with additions from premiums to be received and with interest on such reserves, compounded annually at certain assumed rates, will be calculated to be sufficient according to accepted actuarial principles to meet ICIC’s policy obligations as they mature. The various actuarial factors are determined from mortality tables and interest rates in effect when the policies are issued.
          ICIC has retained an independent certified consulting actuary to make the computations required to establish its reserves and to perform other duties required by law by certified actuaries in the conduct of its general life insurance business.
          Regulation. ICIC is subject to regulation and supervision by the Indiana Department of Insurance. This regulation is primarily for the benefit and protection of the insurance policyholders, rather than shareholders of ICIC or ICC.
          Broad administrative powers are possessed by the Indiana Department of Insurance. These powers include authority in general to grant and revoke licenses to transact business and to be an agent, to supervise premium rates, to approve the form of insurance contracts, to supervise the form of financial statements, to regulate capital requirements, to regulate the character of permitted investments, to regulate the size of risk on one life, and to require deposits for the protection of policyholders. The Indiana Insurance Law requires the filing of a detailed annual report, and the business and accounts of ICIC are be subject to periodic examination by the Indiana Department of Insurance.
          ICC is subject to the requirements of Indiana Insurance law’s insurance holding company system regulations in its dealings with ICIC. Under these laws, an insurance company, which is a member of a “holding company system,” is required to register as such with the Indiana Department of Insurance, and thereafter file reports as to various aspects of its business. These laws also establish standards for material transactions between registered insurers and their affiliates, which standards require that those transactions must be fair and reasonable, that each party to the transaction maintain books of account so as to clearly and accurately disclose the precise nature and details of the transactions, and that the insurer’s surplus following any dividends or distributions to its affiliates are adequate for its own financial needs. Various factors prescribed are applied in determining whether the surplus requirement has been met. These laws also set forth various procedures and requirements in connection with any “tender offer” or agreement, whereby any person would acquire control of a registered insurance company or any corporation, such as ICC, controlling an insurance company.
          Competition. The life insurance industry is highly competitive. There are approximately 2,500 life and health insurance companies in the United States and approximately 750 doing business in

Indiana. Many of these companies are well established firms offering a broader line of insurance policies and having significantly larger selling organizations with greater financial resources than ICC and ICIC. Competitors include banks, securities brokerage firms and other organizations that market insurance and competing products.
Market for Common Stock and Related Securityholder Matters
The ICC common stock is not listed on a stock exchange or actively traded through security brokerage firms, and there is no over-the-counter trading activity. There have been no dividends paid on ICC common stock since the inception of ICC. The number of record holders of ICC common stock is approximately 3,600.
Executive Compensation
The following table provides certain summary information concerning compensation paid or accrued by ICC to or on behalf of its President, Chief Executive Officer and Principal Accounting Officer for the years ended December 31, 2006, and 2007. Disclosure for the remaining executive officers is not required because none had annual salary and bonus that exceeded $100,000.
Summary Compensation Table

			Incentive	Other Annual
Name and Principal Position	Year	Salary	Compensation	Compensation (1)
M. Bruce VanDyke, President and Treasurer	2006	$85,000	$65,000	—
	2007	$85,000	$79,400	—

(1)	Other Annual compensation consists of automobile allowance. The aggregate cost to ICC of such personal benefits did not exceed the lesser of $50,000 or 10% of the aggregate annual salary and bonus for Mr. VanDyke.
ICC employees are covered by a health insurance plan. No option has been granted to any employee to purchase ICC common stock from ICC. There are no pension or retirement benefit plans of ICC.
Information Concerning Directors and Executive Officers
The following table sets forth certain information with respect to each of the directors and officers of ICC:

Name of Director or		Year First Elected as
Executive Officer	Age	Director and/or Officer	Positions with ICC
Michael N. Fink	52	2000	Chairman of the Board

M. Bruce VanDyke	50	2000	President, Treasurer and Director

Name of Director or		Year First Elected as
Executive Officer	Age	Director and/or Officer	Positions with ICC
Gerald A. Eastlund	65	2000	Director

George R. Likens	65	2000	Director

Robert H. Menke, Jr.	56	2000	Director

Dale L. Orem	70	2000	Director

Robert T. Smith, II	62	2000	Director

R. Dean Branan	53	2004	Secretary and Assistant Treasurer
All directors and officers are elected for a term of one year or until their successors have been duly elected and qualified.
There are no other family relationships among the officers or directors listed, and there are no arrangements or understandings pursuant to which any of them were elected as officers or directors.
None of the current officers or directors of ICC other than Mr. Likens are expected to serve as an officer or director of ICC or ICIC after the Merger. Mr. Likens is expected to remain as a director of ICIC after the Merger.
Directors’ Fees
Directors who are not employees of ICC currently receive $1,000 for each Board meeting they attend. Additionally, the directors receive a $1,000 annual retainer. Directors receive $200 for committee meetings held on days other than regular Board meetings. For meetings held telephonically, directors receive $200.
Certain Transactions
ICC has contracted with Citizens for administrative and bookkeeping services pursuant to a services agreement. The agreement was effective May 1, 2004. During 2006, ICC paid fees to Citizens of $257,217. During 2007, ICC paid fees to Citizens of $255,782.
Effective March 1, 2004, a wholly-owned subsidiary of Citizens, CICA, Optimum Re and ICIC entered into a reinsurance agreement whereby CICA reinsures 30% and Optimum Re reinsures 70% of all ICIC insurance claim amounts above $30,000. For the years ended December 31, 2007 and 2006, ICIC paid $13,186 and $7,419 respectively, as reinsurance premiums to CICA pursuant to such agreement.
Upon effectiveness of the Merger, Citizens intends to enter into three-year consulting agreements with each of Messrs. Fink and VanDyke, under which they will render consulting services to Citizens. Mr. VanDyke’s monthly consulting fee will be $10,417. Mr. Fink’s consulting fee will be $7,084 per month. The members of the ICC Board of Directors other than Messrs. Fink and VanDyke were aware of the foregoing interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby and reconsidering that ICC shareholders vote for the Merger.

RIGHTS OF DISSENTING SHAREHOLDERS
The following summary of dissenters’ rights available to ICC shareholders identifies and discusses all of the material information necessary to assert dissenters’ rights. However, this summary is not intended to be a complete statement of applicable Indiana law and is qualified in its entirety by reference to Chapter 44 of the IBCL, Indiana Code 23-1-44-1 et seq., set forth in its entirety in Appendix B.
Under the Merger Agreement, Citizens has the right to abandon the Merger if the holders of more than 2.0% of the outstanding shares of ICC dissent from the Merger and seek payment for their shares in accordance with the IBCL.
In order to exercise dissenters’ rights, a shareholder must fully and exactly comply with the statutory requirements discussed below and set forth in Appendix B to this proxy statement-prospectus. ICC and Citizens urge shareholders to read and understand this discussion and the statutory provisions attached as Appendix B.
Right to Dissent. A shareholder of ICC is entitled to dissent from the Merger Agreement and Merger and, if the Merger is consummated, receive payment of the fair value for his or her shares in cash. Fair value is defined in Section 23-1-44-3 of the IBCL as the value of the dissenter’s shares immediately before the completion of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. In order to be entitled to dissent and obtain payment for his or her shares, a dissenting shareholder cannot challenge the Merger.
Procedure for Exercise of Dissenters’ Rights. In order for a shareholder to exercise dissenters’ rights and receive payment for the shareholder’s shares he or she must comply exactly with the requirements in Chapter 44 of the IBCL.
To briefly summarize, subject to certain other requirements, a dissenting shareholder must, before the vote is taken at the special meeting, deliver to ICC, at 65 Airport Parkway, Suite 118, Greenwood, Indiana 46143, Attention: R. Dean Branan, a written notice of intent to demand payment for his or her shares if the Merger is effectuated. In addition, a dissenting shareholder must not vote his or her shares in favor of the Merger.
If the Merger is approved at the special meeting, then within 10 days thereafter, ICC will send a written notice to the dissenting shareholders who meet the requirements in the foregoing paragraph. The notice will state where the payment demand must be sent and where and when certificates for certificated shares must be deposited, and will also include a form for demanding payment, identify a date, not less than 30 nor more than 60 days after the date the notice is delivered, by which ICC must receive the payment demand, inform holders of uncertificated shares to what extent transfer of the dissenters’ shares will be restricted after the payment demand is received, and include the instructions for the dissenter to surrender the certificates for the shares. The form for demanding payment will include the date of the first announcement to news media or to the shareholders of the terms of the Merger and require the shareholder to certify whether he or she acquired beneficial ownership of the shares before that date. The notice will also be accompanied by a copy of Chapter 44 of the IBCL.

A person receiving a dissenters’ notice from ICC must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the Merger, and deposit the shareholder’s certificates in accordance with the terms of the notice. A shareholder who demands payment and deposits his or her shares in accordance with the foregoing will retain all of the rights of a shareholder until his rights are cancelled or modified by the Merger. A shareholder who does not demand payment or deposit the shareholder’s share certificates in the manner required, each by the date set forth in the notice from ICC, will not be entitled to payment for his or her shares under Chapter 44 of the IBCL, and will be considered to have voted his or her shares in favor of the Merger.
ICC may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the Merger is completed or the restrictions are released in the event the Merger is not completed. The person for whom dissenters’ rights are asserted as to uncertificated shares will retain all of the rights of a shareholder until these rights are cancelled or modified by the completion of the Merger. A dissenting shareholder who was not the beneficial owner of his or her ICC shares before the first announcement to news media or shareholders of the terms of the Merger may be subject to the election by ICC to withhold payment required to dissenters, and to the extent ICC elects to withhold payment after the Merger, ICC will estimate the fair value of the shares and will pay the estimated fair value of the shares to each dissenter who agrees to accept the fair value estimated by ICC in full satisfaction of such dissenter’s demand. ICC will send with its offer a statement of its estimate of the fair value of the shares and a statement of a dissenter’s right to demand payment using the dissenter’s own estimate of the fair value of his or her shares.
As soon as the Merger is completed, upon receipt of a payment demand ICC will pay each dissenting shareholder who complied with the terms of demand for payment and deposit of shares as set forth above, the amount ICC estimates to be the fair value of the dissenter’s shares. The payment must be accompanied by: (1) a balance sheet of ICC as of the end of the fiscal year ending not more than 16 months before the date of payment; (2) an income statement for that year; (3) a statement of changes in shareholders’ equity for that year; (4) the latest available interim financial statement of ICC; (5) a statement of ICC’s estimate of the fair value of the shares; and (6) a statement of the right of the dissenter to demand payment to notify ICC in writing of the dissenting shareholder’s own estimate of the fair value of his or her shares pursuant to the following.
A dissenting shareholder may notify ICC in writing of his or her own estimate of the fair value of the dissenter’s shares and demand payment for his or her estimate, or in the case of a dissenter who became a beneficial owner of the shares of ICC after the date of the first announcement to news media or to shareholders of the terms of the Merger, reject ICC’s offer if:
•	the dissenter believes that the amount paid or to be offered is less than the fair value of the dissenting shareholder’s shares;
•	ICC fails to make payment within 60 days after the date set forth for demanding payment; or
•	ICC, having failed to consummate the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives the right to demand payment under these terms unless he or she notifies ICC of his or her demand in writing within 30 days after ICC made or offered payment for the shares of the dissenter.
Judicial Appraisal of Shares. If a dissenting shareholder’s demand, as set forth above, remains unsettled, ICC will commence a proceeding within 60 days after receiving the demand and petition the court of Johnson County, Indiana to determine the fair value of the shares. If such a proceeding were to be commenced, ICC would be required to make all other dissenting shareholders, whose demands for payment remain unsettled, parties to the proceeding. If ICC does not commence a proceeding within the 60 day period, it shall pay each dissenting shareholder whose demand remains unsettled the amount demanded by the shareholder.
The court may appoint one or more appraisers to assist in making the determination of the fair value of the shares. After the court determines the fair value, each dissenting shareholder joined to the proceeding will be entitled to judgment for either:
•	the amount by which the fair value, plus interest, exceeds the amount previously paid by ICC, if any, or,
•	if ICC did not previously pay its estimate to the dissenting shareholder, the fair value determined by the court, plus interest.
The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court will assess the costs against such parties and in such amounts as the court finds equitable. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable.

COMPARISON OF RIGHTS OF SECURITYHOLDERS
Upon consummation of the Merger, the holders of issued and outstanding ICC common stock will be entitled to receive Citizens Class A common stock. The rights of the holders of Citizens Class A common stock are governed by Citizens’ Articles of Incorporation, its bylaws and Colorado law, while the rights of holders of ICC common shares are governed by the Articles of Incorporation of ICC, its bylaws and Indiana law. In most respects, the rights of holders of Citizens Class A common stock and holders of ICC shares are similar. Although it is impractical to compare all aspects in which Colorado law and Indiana law and Citizens’ and ICC’s governing documents differ with respect to rights of shareholders, the following is a brief discussion summarizing certain differences between them.
Authorized Shares
The aggregate number of shares that Citizens is authorized to issue is 100,000,000 shares of Class A common stock, 2,000,000 shares of Class B common stock and 25,000,000 shares of preferred stock that may be issued from time to time by the Citizens Board of Directors in shares of one or more series. As of January 27, 2009, there were 45,647,516 shares of Class A common stock and 1,001,714 shares of Class B common stock, issued and outstanding. Also, as of January 27, 2009, there were 6,250 shares of Citizens Series A-1 preferred stock and 4,014 shares of Citizens Series A-2 preferred stock issued and outstanding. The foregoing numbers do not include treasury shares.
The aggregate number of shares which ICC is authorized to issue is 10,000,000 shares of common stock, of which 4,462,206 shares are issued and outstanding, fully paid and non-assessable.
Dividend Rights
If Citizens were to declare and pay any cash dividends, the cash dividends paid upon each share of Citizens Class A common stock would be twice the cash dividends paid on each share of Citizens Class B common stock. Citizens has never paid a cash dividend on any of its common shares and does not contemplate doing so. Rather, it intends to retain earnings to provide for future operations. As ICC has only one class of stock, if ICC were to declare and pay any dividends, the dividends paid upon the shares of ICC common stock would be the same for all shares.
Voting Rights
Those who hold ICC stock on the date the Merger becomes effective will be entitled as a group to receive approximately 1,296,000 shares of Citizens Class A common stock, or approximately 2.9% of the Class A shares that Citizens anticipates will then be outstanding.
The voting rights of Citizens Class A common stock and Class B common stock are equal in all respects except that the holders of Class B common stock have the exclusive right to elect a simple majority of the members of Citizens’ Board of Directors, and the holders of the Class A common stock have the exclusive right to elect the remaining directors. The holders of Citizens Class A common stock do not have cumulative voting rights in the election of directors.
Each outstanding share of ICC common stock is entitled to one vote upon each matter submitted to a vote of the shareholders of ICC. ICC shareholders do not have cumulative voting rights in the election of directors.

The Articles of Incorporation of Citizens provide that when, with respect to any action to be taken by Citizens shareholders, the Colorado Corporation Code (now superseded by the Colorado Business Corporation Act) requires the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon, or of any class or series, such action may be taken by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such action. The power to amend the Articles of Incorporation, approve certain significant mergers and approve extraordinary asset transfers are all subject to this requirement. Under Colorado law, the holders of the Citizens Class A common stock and Class B common stock must vote as two separate groups, respectively, and a sufficient vote by each voting group would be required in connection with the foregoing actions.
For ICC, the IBCL requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon with respect to the approval of mergers, extraordinary asset transfers, and liquidation of the corporation and certain amendments to its articles of incorporation.
Citizens’ Articles of Incorporation provide that Citizens’ Board of Directors has the power to enact, alter, amend and repeal Citizens’ bylaws not inconsistent with the laws of Colorado or Citizens’ Articles of Incorporation, as the Board of Directors deems best for the management of Citizens. However, Colorado statutes give shareholders the right to amend and repeal bylaws even if not so provided for in the bylaws themselves.
The IBCL provides that, unless the articles of incorporation provide otherwise, only the Board of Directors may amend the bylaws. ICC’s bylaws provide that the power to amend or repeal the bylaws or adopt new bylaws is reserved to the ICC Board of Directors upon a vote of not less than a majority of the ICC Board.
Special meetings of Citizens’ shareholders may be called by the Chairman of the Board, by the Board of Directors, or by the holders of 10% or more of all Citizens shares entitled to vote. Special meetings of ICC shareholders may be called by a majority of the Board of Directors, the President, or upon the written request of the holders of 10% or more of outstanding shares entitled to vote.
The bylaws of Citizens provide that one-third of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that voting group. The bylaws of ICC provide that one half or more of the shares of stock outstanding and entitled to vote constitutes a quorum of the shareholders of ICC.
Both Citizens’ and ICC’s bylaws provide that the shareholders may take action without a meeting if all shareholders entitled to vote consent to the action in writing.
Preemptive Rights
ICC and Citizens shares may be issued at any time, and from time to time, in such amounts and for such consideration as may be fixed by the Boards of Directors of the respective corporations. Neither of the common shares of either ICC or Citizens has, by their terms, any pre-emptive or preferential right to purchase or to subscribe for any shares of capital stock or other securities which may be issued by either such corporation.

Liability of Directors
Citizens’ Articles of Incorporation, as authorized under Colorado law contain a provision to the effect that no director shall be personally liable to the corporation or any of its shareholders for damages for any breach of duty as a director except to the extent this provision is limited by law.
The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director’s office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions in violation of the IBCL is personally liable to the corporation for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution. The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of Citizens or ICC, whether voluntary or involuntary, the holders of shares are entitled to share, on a share-for-share basis, any of the assets or funds in their respective corporations which are distributable to the shareholders upon such liquidation, dissolution or winding up.
Assessment and Redemption
The Citizens shares to be issued upon consummation of the Merger will be duly authorized, fully paid and nonassessable. No outstanding shares of common stock of either Citizens or ICC is subject to redemption, conversion or further assessment.
Preferred Stock of Citizens
As indicated above, Citizens has authorized 25,000,000 shares of preferred stock that may be issued from time to time by its Board of Directors as shares of one or more series. Citizens has Series A-1 convertible preferred stock and Series A-2 convertible preferred stock outstanding. The designations, rights and preferences of the Series A-1 and Series A-2 preferred stock are set forth in an amendment to the Articles of Incorporation of Citizens which sets forth the terms of dividend payments, liquidation rights, conversion rights, redemption rights, events that may require redemption, and the ability for holders to increase the stated value of their shares. The Series A-1 and A-2 preferred stock have voting rights in the election of directors on a similar basis as the Class A common stock of Citizens, and the other rights of such stock are generally senior to the common stock of Citizens. It should be assumed that any future issuance of Citizens preferred stock in a new or different series will have rights designated in such series of preferred stock that will be senior to and in priority to the Class A common stock of Citizens.
ICC has no preferred stock.

EXPERTS
The consolidated financial statements of Citizens, Inc. as of December 31, 2007 and 2006 and for each of the years then ended included in Citizens, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including schedules appearing therein), and the effectiveness of Citizens, Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements and financial statement schedules of Citizens, Inc. for the year ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of ICC and its subsidiary as of December 31, 2007 and 2006, and for each of the years in the two year period ended December 31, 2007, are included herein and have been audited by Kerber, Eck & Braeckel, LLP, independent certified public accountants, as set forth in their report thereon, included therein. Such consolidated financial statements are included herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
The legality under Colorado law of Citizens Class A common stock to be issued pursuant to the Merger will be passed upon by Jones & Keller, P.C., Denver, Colorado. Jones & Keller, P.C. has also given the tax opinion to Citizens referred to under “Federal Income Tax Consequences.” Certain legal matters in connection with the Merger will be passed upon for ICC by Baker & Daniels LLP, Indianapolis, Indiana.
APPROVAL OF ADJOURNMENT OF SPECIAL MEETING FOR PURPOSE OF SOLICITING
ADDITIONAL PROXIES IF NECESSARY TO APPROVE THE MERGER
If there are not sufficient votes at the time of the special meeting in favor of the proposal to approve the Merger, ICC may propose to adjourn the special meeting to a date not later than 120 days after February 23, 2009 for the purpose of soliciting additional proxies in favor of the Merger. ICC currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve the Merger. If it is submitted at the special meeting, the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy, even if less than a quorum.
THE ICC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ICC SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES IN FAVOR OF THE MERGER.

OTHER MATTERS
The ICC Board does not intend to bring any matters before the meeting other than those specifically set forth in the notice of the meeting accompanying this proxy statement-prospectus and it does not know of any matters to be brought before the meeting by others.

APPENDIX A
Plan and Agreement of Merger dated November 11, 2008
Integrity Capital Corporation, Citizens, Inc. and Citizens Acquisition, Inc., including an amendment thereto dated December 16, 2008
PLAN AND AGREEMENT OF MERGER
Integrity Capital Corporation
Citizens, Inc.
and
Citizens Acquisition, Inc.
     This Plan and Agreement of Merger (“Agreement”) is by and among Integrity Capital Corporation (“ICC”), Citizens, Inc. (“Citizens”) and Citizens Acquisition, Inc. (“Acquisition”).
WITNESSETH:
     WHEREAS, Citizens is a corporation duly organized under the laws of the State of Colorado and Acquisition, a wholly owned subsidiary of Citizens, is a corporation duly organized under the laws of the State of Indiana; and
     WHEREAS, ICC is a corporation duly organized under the laws of the State of Indiana; and
     WHEREAS, Citizens desires to acquire ICC through a merger of Acquisition into ICC under Indiana law;
     NOW, THEREFORE, it is agreed among the parties as follows:
ARTICLE I
The Transaction
     1.1 Subject to approval of this Agreement by the Insurance Commissioner of the State of Indiana, and subject to the conditions set forth herein on the “Effective Date” (as herein defined), ICC and Acquisition shall enter into and file Articles of Merger, attached hereto as Exhibit “A,” under which Acquisition shall merge with and into ICC (the “Merger”), and ICC shall be the surviving corporation, and shareholders of ICC other than CICA Life Insurance Company of America (“CICA Life”), a wholly owned subsidiary of Citizens, that do not dissent to the Merger in accordance with the Indiana Business Corporation Law shall receive Class A Common Stock of Citizens as set forth in Section 1.3, and all of the shares of ICC stock shall no longer be deemed outstanding and shall automatically be canceled and represent only the right to receive Citizens Class A Common Stock. The transaction contemplated by this Agreement shall be completed at a closing (the “Closing”) on a closing date (the “Closing Date”), which shall be as soon as possible, and mutually agreed among the parties, on or before the tenth business day after all regulatory approvals and shareholder approvals are obtained in accordance with applicable law.

     1.2 If this Agreement is duly adopted by the holders of the requisite number of shares of ICC, in accordance with the applicable laws and subject to the other provisions hereof, such documents as may be required by law to consummate the Merger shall be filed as required by law to effectuate same, and it shall become effective. The time of filing the last document required by law to consummate the Merger shall be the effective date for this Agreement (the “Effective Date”). For accounting purposes, this Agreement shall be effective as of 11:59 p.m., on the last day of the month equal to or following the Effective Date.
     1.3 On the Effective Date, all shareholders of ICC other than CICA who do not dissent in accordance with the Indiana Business Corporation Law shall receive as consideration one share of Citizens Class A common stock for every three shares of ICC stock owned by such shareholders.
ARTICLE II
Issuance and Exchange of Shares
     2.1 The shares of Citizens Class A common stock shall be distributed to ICC shareholders (other than those shares as to which dissenters’ rights have been perfected in accordance with the Indiana Business Corporation Law) as set forth in Sections 2.2 and 2.3.
     2.2 On the Effective Date, each holder of a certificate or certificates representing shares of ICC, upon presentation and surrender of such certificate or certificates to the Exchange Agent of Citizens, shall be entitled to receive the consideration set forth herein, except that holders of those shares as to which dissenters’ rights shall have been asserted and perfected pursuant to Indiana law shall not be converted into shares of Citizens Class A Common Stock, but shall represent only such rights as are permitted under the Indiana Business Corporation Law. ICC shall pay or otherwise satisfy payment relating to shares as to which dissenters’ rights have been asserted and perfected pursuant to Indiana law solely out of its own funds; Citizens shall not contribute or otherwise be liable for any payments to such persons arising from the Merger. Until so presented and surrendered, each certificate or certificates that represented issued and outstanding shares of ICC at the Effective Date shall be deemed for all purposes to evidence the right to receive the consideration set forth in Section 1.3 of this Agreement. If a certificate or certificates representing shares of ICC have been lost, stolen, mutilated or destroyed, the Exchange Agent shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such certificate.
     2.3 No fractional shares of Citizens stock shall be issued as a result of the Merger. In the event the issuance of shares results in any shareholder being entitled to a fraction of a whole share of Citizens stock, the number of shares to be issued to such shareholder shall be rounded up to the next whole share.

     2.4 The stock transfer books of ICC shall be closed on the Closing Date, and thereafter no transfers of the common stock of ICC will be made.
ARTICLE III
Representations, Warranties and Covenants of Citizens
     No representations or warranties are made by any director, officer, employee or shareholder of Citizens as individuals. Citizens hereby represents, warrants and covenants to ICC, subject to the disclosures made in the Citizens Disclosure Statement attached hereto as Exhibit “B”, as follows:
     3.1 Citizens is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, having the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted.
     3.2 Citizens has complete and unrestricted power and authority to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement except as may be limited by applicable bankruptcy or similar laws and otherwise subject to general principles of equity. Neither Citizens, nor its subsidiaries have any liability or obligation to pay any fee or commission to any broker, agent or finder with respect to the transactions contemplated hereby.
     3.3 The execution, delivery and performance of this Agreement has been duly authorized and approved by the Board of Directors of Citizens. This Agreement constitutes the valid and legally binding obligations of Citizens, enforceable in accordance with its terms and conditions except as may be limited by applicable bankruptcy or similar laws and otherwise subject to general principles of equity.
     3.4 The aggregate number of shares which Citizens is authorized to issue is 100,000,000 shares of Class A common stock with no par value and 2,000,000 shares of Class B common stock with no par value; of which 46,959,855 shares of such Class A common stock (not including treasury shares) and 1,001,714 shares of Class B common stock are issued and outstanding, fully paid and non-assessable as of the date of this Agreement. The two classes of stock of Citizens are equal in all respects, except that (a) the Class B common stock elects a simple majority of the Board of Directors of Citizens, and the Class A common stock elects the remaining directors, and (b) the Class A common stock receives twice the cash dividends on a per share basis compared to the Class B common stock. There were 3,135,738 shares of Class A common stock held as treasury stock of Citizens as of the date of this Agreement. The shares of Class A common stock to be issued pursuant to the Merger will, upon issuance, be fully paid and non-assessable and listed with the New York Stock Exchange. The offer of the Citizens Class A Common Stock to be issued hereunder shall be registered by Citizens pursuant to the Securities Act of 1933 and applicable state securities laws.

     3.5 Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Citizens is subject or any provision of its articles of incorporation or bylaws, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Citizens is a party or by which it is bound or to which any of its assets is subject.
     3.6 Citizens has delivered to ICC consolidated financial statements of Citizens and its subsidiaries, dated December 31, 2007 and September 30, 2008 (unaudited), and the annual convention statement of CICA Life for the year ended December 31, 2007. All such statements, herein sometimes called “Citizens Financial Statements”, are complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of Citizens and Citizens Insurance Company of America for the periods included. The December 31, 2007 and September 30, 2008 consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the December 31, 2007 annual convention statement of CICA Life has been prepared in accordance with statutory accounting principles.
     3.7 Since the dates of the Citizens Financial Statements there have not been any material adverse changes in the business or condition, financial or otherwise, of Citizens or CICA Life.
     3.8 Citizens has delivered to ICC a list and description of all pending legal and regulatory proceedings involving Citizens or CICA Life and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving material claims pending, or to the knowledge of the officers of Citizens, threatened against Citizens or CICA Life or adversely affecting in any material respect any of their assets, or properties, and neither Citizens nor CICA Life is in any material breach, violation, or default under any material contract or instrument to which Citizens or CICA Life is a party, and no event has occurred which with the lapse of time or action by a third party would result in a material breach, violation, or default by Citizens or CICA Life under any material contract or other instrument to which Citizens or CICA Life is a party or by which they or any of their properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws.
     3.9 The assets of CICA Life have admissible values at least equal to the amounts attributed to them on its December 31, 2007 annual convention statement.
     3.10 In all material respects the policy and claim reserves of CICA Life have been properly provided for and are adequate to comply with all regulatory requirements regarding same.

     3.11 The representations and warranties of Citizens shall be true and correct in all material respects as of the date hereof and as of the Effective Date.
     3.12 Citizens has delivered, or will deliver within two weeks of the date of this Agreement, to ICC true and correct copies of Citizens Annual Report to Shareholders for the years ended December 31, 2006 and 2007 and each of its other reports to shareholders and filings with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2005, 2006, and 2007 and for 2008 year-to-date. Citizens will also deliver to ICC on or before the Closing Date any reports relating to the financial and business condition of Citizens which are filed with the SEC after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.
     Citizens has duly filed all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.
     3.13 Citizens has delivered to ICC a copy of each of the federal income tax returns of Citizens for the year ended December 31, 2007 and for any additional open years. The provisions for taxes in Citizens accounting records’ are believed by Citizens to be sufficient for payment of all accrued and unpaid federal, state, county and local taxes of Citizens (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods. All returns and reports of other information required or requested by federal, state, county, and local tax authorities have been filed or supplied in a timely fashion, and all such information is true and correct in all material respects. Provision has been made for the payment of all taxes due to date by Citizens, including taxes for the current year ending December 31, 2008. There are no audits pending or threatened by any federal, state, county or local taxing authority for the years ended December 31, 2005, 2006 and 2007 and for any additional open years.
     3.14 Citizens employee benefit plans include an employee profit sharing plan, employee stock purchase plan and a group accident and health and dental plan.
     3.15 No representation or warranty by Citizens in this Agreement, the Citizens Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.
ARTICLE IV
Representations, Warranties and Covenants of ICC
     No representations or warranties are made by any director, officer, employee or shareholder of ICC as individuals. ICC hereby represents, warrants and covenants to Citizens, subject to the disclosures made in the ICC Disclosure Statement attached hereto as Exhibit “C”, as follows:

     4.1 Each of ICC and Integrity Capital Insurance Company (“ICIC”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, having the full corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. ICC and ICIC each holds or shall hold all licenses, franchises, permits or other governmental authorizations required to enable it to conduct its business or own its properties in every jurisdiction in which it currently conducts business or owns property and where the failure to do so would have a material adverse effect on the business of the subsidiary. The Articles of Incorporation and Bylaws of ICC and ICIC as in effect on the date hereof, copies of which have been delivered to Citizens, are complete and accurate, and the minute books of ICC and ICIC contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of ICC and ICIC.
     4.2 The entire aggregate number of shares which ICC is authorized to issue is 10,000,000 shares of common stock, $.10 stated value, of which 4,461,706 (not including treasury shares) are issued and outstanding, fully paid, nonassessable. There were 110,000 shares of common stock held as treasury stock of ICC as of September 30, 2008. All issued and outstanding shares of ICC are owned of record and held by the stockholders of ICC as set forth in the ICC stock record books and are not subject to any security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature. All outstanding shares of capital stock of ICIC are owned by ICC. All outstanding shares of capital stock of ICC and ICIC are duly and validly authorized and issued, fully paid and non-assessable. Neither ICC nor ICIC has any outstanding options, warrants or other rights to purchase or subscribe to, or securities convertible into or exchangeable for any shares of capital stock.
     4.3 ICC and ICIC have complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement except as may be limited by applicable bankruptcy or similar laws and otherwise subject to general principles of equity. This Agreement constitutes the valid and legally binding obligation of ICC, enforceable in accordance with its terms and conditions except as may be limited by applicable bankruptcy or similar laws and otherwise subject to general principles of equity. Neither ICC nor its affiliates have any liability or obligation to pay any fee or commission to any broker, agent or finder with respect to the transactions contemplated hereby.
     4.4 Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which ICC and ICIC are subject, or any provision of their articles of incorporation or bylaws, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, any instrument, or other arrangement to which ICC and

ICIC are a party or by which they are bound or to which any of their assets are subject, or (c) result in the imposition or creation of lien upon or with respect to any of the Shares.
     4.5 The execution of this Agreement has been duly authorized and approved by the Board of Directors of ICC.
     4.6 ICC has delivered to Citizens the consolidated financial statements of ICC, as of December 31, 2006 and 2007 and for the years then ended, and as of September 30, 2008 and for the nine months and quarter then ended (unaudited), the annual convention statements of ICIC as of December 31, 2006 and 2007 and for the years then ended, and the convention statements as of September 30, 2008 and for the nine months and quarter then ended. All such statements, herein sometimes called “ICC and ICIC Financial Statements” are complete and correct. The December 31, 2006 and 2007, and September 30, 2008 consolidated financial statements of ICC have been prepared in accordance with generally accepted accounting principles, are true and correct and present fairly the financial condition of ICC as of such dates, and the results of operations and cash flows of ICC for such periods. The December 31, 2006 and 2007 annual convention statements and September 30, 2008 convention statement of ICIC were prepared in accordance with statutory accounting practices (“SAP”), are true and correct and present fairly the financial position of ICIC as of the dates thereof and the related results of operations and changes in capital and surplus and cash flows of ICIC for and during the periods covered thereby. No deficiency has been asserted by any regulatory authority with respect to such SAP financial statements of ICIC. All amounts owed as set forth in the ICC and ICIC Financial Statements (including, without limitation, agent balances) to ICC and ICIC are recoverable in the ordinary course of business and are not subject to offset or reduction.
     4.7 Since the dates of the ICC and ICIC Financial Statements, there have not been any adverse changes in the business or condition, financial or otherwise, of ICC or ICIC. ICC and ICIC have no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), except as disclosed in the ICC and ICIC Financial Statements.
     4.8 ICC has delivered to Citizens a list and description of all pending legal proceedings involving ICC and ICIC. Except for these proceedings, there are no legal proceedings or regulatory proceedings involving, or to the knowledge of the officers of ICC, after due inquiry, threatened against ICC or affecting any of its respective assets or properties. The aggregate adverse consequences to ICC and ICIC of all pending legal proceedings does not exceed $50,000. As used in this Agreement, the term “adverse consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses. Neither of ICC nor ICIC is in any material breach or violation of or default under any contract or instrument to which it is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by ICC or ICIC under any contract or other instrument to which ICC or ICIC is a party or by which they or any of their properties may be bound or affected, or under their Articles of Incorporation or Bylaws, nor is there any pending court or regulatory order applicable to ICC or ICIC.
     4.9 Neither ICC nor ICIC shall enter into or consummate any transactions prior to the Closing other than in the ordinary course of business and shall pay no dividend, or increase the compensation of officers or employees and shall not enter into any agreement or transaction which would adversely affect its financial condition in a material manner. The ICC employment agreements with M. Bruce VanDyke and Michael N. Fink, both dated June 30, 2008 (“Employment Agreements”), shall immediately be terminated upon Closing of this Agreement. ICC shall present to Citizens a certificate signed by M. Bruce VanDyke and Michael N. Fink, dated the Closing Date, acknowledging that the terms and provisions of the Employment Agreements have been terminated.
     4.10 The assets of ICIC had admissible values at least equal to those attributed to them on its December 31, 2006 and 2007 and September 30, 2008 SAP financial statements.
     4.11 ICC is not a party to any sales, agency, lease, rental, license, royalty, union or other material contracts or agreement, written or otherwise, other than insurance policies issued or assumed by ICIC and those contracts or agreements disclosed in the ICC Disclosure Statement.
     4.12 All policy and claim reserves of ICIC have been properly provided for and are adequate to comply with all regulatory requirements regarding same.
     4.13 ICC will deliver to Citizens, within two weeks of the date of this Agreement, any reports relating to the financial and business condition of ICC and ICIC that are filed with any governmental authority after the date of this Agreement. No such reports will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading. With respect to any financial statements of ICC and ICIC filed subsequent to the latest financial statements referenced in Section 4.6, the representations and warranties contained in Sections 4.6, 4.7, 4.10 and 4.12 shall apply thereto at, and subject to, Closing.
     4.14 ICC has delivered to Citizens a copy of each of the federal income tax returns of ICC and ICIC for the taxable year ending on or after December 31, 2001 and for any additional open years. All accrued and unpaid federal, state, county and local taxes of ICC and ICIC (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods shall have been included in the provision for taxes reflected in the September 30, 2008 financial statements, and accurately reflect any tax refunds received for the years ended December 31, 2005, 2006 and 2007 and for any additional open years. All returns and reports or other information required or requested by federal, state, county, and local tax authorities have been filed or supplied in a timely fashion, and all such information is true and correct in all material respects. Neither ICC nor ICIC is in default in the payment of any tax liability with respect to it. There are no audits pending or threatened by any federal, state, county or local taxing authority for the years ended December 31, 2005, 2006 and 2007 and for any additional open years.
     4.15 ICC and ICIC do not have nor have they ever had any “employee benefit plan” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act, or any other retirement plans (individual account or defined benefit), deferred compensation, post-employment benefits, compensated absences plans or other post-retirement benefit plans.
     4.16 Since December 31, 2007, ICC and ICIC have continued actively in the conduct of their business, meeting and performing all of their obligations in the regular course of business, and (i) there has been no material adverse change in the assets or liabilities or in the condition, business, financial or otherwise, of ICC or ICIC; (ii) Neither ICC nor ICIC have transferred, conveyed, or acquired any material assets or property or entered into any transaction which by reason of its size or otherwise is not in the ordinary course of its business, including any business relationship with their shareholders, officers or directors; (iii) ICC and ICIC have not paid to any employee any bonus or special compensation; (iv) ICC has not declared or paid any dividend or authorized or made any other distribution of any kind to its shareholders, or issued or sold, or issued rights or options to purchase or subscribe to, or subdivided or otherwise changed, or agreed to repurchase or redeem, any shares of its capital stock; and (v) ICC has not made or agreed to make any changes with respect to its capital stock as regards to dividends, redemption, voting powers or restriction or qualifications of voting powers as presently exist in its Articles of Incorporation.
     4.17 Neither ICC nor ICIC is in default in the payment of any of its obligations. Other than those normal liabilities incurred by ICC and ICIC since December 31, 2007 in the ordinary course of their ordinary business affairs, there are no material liabilities, whether such liabilities are contingent, absolute, direct, or indirect, matured, unmatured or otherwise, and including, but not limited to, liabilities for federal, state or local taxes, penalties and assessments, which do not appear on the aforesaid ICC and ICIC Financial Statements.
     4.18 ICC and ICIC have no outstanding corporate bonds, debentures, trust or premium certificates or other income, surplus, debt or capital obligations of a similar nature.
     4.19 ICC has now, and at Closing will have, good and indefeasible title to all of its properties and assets, including the property and assets set forth in the balance sheets of ICC and ICIC as of December 31, 2007 and September 30, 2008, and in each case other than deposits held in joint custody with insurance regulatory authorities such assets and properties are free and clear of all mortgages, pledges, liens, leases, restrictions, security interests, encumbrances or charges whatsoever, and of every kind and nature.
     4.20 Until this Agreement is terminated by Citizens, ICC will not and will cause its directors, officers, employees, shareholders and “affiliates” (as defined in Federal Securities laws) not to engage in any discussions with any third parties to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the outstanding shares or assets of ICC or ICIC, enter into a transaction which would have the same effect, or enter into any other arrangement that would transfer, in whole or in part, any of the economic consequences of ownership of the said shares or assets, whether any such aforementioned transaction is to be settled by delivery of the shares or assets, publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction or other arrangement, without, in each case, prior written consent of Citizens. Any attempted transfer without such consent shall be null and void.
     4.21 None of the shareholders, the members of the ICC Board of Directors or ICC officers or their affiliates has been involved in any material business arrangement or relationship with ICC within the past 12 months and none of the shareholders, members of the Board of Directors or ICC officers or their affiliates owns any material asset, tangible or intangible, that is used in the business of ICC or ICIC.
     4.22 Both ICC and ICIC are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required. ICC and ICIC have full corporate power and authority to carry on the business in which they are engaged and to own and use the properties owned and used by them.
     4.23 No representation or warranty by ICC in this Agreement, the ICC Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.
     4.24 ICC has delivered, or will deliver within two weeks of the date of this Agreement, to Citizens true and correct copies of ICC’s Annual Report to Shareholders for the years ended December 31, 2005, 2006, and for 2007. ICC will also deliver to Citizens on or before the Closing Date any reports relating to the financial and business condition of ICC which are prepared after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.
     4.25 ICC has duly filed all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Federal Securities Laws”). No such reports, or any reports sent to the shareholders of ICC generally, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading.

ARTICLE V
Obligations of the Parties Pending the Closing
     5.1 This Agreement shall be duly submitted to the shareholders of ICC for the purpose of considering and acting upon this Agreement in the manner required by the Indiana Code at a meeting of shareholders on a date selected by ICC, such date to be the earliest practicable date after the proxy statement is first sent to ICC shareholders without objection by applicable governmental authorities. Citizens will furnish to ICC the information relating to Citizens required by the Federal securities laws to be included in the proxy statement. Citizens represents and warrants that at the time of the ICC shareholders’ meeting contemplated hereby, the proxy statement, insofar as it relates to Citizens and contains information furnished by Citizens specifically for use in such proxy statement, (a) will comply in all material respects with the provisions of the Federal securities laws and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     As promptly as practicable after the execution of this Agreement, Citizens will prepare and file with the U. S. Securities and Exchange Commission a registration statement on Form S-4 (the “Registration Statement”) covering the issuance of Citizens Class A shares in the Merger. Each of Citizens and ICC will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and will take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Citizens Class A common stock in the Merger. Citizens will use all reasonable efforts to cause the Registration Statement to remain effective through the Effective Date. Citizens and ICC will furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, ICC will mail a notice of special meeting to its shareholders entitled to notice of and to vote at the ICC shareholders’ Meeting.
     5.1A ICC represents and warrants that at the time of the ICC shareholder meeting, the proxy statement, insofar as it relates to ICC and contains information furnished by ICC specifically for use in such proxy statement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Board of Directors of ICC, subject to its fiduciary obligations to shareholders, shall use its best efforts to obtain the requisite approval of ICC shareholders of this Agreement and the transactions contemplated herein. ICC, ICIC and Citizens shall take all reasonable and necessary steps and actions to comply with and to secure ICC shareholder approval of this Agreement by a the requisite number of votes entitled to be cast upon the transactions contemplated by this Agreement as may be required by the Indiana Business Corporation Law and the Articles of Incorporation of ICC.

     5.2 At all times prior to the Effective Date, during regular business hours each party will permit the other to examine its books and records and the books and records of its subsidiaries and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons, other than members of its own or affiliated organizations and its professional advisers, in the same manner as it protects its own confidential or proprietary information from unauthorized disclosure, and shall not use such information to the competitive detriment of the disclosing party. In addition, if this Agreement is terminated for any reason, each party shall promptly return or cause to be returned all documents or other written records of such confidential or proprietary information, together with all copies of such writings. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made, (b) information acquired by the party to whom the disclosure is made from other sources not under any obligation of confidentiality, or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party or any of its affiliates to whom the disclosure is made.
     5.3 ICC and Citizens shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of its representations, warranties or covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in any material respect.
     If at any time prior to the Effective Date any event or circumstance relating to ICC or any of its Affiliates, or its or their respective officers or directors should be discovered by ICC that should be set forth in an amendment to the Registration Statement, ICC will promptly inform Citizens, and Citizens will undertake to amend or supplement the Registration Statement and the prospectus contained therein accordingly.
     If at any time prior to the Effective Date any event or circumstance relating to Citizens or any of its Affiliates, or to their respective officers or directors, should be discovered by Citizens that should be set forth in an amendment to the Registration Statement, Citizens will promptly inform ICC, and Citizens will undertake to amend or supplement the Registration Statement and the prospectus contained therein accordingly.
     No amendment or supplement to the Registration Statement will be made by Citizens without prior consultation with ICC. Citizens and ICC each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement, the suspension of the qualification of Citizens Class A common stock issuable in connection with the

Merger for offering or sale in any jurisdiction, any request by the staff of the SEC for amendment of the Registration Statement or the Proxy Statement, the receipt from the staff of the SEC of comments thereon or any request by the staff of the SEC for additional information with respect thereto.
     Citizens will use all reasonable efforts to cause the shares of Citizens Class A common stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the New York Stock Exchange prior to the Effective Date. To the knowledge of Citizens, there are no facts and circumstances that would preclude Citizens Common Stock to be issued in the Merger from being approved for listing on the New York Stock Exchange.
     5.4 All parties to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use their best efforts in order to consummate the transactions contemplated hereby as promptly as practicable.
ARTICLE VI
Regulatory Filings
     Within 30 days after the execution of this Agreement, Citizens shall file with the Insurance Commissioner of the State of Indiana, and any other regulatory authority, all of the regulatory approval documents required by applicable law in order to close this Agreement, as well as any other regulatory filing required to consummate the transactions contemplated hereby.
ARTICLE VII
Conditions Precedent
     Each of the following are conditions precedent to the consummation of the Agreement by Citizens and ICC to the extent failure of any such condition is not caused by any willful, reckless or negligent act or omission of such party or any “affiliate” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) of the party seeking to rely thereon:
     7.1 This Agreement is in all things subject to the provisions of the applicable insurance laws and the regulations promulgated thereunder, and shall not become effective until all necessary approvals are obtained from the Commissioner of Insurance of the State of Indiana and any other applicable governmental authority. Citizens agrees to file and to use its reasonable business efforts to obtain such approvals of the transactions contemplated by this Agreement. Neither Citizens nor ICC shall be obligated to file a suit or to appeal from any Commissioner’s adverse ruling, nor shall Citizens or ICC be obligated to make any material changes in any lawful, good faith management policy in order to gain such approval. In the event any applicable regulatory approval is denied, this Agreement shall immediately terminate and the parties shall have no further liability hereunder.
     7.2 Citizens and ICC shall have performed and complied with all of their respective obligations hereunder which are to be complied with or performed on or before the Closing Date pursuant to the terms of this Agreement.
     7.3 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the transactions contemplated herein, or which might subject any of the parties hereto or their directors or officers to any material liability, fine, forfeiture or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have violated any applicable law or regulation, or have otherwise acted improperly in connection with the transactions contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.
     7.4 All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and the form and substance of all legal proceedings and related matters shall have been approved by counsel for Citizens and ICC.
     7.5 The representations and warranties by Citizens and ICC in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing, except to the extent that such representations and warranties may be untrue on and as of the Closing because of (1) changes caused by transactions suggested or approved in writing by the other party, or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of ICC or Citizens) arising after the date of this Agreement.
     7.6 The parties shall believe that:
     (1) The Merger will constitute a reorganization within the meaning of Internal Revenue Code (“IRC”) Section 368(a)(2)(E) or Section 368(a)(1)(A), and Citizens and ICC will each be a “party to a reorganization” within the meaning of IRC Section 368(b). No gain or loss will be recognized by the ICC shareholders upon the exchange of their shares for shares of Citizens Class A common stock pursuant to the Merger.
     (2) The tax basis of the shares of Citizens Class A common stock received by an ICC shareholder will be the same as the basis of the ICC shares surrendered by that shareholder in the Merger.
     (3) The holding period for tax purposes of the shares of Citizens Class A common stock received by a ICC shareholder will include the period during which such shareholder held the ICC shares exchanged therefor as a capital asset on the date of the consummation of the Merger.
     (4) Cash received by ICC shareholders who properly exercise their dissenters’ rights will be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder’s basis in the ICC common stock. Provided the shares were held as capital assets at the time of the redemption, such gain or loss should constitute capital gain or loss, and such gain or loss should be long term capital gain or loss if the holding period for such shares is greater than one year. It is possible, that for some ICC shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income.
     (5) No material gain or loss will be recognized by Citizens, Acquisition or ICC as a result of the Merger.
     7.7 ICC shall have supplied Citizens with:
          (a) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of ICC and the shareholders of ICC approving this Agreement and the transactions contemplated by it in accordance with applicable law;
          (b) a certificate of ICC dated the Closing Date to the effect that each of the conditions specified above in Sections 7.1 through 7.6 have been, to the extent applicable to ICC or ICIC, satisfied in all respects;
          (c) a legal opinion letter from counsel for ICC dated as of the Closing Date, substantially in the form as set forth in Exhibit “D” attached hereto; and
     7.8 Citizens shall have furnished ICC with:
          (a) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Citizens, approving this Agreement and the transactions contemplated by it;
          (b) a certificate of Citizens dated the Closing Date to the effect that each of the conditions specified above in Sections 7.1 through 7.6 have been, to the extent applicable to Citizens, satisfied in all respects; and
          (c) a legal and tax opinion letter from counsel for Citizens dated as of the Closing Date substantially in the form as set forth in Exhibit “E” and Exhibit “F”, respectively, and attached hereto.

ARTICLE VIII
Termination and Abandonment
     8.1 Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time prior to the Effective Date:
(a)	By Citizens or ICC, within 60 days of the date of this Agreement, should either company’s due diligence disclose any information that causes the management of either Citizens or ICC to deem it prudent in either company’s sole judgment to no longer proceed to close the Merger;

(b)	By mutual written consent of the Boards of Directors of Citizens and ICC;

(c)	By Citizens or ICC for failure of a condition precedent in Article VII if such failure was not caused by any willful, reckless or negligent act or omission of such party or any affiliate of such party seeking to rely thereon;

(d)	By Citizens or ICC, if any suit, action or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby;

(e)	By Citizens or ICC, if there is discovered any material error, misstatement or omission in the representations and warranties of the other party;

(f)	By Citizens or ICC if the Closing does not occur within ninety (90) days from the date hereof; or

(g)	By Citizens, if holders of 2.0% or more of the outstanding common stock of ICC notify ICC in writing of their intent to dissent from the Merger in accordance with the Indiana Business Corporation Law.
     8.2 Any of the terms or conditions of this Agreement may be waived (by action of its Board of Directors) at any time by the party entitled to the benefit thereof. This Agreement may be amended upon approval of the Board of Directors of each party.

ARTICLE IX
Confidentiality; Survival of Representations and Warrants
     9.1 Each party shall maintain the confidentiality of all information concerning the other party and its business which is confidential or proprietary, refrain from using any of such information except in connection with this Agreement, and deliver promptly to the other party or destroy, at the request and option of the other party, all tangible embodiments (and all copies) of such information which are in its possession. In the event a party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information, the other party will be promptly notified of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section. If a party is, on the advice of counsel, compelled to disclose any such information to any tribunal or else stand liable for contempt, it may disclose such information to the tribunal; provided, however, that the disclosing party shall use his best efforts to obtain, at the request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Citizens shall designate.
     9.2 The representations and warranties in Article IV hereof shall survive the Closing hereunder and continue in full force and effect for a period of three years thereafter. All other representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of one year thereafter.
ARTICLE X
Miscellaneous
     10.1 This Agreement (including the schedules and exhibits referred to herein and which are hereby incorporated herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent related to the subject matter hereof.
     10.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.
     10.3 Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.
     10.4 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its reasonable business efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

     10.5 Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

To Citizens:	To ICC:

Citizens, Inc.	Integrity Capital Corporation
400 E. Anderson Lane	65 Airport Parkway, Suite 118
Austin, Texas 78752	Greenwood, Indiana 46143
Attn: Rick D. Riley, President	Attn: Marvin Bruce VanDyke, President

Phone: (512) 837-7100	Phone: (317) 889-9798
Fax: (512) 836-9334	Fax: (317) 889-8977
or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.
     10.6 No press release or public statement will be issued relating to the transactions contemplated by this Agreement without prior mutual approval of Citizens and ICC. However, either Citizens or ICC may issue at any time any press release or other public statement it believes on the advice of its counsel it is obligated to issue to avoid liability under applicable securities laws, but the party issuing such press release or public statement shall make a reasonable effort to give the other party prior notice of and opportunity to participate in such release or statement.
     10.7 The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.8 This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder.
     10.9 Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity. All remedies identified in this Agreement are cumulative of any remedies available at law or in equity.
     10.10 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof.
     IN WITNESS WHEREOF, the parties hereby execute this Agreement on November 11, 2008.

CITIZENS, INC.
By:	/s/ Rick D. Riley
Rick D. Riley, President

INTEGRITY CAPITAL CORPORATION
By:	/s/ Marvin Bruce VanDyke
Marvin Bruce VanDyke, President

CITIZENS ACQUISITION, INC.
By:	/s/ Rick D. Riley
Rick D. Riley, President

AMENDMENT TO PLAN AND AGREEMENT OF MERGER
     This Amendment to the Plan and Agreement of Merger (this “Amendment”) dated as of December 16, 2008 is entered into by and among Integrity Capital Corporation (“ICC”), Citizens, Inc. (“Citizens”) and Citizens Acquisition, Inc. (“Acquisition”).
     WHEREAS, ICC, Citizens and Acquisition entered into a Plan and Agreement of Merger dated as of November 11, 2008 (the “Merger Agreement”); and
     WHEREAS, the parties desire to amend the Merger Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
          1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement.
          2. The first sentence of Article VI of the Merger Agreement is hereby amended by substituting “60” for “30.”
          3. Section 8.1(f) of the Merger Agreement is amended by substituting “one hundred fifty (150)” for “ninety (90).”
          4. Except as herein provided, the terms of the Merger Agreement shall remain in full force and effect.
          5. This Amendment may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS HEREOF, the parties have executed this Amendment as of the date first written above.

CITIZENS, INC.
By:	/s/ Rick D. Riley
Rick D. Riley, President

INTEGRITY CAPITAL CORPORATION
By:	/s/ Marvin Bruce VanDyke
Marvin Bruce VanDyke, President

CITIZENS ACQUISITION, INC.
By:	/s/ Rick D. Riley
Rick D. Riley, President

EXHIBIT A
Articles of Merger
Integrity Capital Corporation
Citizens, Inc.
and
Citizens Acquisition, Inc.

ARTICLES OF MERGER
OF
CITIZENS ACQUISITION, INC.
(hereinafter “the nonsurviving corporation”)
INTO
INTEGRITY CAPITAL CORPORATION
(hereinafter “the surviving corporation”)
ARTICLE I — SURVIVING CORPORATION
SECTION 1:
The name of the corporation surviving the merger is Integrity Capital Corporation, and such name has not been changed as a result of the merger.
SECTION 2:
The surviving corporation is a domestic corporation existing pursuant to the provisions of the Indiana Business Corporation Law, incorporated on May 23, 2000.
ARTICLE II — NONSURVIVING CORPORATION
The name, state of incorporation, and date of incorporation of each Indiana domestic corporation, other than the surviving corporation, which is party to the merger is as follows:
Name of Corporation:
Citizens Acquisition, Inc.

State of Domicile:	Date of Incorporation or qualification in Indiana:
Indiana	November 11, 2008
ARTICLE III — PLAN OF MERGER OR SHARE EXCHANGE
The plan of Merger or Share Exchange, containing such information as required by Indiana Code 23-1- 40-l(b), is set forth in “Exhibit A”, attached thereto and made a part hereof.
ARTICLE IV — MANNER OF ADOPTION AND VOTE OF SURVIVING CORPORATION
The designation number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the merger and the number of votes of each voting group represented at the meeting is set forth below:
     Vote of shareholders during a meeting called by the Board of Directors.

TOTAL
DESIGNATION OF EACH VOTING GROUP— Common Stock	4,462,206
NUMBER OF OUTSTANDING SHARES
NUMBER OF VOTES ENTITLED TO BE CAST
NUMBER OF VOTES REPRESENTED AT MEETING
SHARES VOTED IN FAVOR
SHARES VOTED AGAINST
ARTICLE V — MANNER OF ADOPTION AND VOTE OF NONSURVIVING
CORPORATION
The designation number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the merger and the number of votes of each voting group represented at the meeting is set forth below:
Unanimous written consent executed on                                         , 200___ and signed by all shareholders entitled to vote.
In Witness Whereof, the undersigned, being the President of the surviving corporation, executed these Articles of Merger and verifies, subject to penalties of perjury that the statements contained herein are true, this                      day of                     , 200___.

Signature	Printed Name

EXHIBIT B
Citizens Disclosure Statement
     Pursuant to the provisions of Article III of the Agreement by and among ICC, Citizens, and Acquisition, Citizens hereby makes the following disclosures respecting the similarly numbered sections in the Agreement:
     3.4 Citizens has 100,000,000 Class A shares authorized with 43,824,117 Class A shares outstanding (not including treasury shares). CICA Life holds 3,135,738 shares of Citizens Class A treasury stock. In addition, the Acquiring Party has 2,000,000 Class B shares authorized with 1,001,714 Class B shares issued and outstanding.
     In July 2004, Citizens completed a private placement of $12.5 million of Series A-l Convertible Preferred Stock (“Series A-l Preferred”) to four unaffiliated institutional investors. Citizens also issued to the investors warrants to purchase 544,000 shares of Class A common stock, at an exercise price of $6.95 per share, and unit warrants to purchase Series A-2 Convertible Preferred Stock (“Series A-2 Preferred”). Citizens has 25,000 shares of series A-l Preferred authorized with 15,158 shares outstanding and 5,000 shares of Series A-2 Preferred authorized with 4,014 shares outstanding.
     The conversion, exercise and redemption prices set forth herein, along with the numbers of shares and warrants (except for the 25,000 Series A-l Preferred shares referenced below), have been adjusted for the common stock dividends paid December 31, 2004 and December 31, 2005.
     The Series A-l and A-2 Preferred Stock is mandatorily redeemable in 2009. Both may also become redeemable at the option of the holder if certain conditions exist. The shares will be redeemed in shares of Class A common stock unless certain conditions are met to allow redemption in cash. If redeemed in stock, the redemption price is based on a defined formula.
     In the third quarter of 2008, one of the Series A-l Preferred Stock investors converted out of its position into Class A common stock at a conversion price of $6.33. This resulted in the issuance of 493,680 shares of Class A common stock plus their accrued dividend worth 3,846 shares. Also during the third quarter of 2008, another holder of the Series A-l Preferred Stock increased its stated value from $500 a share to $680 a share by making a capital contribution to Citizens in the amount of $1.1 million. The holder then immediately converted the capital contribution, at a conversion price of $6.33, into Class A common stock, resulting in the issuance of 177,725 shares of Class A common stock.
     One of the finders of the Series A Preferred Stock also exercised warrants to purchase 8,000 shares of Class A common stock in the third quarter of 2008 at a strike price of $6.95. The redemption value of the series A-l and A-2 convertible stock was $13,126,000 at September 30, 2008.

EXHIBIT C
ICC Disclosure Statement
     Pursuant to the provisions of Article IV of the Agreement by and among ICC, Citizens, and Acquisition, ICC hereby makes the following disclosures respecting the similarly numbered sections in the Agreement.
     4.2 The entire aggregate number of shares which ICC is authorized to issue is 10,000,000 shares of common stock, of which 4,462,206 are issued and outstanding, fully paid, nonassessable.

EXHIBIT D
To
Plan and Agreement of Merger
[Closing Date]
Citizens, Inc.
400 East Anderson Lane
Austin, Texas 78752

Re:	Plan and Agreement of Merger among Integrity Capital Corporation, Citizens, Inc. and Citizens Acquisition, Inc., dated as of November 11, 2008 (the “Agreement”)

Ladies and Gentlemen:
     We have acted as counsel for Integrity Capital Corporation, an Indiana corporation (“ICC”), and Integrity Capital Insurance Company, an Indiana insurance company (“ICIC”), in connection with the Closing under the Agreement. This Opinion Letter is provided to you pursuant to Section 7.7(c) of the Agreement. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined as set forth in the Agreement or the Accord (see below).
     As such counsel, we have examined: (i) the Agreement; (ii) the Articles of Incorporation of ICC and ICIC; (iii) the By-Laws of ICC and ICIC; (iv) Certificates of Existence with respect to ICC and ICIC issued by the Secretary of State of Indiana on                     , 2009 and a Certificate of Compliance with respect to ICIC issued by the Indiana Department of Insurance on                     , 2009; (v) resolutions of the Boards of Directors of ICC and ICIC regarding the Agreement and the transactions contemplated thereby, as certified by the Secretary of ICC and ICIC; (vi) resolutions of the shareholders of ICC with regard to the Merger, as certified by the Secretary of ICC; (vii) the Articles of Merger, dated                     , 2009, as filed with the Indiana Secretary of State on                     , 2009 (the “Articles of Merger”), pursuant to which Citizens Acquisition, Inc. is being merged with and into ICC, with ICC surviving as a direct or indirect wholly owned subsidiary of Citizens, Inc.; and (viii) the Findings of Fact, Conclusions of Law and Order issued as of                     , 2009 by the Indiana Insurance Commissioner with respect to the acquisition of control of ICIC by Citizens, Inc. pursuant to the Agreement and the Merger. In addition, we have examined such other documents and matters of law as we have deemed necessary or appropriate to enable us to express the opinions expressed below. In our examination, we have assumed the genuineness of all signatures (other than those on behalf of ICC and ICIC), the legal capacity of all natural

Citizens, Inc.	-2-	December ,2008
persons, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such certified or photostatic copies.
     This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the federal law of the United States and the law of the State of Indiana. This Opinion Letter should not be construed as expressing an opinion on any matters, legal or otherwise, not specifically mentioned herein; and in that regard we note expressly that we are not expressing any opinion with regard to tax, securities or antitrust matters.
     With respect to factual matters, we have relied upon certificates of public officials and authorized representatives of ICC and ICIC, the representations and warranties made by ICC in the Agreement, and other information furnished to us (including the discussions described in numbered paragraph 6 below), as we have deemed appropriate as a basis for our opinions set forth below. We have not independently investigated or verified any such factual matters.
     Based upon and subject to the foregoing and the qualifications and limitations otherwise stated in this Opinion Letter, we are of the opinion that:
     1. ICC is a corporation, and ICIC is an insurance company, each validly existing in “good standing” under the laws of the State of Indiana. The term “good standing” as used herein means that: ICC has filed its most recent report required by Indiana law with the Indiana Secretary of State; that no notice of withdrawal, dissolution or expiration has been filed with or by the Indiana Secretary of State with respect to ICC or ICIC; and that ICIC’s certificate of authority issued by the Indiana Department of Insurance remains in effect and has not been withdrawn or suspended by such Department or surrendered by ICIC.
     2. ICC has the corporate power and authority to execute, deliver and perform all of its obligations under the Agreement; and the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby, in accordance with the terms thereof, have been duly authorized by all requisite corporate action on the part of the Board of Directors and shareholders of ICC.
     3. The Agreement has been duly executed and delivered by ICC and is a legal, valid and binding obligation of ICC, enforceable against ICC in accordance with its terms.
     4. Neither the execution, delivery or performance by ICC of the Agreement nor the compliance by ICC with the terms and provisions thereof will: (a) contravene any provision of

Citizens, Inc.	-3-	December , 2008
the Articles of Incorporation or By-laws of ICC or ICIC; or (b) result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any contract, commitment, agreement, indenture, mortgage, pledge agreement, note, bond, license, or other instrument or obligation to which ICC or ICIC is a party or by which ICC or ICIC is bound and identified to us as a “Material Contract” in the Identified Material Contracts Certificate dated the date of this Opinion Letter and provided to us by ICC (a copy of which Certificate has been provided to you with this Opinion Letter).
     5. Neither the execution, delivery or performance by ICC of the Agreement nor the compliance by ICC with the terms and provisions thereof will: (a) contravene any provision of any statute, ordinance, rule or regulation of the State of Indiana or of the federal law of the United States; (b) contravene any order, writ, judgment, injunction, decree, determination, or award known to us of any court or other governmental authority having jurisdiction over ICC or ICIC; (c) cause the loss, suspension or revocation of, or constitute grounds for the loss, revocation or suspension of, any authorization, consent, approval or license known to us to be held by ICC or ICIC and issued by any governmental authority of the State of Indiana or by any federal governmental authority.
     6. To the best of our knowledge, based solely on our discussions with officers of ICC and review of ICC’s and ICIC’s corporate records provided to us and identified in the Corporate Records Certificate dated the date of this Opinion Letter and provided to us by ICC (a copy of which Certificate has been provided to you with this Opinion Letter): (a) ICC is authorized to issue 10,000,000 shares of common stock, without par value, of which                      shares are issued and outstanding and are fully paid and nonassessable; (b) ICIC is authorized to issue 500,000 shares of common stock, $100 par value per share, of which                      shares are issued and outstanding and are fully paid and nonassessable; and (c) except as set forth in the Agreement or the ICC Disclosure Statement, there are no outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, privileges or other arrangements, preemptive or contractual, calling for or requiring the acquisition of, or the issuance, transfer, sale or other disposition of any shares of the capital stock of ICC or ICIC, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of ICC or ICIC.
     This Opinion Letter is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect any matters or opinions set forth herein.
     The General Qualifications of the Accord apply to the opinions set forth in this Opinion Letter, For purposes of this Opinion Letter, the phrases “to our knowledge,” “to the best of our knowledge,” “we do not know,” “we have no knowledge” or “known to us” mean the conscious awareness of the facts or other information by the lawyers in our firm who have rendered

Citizens, Inc.	-4-	December , 2008
substantive legal representation to ICC in connection with the Closing under the Agreement, In that regard, we bring to your attention that our firm has not regularly or previously represented ICC or ICIC, that we did not participate in or represent ICC or ICIC in connection with the negotiation or execution of the Agreement, and that our only legal representation of ICC or ICIC is our representation of ICC in connection with the Closing.
     This Opinion Letter is rendered solely to you and is not to be quoted in whole or in part or otherwise referred to, and is not to be filed with any governmental entity, by you or any other person without our prior written consent, and it may not be relied upon by anyone other than you.
Yours very truly,

EXHIBIT E
Legal Opinion of Citizens Counsel

EXHIBIT E
                    , 200___
Integrity Capital Corporation
65 Airport Parkway, Suite 118
Greenwood, Indiana 46143

Re:	Plan and Agreement of Merger among Integrity Capital Corporation, Citizens, Inc. and Citizens Acquisition, Inc.
Ladles and Gentlemen:
     We have acted as counsel to Citizens, Inc. (“Citizens”) in connection with the above referenced agreement. This letter is provided to you pursuant to Section 7.8(c) of the Plan and Agreement of Merger, dated as of November 11, 2008 (the “Agreement”) among Integrity Capital Corporation, Citizens and Citizens Acquisition, Inc. Except as otherwise indicated herein, capitalized terms used in this letter are defined as set forth in the Agreement or the Accord (see below).
     This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.
     In giving the opinion expressed below, insofar as such opinion relates to other than Federal law or the laws of jurisdiction other than the State of Colorado, we advise that our opinion is with respect to Federal law and the laws of the State of Colorado only and that, to the extent such opinion is derived from laws of other jurisdictions, the statements are based on examinations of relevant authorities and are believed to be correct, but we have obtained no legal opinions as to such matters from attorneys licensed to practice in such other jurisdictions. Accordingly, the law covered by the opinion expressed herein is limited to the Federal law of the United States and the law of the State of Colorado.
     We have relied upon factual representations made by Citizens in Article III of the Agreement and we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate to render this opinion. We have been furnished with, and examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of Citizens, agreements and other instruments, certificates of officers and representatives of Citizens, certificates of public officials, and other documents, as we have deemed necessary or desirable as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently verified or established, relied upon certificates of officers of Citizens.

Integrity Capital Corporation
                    , 2008
Page2
     Based upon and subject to the foregoing and the other qualifications and limitations stated in this letter, we are of the opinion that:
     1. The execution, delivery and performance of the Agreement by Citizens will not result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under the articles of incorporation or bylaws of Citizens, or, to our knowledge, under any contract, commitment, agreement, indenture, mortgage, pledge agreement, note, bond, license, or other instrument or obligation to which Citizens is a party or by which Citizens is bound or other governing instruments of Citizens.
     2. The Agreement has been duly authorized, executed and delivered by Citizens and is a legal, valid and binding obligation of Citizens enforceable against Citizens in accordance with its terms (subject to the applicability of equitable principles or the effect of bankruptcy or creditors’ rights laws on the enforceability of the Agreement).
     3. Citizens is a Colorado corporation validly existing and in good standing under the laws of the State of Colorado.
     4. Citizens has full corporate power and authority to enter into the Agreement and to carry out the transactions contemplated by the Agreement.
     5. To our knowledge, except as set forth in the Citizens Disclosure Statement, there are no civil or criminal actions, suits, arbitrations, administrative or other proceedings or governmental investigations pending or threatened against Citizens which will constitute a breach of the representations, warranties or covenants under the Agreement or will prevent Citizens from consummating the transactions contemplated by the Agreement.
     6. The authorized and outstanding capital stock of Citizens is as stated in Section 3.4 of the Agreement and as updated by the Citizens Disclosure Statement.
     7. To our knowledge, except as set forth in the Agreement or the Citizens Disclosure Statement, there are no outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, privileges or other arrangements, preemptive or contractual, calling for or requiring the acquisition of, or the issuance, transfer, sale or other disposition of any shares of the capital stock of Citizens, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of Citizens.
     8. The execution, delivery, and performance of the Agreement, and the performance by Citizens of its obligations thereunder:

Integrity Capital Corporation
                    , 2008
Page3
          (a) are not in contravention of any iaw, ordinance, rule or regulation (any or all such laws, ordinances, rules or regulations, together, “Applicable Laws”) of Colorado or of the United States, and, to our knowledge, will not contravene any order, writ, judgment, injunction, decree, determination, or award (any or all such orders, writs, judgments, injunctions, decrees, determinations or awards, together, “Applicable Orders”) of any court or other authority having jurisdiction; and
          (b) to our knowledge, will not cause the suspension or revocation of any authorization, consent, approval, or license presently in effect, which affects or binds Citizens or any of its subsidiaries or any of their material properties.
     9. No Applicable Laws will, nor, to our knowledge, will any Applicable Orders, have a material adverse effect on the validity of the Agreement or on the validity of the consummation of the transactions contemplated by the Agreement or constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of Citizens.
     This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is rendered pursuant to Section 7.8(c) of the Agreement and, to the extent, if any, that the law of the State of Colorado permits you to rely upon it, it is to be limited in its use to reliance by you in consummating the transactions described therein and no other person or entity may rely or claim reliance upon this opinion.
     The use of the words “to our knowledge” means that during the course of our current and past representation of Citizens no information has come to the attention of the attorneys involved in the transaction described herein that could give any such attorney actual knowledge of the existence of the documents or facts so qualified. Except as set forth herein, this Firm has not undertaken any review or other procedures to determine the existence of such documents or facts, and no inference as to our knowledge thereof shall be drawn from the fact of our representation of any party or otherwise.
     This is a legal opinion only and not a guarantee or warranty of the matters discussed herein. This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect any matters or opinions set forth herein.
Very truly yours,
Jones & Keller, P.C.

EXHIBIT F
Tax Opinion of Citizens Counsel
                                        , 2008
Citizens, Inc.
400 East Anderson Lane
Austin, Texas 78752

Re:	Plan and Agreement of Merger among Integrity Capital Corporation, Citizens, Inc. and Citizens Acquisition, Inc.
Ladies and Gentlemen:
     Our opinions as expressed below are based solely upon: (1) the information contained in the Proxy Statement, dated                                         , 2008 (the “Proxy Statement”), as filed with the Securities and Exchange Commission; (2) the Plan and Agreement of Merger (the “Agreement”), dated                                         , 2008, among Integrity Capital Corporation (“ICC”), Citizens, Inc. (“Citizens”) and Citizens Acquisition, Inc., together with the Exhibits thereto; (3) relevant information provided by the principal executive officers of the parties to the Agreement; (4) the Internal Revenue Code of 1986, as amended (the “IRC”), the regulations promulgated thereunder and the current administrative positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures; and (5) existing judicial decisions. All of the above are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions.
     THIS OPINION LETTER IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY AN ICC SHAREHOLDER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE ICC SHAREHOLDER. THIS OPINION LETTER IS WRITTEN TO SUPPORT THE MERGER AND ISSUANCE BY CITIZENS OF THE CITIZENS CLASS A COMMON STOCK. EACH ICC SHAREHOLDER SHOULD CONSULT ITS, HIS OR HER OWN QUALIFIED TAX ADVISOR TO EVALUATE THE TAX EFFECTS OF THE MERGER AND THE RECEIPT OF THE CITIZENS CLASS A COMMON STOCK BASED ON ITS, HIS OR HER PARTICULAR FACTS AND CIRCUMSTANCES.
     “Merger” refers to the merger transaction set forth in the Proxy Statement and the Agreement. All capitalized terms used in this opinion letter and not otherwise defined herein, have the meanings set forth in the Agreement.
     The consequences described herein are not applicable to shareholders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, non-United States Persons or persons that will hold the Citizens Class

A Common Stock as part of a position in a “straddle” or as part of a “hedging” or other integrated transaction, to shareholders who do not hold their common stock as capital assets or to shareholders who acquired or will acquire their shares in connection with stock option or stock purchase plans or in other compensatory transactions. This opinion letter does not include any description of alternative minimum tax consequences or the tax consequences of any state, local or foreign laws that may be applicable to an ICC shareholder. Shareholders residing or conducting business in foreign countries, states or municipalities having tax laws could be required to pay tax with respect to transactions in any such country, state or municipality. In addition, we do not opine as to the taxable or nontaxable status of any previous transactions not considered to be part of the Merger. Further, we do not express an opinion on the valuations of ICC or Citizens assets or stock or the ratio of exchange of ICC common stock for Citizens Class A common stock.
     We have examined the Proxy Statement and the originals or certified, conformed or reproduced copies of, among other things, the Agreement.
     We have also examined such other documents, as we have deemed necessary in order to enable us to deliver this opinion letter, including certificates (originals or copies certified to our satisfaction) of public officials delivered to us and upon which we have relied.
     This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.
     This opinion letter is based upon our interpretations of current law, including court authority and existing final and temporary Treasury Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. Future changes in the law, or administrative or judicial interpretations thereof, may cause the tax treatment of the transactions referred to herein to be materially different from that described below. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion herein represents only our best legal judgment on the matters presented and others may disagree with our conclusion. Our opinion herein is not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service will not take a contrary position. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion letter is incorrect, our opinion herein may be adversely affected and may not be relied upon.

Factual Assumptions
     In rendering the opinion herein, with respect to ail documents specifically referred to herein or, if not specifically referred to, upon which we relied in connection with the opinion herein stated: (1) we have assumed the genuineness of all signatures; (2) the due authorization, execution and delivery by the parties thereto of all such documents; (3) the full power, authority and legal right of such parties to execute and deliver, and to perform and observe the provisions of, such documents to which they are a party and that such documents are the legal, valid and binding obligations of such parties; (4) the authenticity of all such documents submitted to us as originals; (5) the conformity to original documents of all such documents submitted to us as copies; and (6) the authenticity of the originals of all such documents submitted to us as copies. In addition, we also have assumed that the transactions related to the Merger will be consummated in accordance with the terms and forms of the Agreement.
Factual Representations
     As to the following facts which are material to the opinions expressed herein and which were not independently established or verified other than by a review of the Agreements, we have relied upon oral or written statements and representations of officers, members and other representatives of Citizens, ICC and others.
     The principal reasons for the Merger are to become part of a combined entity with greater financial strength and an enhanced competitive position as compared to the separate entities, to achieve improved capitalization and economies of scale and to provide greater liquidity and diversity to ICC shareholders.
     Citizens and ICC, in arriving at the method used to determine the number of shares of Citizens Class A common stock to be received by each ICC shareholder, attempted in good faith to value the ICC common stock to be transferred and to value the Citizens Class A common stock to be exchanged for such ICC common stock in an effort to ensure that each shareholder receiving Citizens Class A common stock pursuant to the Merger received a number of shares of such stock approximately equal in value to the ICC common stock exchanged therefor.
     ICC has no plan or intention to issue additional shares of its stock that would result in Citizens losing control of ICC within the meaning of Section 368(c) of the IRC.
     None of Citizens, ICC, any entity related thereto or shareholder thereof, have any plan or intention to redeem or otherwise reacquire any Citizens Class A common stock to be issued to ICC shareholders in the Merger, and will not so redeem or otherwise reacquire such stock.
     Citizens intends to merge ICC into Citizens. Except for such proposed merger, Citizens has no plan or intention to liquidate ICC; to merge ICC with or into another corporation; to cause ICC to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of the stock of ICC except for transfers described in Section 368(a)(2)(C) of the IRC.
     Following the Merger, Citizens will continue the historic business of ICC or use a significant portion of its historic business assets in such a business.
     Citizens and ICC will assume and pay their respective reorganization expenses, if any, incurred in connection with the Agreement and Merger.
     There is no corporate indebtedness between Citizens or ICC that was issued, acquired or will be settled at a discount.
     In the Merger, shares of ICC common stock will be exchanged solely for Citizens Class A voting common stock, with Citizens thereby obtaining control of ICC as defined in Section 368(c) of the IRC.
     On the Effective Date of the Merger, ICC will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in ICC that, if exercised or converted, would affect Citizens’ acquisition or retention of control of ICC, as defined in Section 368(c) of the IRC.
     Citizens, through its wholly owned subsidiary, owns 13% of the common stock of ICC. Except for such ownership, Citizens does not own, nor has it owned during the past five (5) years, directly or indirectly, any other shares of ICC stock.
     Neither Citizens nor ICC are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the IRC.
     Neither Citizens nor ICC are under the jurisdiction of a court in a Title 11 or similar case within the meaning of IRC Section 368(a)(3)(A).
     In the event that shareholders holdings more than 2.0 percent of the outstanding shares of ICC common stock dissent to the Merger, Citizens would exercise its option not to proceed with the Merger (as permitted under the Agreement) and the Merger consequently would not be consummated.
     No ICC common stock will be acquired for consideration other than solely Citizens Class A common stock. Further, no liabilities of ICC or the ICC shareholders will be assumed by Citizens, nor will any of the ICC common stock be subject to any liabilities.
     Citizens will not assume or repay any ICC debt guaranteed by ICC shareholders nor will Citizens assume or repay any outstanding loans between ICC and its shareholders.

     No compensation or agreement for services received by any shareholder of ICC, or any entity related to any ICC shareholder, will be separate consideration for, or allocable to, any of their shares of ICC common stock. No shares of Citizens Class A common stock received by any ICC shareholder, or any entity related to any ICC shareholder, will be separate consideration for, or allocable to, any employment agreement or compensation agreement. The compensation paid to any ICC shareholder, or any entity related to any ICC shareholder, will be for services actually performed and/or property actually leased and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.
     ICC will pay its shareholders that exercise their appraisal rights under the Indiana Business Corporation Law the value of their ICC common stock out of its own funds. No funds will be supplied or are required to be supplied (by law or otherwise) for that purpose, directly or indirectly, by Citizens, nor will Citizens, directly or indirectly, reimburse ICC for any payments to shareholders exercising such appraisal rights.
     On the Effective Date of the Merger, ICC will hold substantially all its assets and the fair market value of its assets will exceed the sum of its liabilities plus the liabilities, if any, to which its assets are subject.
Assumed Favorable Resolution
     This opinion letter assumes that the Merger will be consummated and qualify as a statutory merger in full compliance with Indiana law and will be consummated in accordance with the terms of the Agreement.
Significant Tax Consequences of the Merger
     Based upon the above facts, assumed favorable resolution and the applicable law, in our opinion, the significant tax consequences of the Merger to ICC shareholders are as follows:
     (1) The Merger should constitute a reorganization within the meaning of Section 368(a)(2)(E) or Section 368(a)(l)(A) of the IRC, and Citizens and ICC should each be a “party to a reorganization” within the meaning of Section 368(b) of the IRC. No gain or loss should be recognized by the shareholders of ICC upon the exchange of their shares of ICC common stock for shares of Citizens Class A common stock. IRC Section 354(a).
     (2) The tax basis of the shares of Citizens Class A common stock received by a shareholder of ICC should be the same as the basis of the ICC common stock surrendered by that shareholder in the Merger. IRC Section 358(a); IRC Regulation Section 1.358- l(a).
     (3) The holding period of the shares of Citizens Class A common stock received by a shareholder of ICC should include the period during which such shareholder held the ICC common stock exchanged therefor, to the extent that such stock was held by the shareholder as a capital asset on the date of the consummation of the Merger. IRC Section 1223(1).
     (4) Cash received by ICC shareholders who properly exercise their appraisal rights should be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder’s basis in the ICC common stock. Provided the shares were held as capital assets at the time of the redemption, such gain or loss should constitute capital gain or loss, and such gain or loss should be long term capital gain or loss if the holding period for such shares was greater than one year. It is possible, that for some ICC shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income. IRC Sections 302, 301.
     (5) Certain shareholders of ICC must file, pursuant to IRS Regulation 1.368-3, with its, his or her income tax return for the year in which the Merger is consummated, a statement which provides details relating to the property transferred and securities received in the Merger.
     Each ICC shareholder should consult such shareholder’s own qualified tax advisor to evaluate the tax effects of the Merger based on the shareholder’s personal facts and circumstances.
     Other than the specific tax opinion set forth in this letter, we render no other opinion with respect to the tax treatment of the Merger, including, but not limited to, the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transactions that are not specifically covered by the above opinion, or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.
     For the reasons stated above, the significant tax issues related to the Merger, addressed singularly and in the aggregate, constitute the proper federal tax treatment and more likely than not will be upheld under challenge by the IRS.
     This opinion letter is rendered pursuant to Section 7.8(c) of the Agreement and it is to be limited in its use to reliance by you in consummating the transactions described therein and no other person or entity may rely or claim reliance upon this opinion letter. This opinion letter is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you or to update or supplement this opinion letter or any matter related to this opinion letter to reflect any change of fact, circumstances or law after the date hereof which might affect any matters or the opinion set forth herein.

     We hereby consent to the filing of this letter as an exhibit to the Proxy Statement and the use of our name in the Proxy Statement under the captions “Capital Federal Income Tax Consequences.” In giving such consent, we do not concede that this consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
JONES & KELLER, P.C.

APPENDIX B
Indiana Statute Regarding Dissenters’ Rights -
Chapter 44 of the Indiana Business Corporation Law.

IC 23-1-44
     Chapter 44. Dissenters’ Rights
IC 23-1-44-1
“Corporation” defined
     Sec. 1. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-2
“Dissenter” defined
     Sec. 2. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-3
“Fair value” defined
     Sec. 3. As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-4
“Interest” defined
     Sec. 4. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-5
“Record shareholder” defined
     Sec. 5. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-6
“Beneficial shareholder” defined
     Sec. 6. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-7
“Shareholder” defined
     Sec. 7. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-8
Right to dissent and obtain payment for shares
     Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party if:
(A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and
(B) the shareholder is entitled to vote on the merger.
(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.
(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.
(4) The approval of a control share acquisition under IC 23-1-42.
(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:
(1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or
(2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets — National Market Issues or a similar market.
     (c) A shareholder:
(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);
may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.
As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC.19.
IC 23-1-44-9
Dissenters’ rights of beneficial shareholder
     Sec. 9. (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.
     (b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:
(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-10
Proposed action creating dissenters’ rights; notice
     Sec. 10. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.
     (b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.
As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC.20.
IC 23-1-44-11
Proposed action creating dissenters’ rights; assertion of dissenters’ rights
     Sec. 11. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’

rights:
          (1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and
          (2) must not vote the shareholder’s shares in favor of the proposed action.
     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-12
Dissenters’ notice; contents
     Sec. 12. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.
     (b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:
(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;
(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and
(5) be accompanied by a copy of this chapter.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-13
Demand for payment and deposit of shares by shareholder
     Sec. 13. (a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
     (c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-14
Uncertificated shares; restriction on transfer; dissenters’ rights
     Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.
     (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-15
Payment to dissenter
     Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.
     (b) The payment must be accompanied by:
(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2) a statement of the corporation’s estimate of the fair value of the shares; and
(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.
As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC.21.
IC 23-1-44-16
Failure to take action; return of certificates; new action by corporation
     Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-17
Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares
     Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-18
Dissenters’ estimate of fair value; demand for payment; waiver
     Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:
(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;
(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or
(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-19
Court proceeding to determine fair value; judicial appraisal
     Sec. 19. (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     (e) Each dissenter made a party to the proceeding is entitled to judgment:
(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or
(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.
As added by P.L.149-1986, SEC.28.
IC 23-1-44-20
Costs; fees; attorney’s fees
     Sec. 20. (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.
     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or
(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
As added by P.L.149-1986, SEC.28.

Appendix C
CONSOLIDATED FINANCIAL STATEMENTS
INTEGRITY CAPITAL CORPORATION AND SUBSIDIARY
December 31, 2007 and 2006

1

Independent Auditors’ Report
Board of Directors
Integrity Capital Corporation
     We have audited the accompanying consolidated balance sheets of Integrity Capital Corporation (an Indiana corporation) and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the years the ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integrity Capital Corporation and subsidiary as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ Kerber, Eck & Braeckel LLP
Springfield, Illinois
May 5, 2008

2

Integrity Capital Corporation and Subsidiary
CONSOLIDATED BALANCE SHEETS
December 31

	2007	2006
		(Restated)
ASSETS
Investments
Available-for-sale fixed maturities, at fair value	$5,208,827	$5,840,487
Investments in related-party stock, at cost	22,500	22,500
Cash and cash equivalents	2,945,052	749,179
Accrued investment income	29,823	41,349
Net deferred tax assets	122,808	104,507
Reinsurance recoverable	63,989	52,265
Premiums receivable	49,623	—
Deferred policy acquisition costs	1,524,185	1,431,359
Other assets	8,510	8,557

Total assets	$9,975,317	$8,250,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Policy and contract liabilities
Future policy benefits	$3,435,585	$2,226,880
Policy and contract claims	6,000	36,000
Policyholder funds on deposit	726,633	494,744
Deposits on pending policy applications	74,587	43,309
Policyholder dividends	260,156	184,607

Total policy and contract liabilities	4,502,961	2,985,540

Payables to related parties	20,760	28,339
Agents’ credit balances	5,238	8,274
Accrued expenses and other liabilities	24,764	15,832
Federal income taxes payable	30,778	47,687

Total liabilities	4,584,501	3,085,672

Shareholders’ equity
Common stock, no par value, $.10 stated value 10,000,000 shares authorized; 4,571,706 shares issued and outstanding	457,170	457,170
Additional paid in capital	6,284,295	6,284,295
Accumulated other comprehensive loss	(5,274)	(156,969)
Accumulated deficit	(1,334,375)	(1,408,965)
Less treasury stock, 110,000 shares at cost	(11,000)	(11,000)

Total shareholders’ equity	5,390,816	5,164,531

Total liabilities and shareholders’ equity	$9,975,317	$8,250,203

The accompanying notes are an integral part of these statements.

3

Integrity Capital Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31

	2007	2006
		(Restated)
REVENUES
Premium income	$2,383,582	$2,155,774
Net investment income	292,735	256,453
Service fee income, related party	28,000	21,000
Realized gains on investments	1,104	—

Total revenues	2,705,421	2,433,227

BENEFITS AND EXPENSES
Policyholder benefits	1,521,720	1,414,720
Interest on policy funds	24,055	16,800
Policy acquisition costs deferred	(252,834)	(588,411)
Amortization of deferred policy acquisition costs	160,008	158,542
Commissions	267,971	534,980
Selling, administrative and general expense	119,284	103,111
Salaries, wages and employee benefits	375,762	375,176
Professional fees	307,505	305,161
Rent expense	44,786	39,648
Depreciation expense	—	3,231
Taxes and licenses	4,820	19,586
Other expenses	18,252	12,896

Total benefits and expenses	2,591,329	2,395,440

Income from operations	114,092	37,787

Federal income tax expense (benefit)	39,502	(2,702)

Net income	$74,590	$40,489

NET INCOME PER COMMON SHARE - BASIC AND DILUTED	$0.02	$0.01

The accompanying notes are an integral part of these statements.

4

Integrity Capital Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31

	2007	2006
		(Restated)
Net income	$74,590	$40,489

Other comprehensive income (loss):
Reclassification adjustment of unrealized loss of securities called	1,473	—
Unrealized gain (loss) on available-for-sale securities	150,222	(10,290)

COMPREHENSIVE INCOME	$226,285	$30,199

     The accompanying notes are an integral part of these statements.

5

Integrity Capital Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31

			Accumulated
		Additional	other
	Common	paid-in	comprehensive	Accumulated	Treasury
	Stock	capital	loss	deficit	stock	Total
Balance at January 1, 2006	$457,170	$6,284,295	$(146,679)	$(1,449,454)	$(11,000)	$5,134,332

Net income, as restated	—	—	—	40,489	—	40,489
Net unrealized loss on available-for-sale securities	—	—	(10,290)	—	—	(10,290)

Balance at December 31, 2006, as restated	457,170	6,284,295	(156,969)	(1,408,965)	(11,000)	5,164,531

Net income	—	—	—	74,590	—	74,590
Net unrealized gain on available-for-sale securities	—	—	151,695	—	—	151,695

Balance at December 31, 2007	$457,170	$6,284,295	$(5,274)	$(1,334,375)	$(11,000)	$5,390,816

The accompanying notes are an integral part of these statements.

6

Integrity Capital Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31

	2007	2006
		(Restated)
OPERATING ACTIVITIES
Net income	$74,590	$40,489
Adjustments to reconcile net income to net cash provided by operating activities Realized gains on investments	(1,104)	—
Accrual of discount on fixed maturities	(541)	—
Provision for depreciation	—	3,231
Decrease (increase) in accrued investment income	11,526	(12,504)
Increase in deferred policy acquisition costs, net	(92,826)	(429,869)
Decrease in federal income tax recoverable	—	3,800
Increase in net deferred tax assets	(18,301)	(89,701)
Increase in reinsurance recoverable	(11,724)	(13,985)
Increase in premiums receivable	(49,623)	—
Decrease in other assets	47	3,523
Increase in policy and contract liabilities	1,254,254	1,261,402
Increase (decrease) in payables and accrued expenses	(18,592)	47,811

Net cash provided by operating activities	1,147,706	814,197

INVESTING ACTIVITIES
Calls of available-for-sale securities	785,000	—
Purchase of available-for-sale fixed maturities	—	(603,362)
Purchase of affiliated stock	—	(22,500)

Net cash provided by (used in) investing activities	785,000	(625,862)

FINANCING ACTIVITIES
Increase in policyholder deposits	263,167	178,308

Net cash provided by financing activities	263,167	178,308

Increase in cash	2,195,873	366,643

Cash and cash equivalents, beginning of year	749,179	382,536

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,945,052	$749,179

The accompanying notes are an integral part of these statements.

7

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NATURE OF OPERATIONS
Integrity Capital Corporation, (the “Company”) was incorporated in Indiana on May 30, 2000, for the primary purpose of organizing a life insurance subsidiary. After incorporation, common stock of the Company was sold through private placement offerings and an Indiana intrastate public stock offering. The public stock offering commenced on March 5, 2001, and was completed on March 5, 2004. Total proceeds raised from the public offering were $6,858,530. On January 12, 2003, the Company capitalized its wholly-owned subsidiary, Integrity Capital Insurance Company (“ICIC”), with $2,000,000 of net offering proceeds. On October 22, 2003, the Indiana Department of Insurance issued a certificate of authority to ICIC to transact life and annuity business in the state of Indiana. ICIC commenced insurance operations on March 6, 2004.
ICIC’s initial product is a twenty-pay whole-life participating policy referred to as the Integrity First Plan. The Integrity First Plan offers a level death benefit plus an annual income death benefit payable through the 20th year if death occurs in the first 20 years. The Integrity First Plan is sold based on premium units of $1,000 which may be purchased in fractional or multiple increments. ICIC is licensed and only offers its products in the state of Indiana.
NOTE A — ORGANIZATION AND ACCOUNTING POLICIES
1. Principles of Consolidation
The accompanying consolidated financial statements include the accounts and operations of the Company and Integrity Capital Insurance Company. All inter-company accounts and transactions are eliminated in consolidation.
2. Management’s Estimates
The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

8

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2007 and 2006
NOTE A — ORGANIZATION AND ACCOUNTING POLICIES — Continued
3. Cash and Cash Equivalents
For purposes of the statement of cash flows, cash and cash equivalents are defined as cash deposits with financial institutions and highly-liquid short-term investments with an original maturity of three months or less.
4. Investments
The Company classifies all of its fixed maturity securities as available-for-sale. Available-for-sale securities are carried at fair value, based on quoted market prices, with unrealized gains and losses, net of applicable deferred taxes, reported in other comprehensive income. The investment in related party stock is carried at cost.
Realized gains and losses on sales of investments are recognized in operations on the specific identification basis. Interest and dividends earned on investments are included in net investment income.
5. Deferred Policy Acquisition Costs
Commissions and other costs of acquiring life insurance, which vary with, and are primarily related to, the production of new insurance contracts, have been deferred to the extent recoverable from future policy revenues and gross profits. The acquisition costs are amortized over the life of the related policies using assumptions consistent with those used in computing policy reserves.
6. Life Policy Reserves
The liabilities for future policy benefits on the Company’s life insurance products are computed using the net level premium method and assumptions as to investment yields, mortality, withdrawals, and other assumptions, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations. The assumptions utilized were 4.5% and 4.0% interest for yields for policies issued beginning in 2006 and the 2001 CSO male age last birthday for mortality.
7. Liability for Policy Claims
Policy claim liabilities are based on estimated future liabilities developed from trends of historical data applied to current exposures.

9

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2007 and 2006
NOTE A — ORGANIZATION AND ACCOUNTING POLICIES — Continued
8. Participating Insurance
ICIC had $81,371,000 and $69,590,000 of participating insurance in force at December 31, 2007 and 2006, respectively, which represents 54.9% and 53.3%, respectively, of insurance in force. Participating dividends are determined at the discretion of the board of directors. Dividends in the amount of $184,607 and $99,190 were paid during 2007 and 2006, respectively.
9. Premiums
Premiums on life policies are recognized as earned when due. Benefits and expenses are associated with earned premiums so as to result in the recognition of profits over the estimated lives of the contracts. This matching is accomplished by means of a provision for future policy benefits and the capitalization and amortization of deferred policy acquisition costs.
10. Federal Income Taxes
Federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under accounting principles generally accepted in the United States of America and balances determined for tax reporting purposes.
NOTE B — NET INCOME PER COMMON SHARE
Net income per common share for basic and diluted earnings per share is based upon the weighted average number of common shares outstanding during the year. The weighted average outstanding common shares was 4,461,706 for the years ended December 31, 2007 and December 31, 2006.

10

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2007 and 2006
NOTE C — INVESTMENTS
The amortized cost and fair value of investments in fixed maturities at December 31, 2007 and 2006, respectively, are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2007
U.S. government agency bonds	$5,214,101	$2,392	$(7,666)	$5,208,827

2006
U.S. government agency bonds	$5,997,456	$—	$(156,969)	$5,840,487

As discussed in Note 7, the Company purchased common stock of an insurance holding company for $22,500. The investment is being recorded using the cost method as there is no market for the stock.
The Company realized gross gains from the sale of fixed maturity securities of $1,104 for the year ended December 31, 2007. Proceeds from the sale of fixed maturity securities were $785,000 in 2007. There were no realized gains or losses in 2006.
The amortized cost and fair value of fixed maturities at December 31, 2007, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations.

	Amortized	Fair
	Cost	Value
Due after one year through five years	$3,981,102	$3,980,174
Due after five years through ten years	1,232,999	1,228,653

	$5,214,101	$5,208,827

11

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2007 and 2006
NOTE C — INVESTMENTS — Continued
The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31:

	Less than 12 months		More than 12 months		Total
2007	Fair Unrealized		Fair Unrealized		Fair Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses
U.S. government agency	$—	$—	$1,842,334	$(7,666)	$1,842,334	$(7,666)

	Less than 12 months		More than 12 months		Total
2006	Fair Unrealized		Fair Unrealized		Fair Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses
U.S. government agency	$2,346,248	$(48,088)	$3,494,239	$(108,881)	$5,840,487	$(156,969)
The Company experienced no other-than-temporary declines in value of their investments during 2007 or 2006. The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security’s fair value has been below carrying value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer. For securities that are other-than-temporarily impaired, the security is adjusted to fair value and the resulting losses are recognized in realized gains (losses) in the statements of operations.
The Company limits credit risk by emphasizing securities which are backed by the full faith and credit of the United States Government. As a result, management believes that significant concentrations of credit risk do not exist.

12

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2007 and 2006
NOTE D — INCOME TAXES
The Company does not file a consolidated federal income tax return with ICIC. ICIC is taxed as a life insurance company under the provisions of the Internal Revenue Code and must file a separate tax return for its initial six years of existence. Federal income tax expense for the years ended December 31, 2007 and 2006, consisted of the following:

	2007	2006
Current	$57,803	$86,999
Deferred	(18,301)	(89,701)

Federal income tax expense	$39,502	$(2,702)

Deferred Federal income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Significant components of the Company’s net deferred tax asset are as follows:

	2007	2006
Deferred tax assets
Future policy benefits	$248,780	$275,507
Dividend payable	32,977	32,122
Advance premium	1,913	—
AMT credit	—	1,393
Unrealized loss on investments	1,793	33,376
Net operating loss	512,717	239,619

Total deferred tax assets	798,180	582,017
Deferred tax liabilities
Premiums receivable	(6,529)	—
Deferred policy acquisition costs	(154,333)	(204,515)

Total deferred tax liabilities	(160,862)	(204,515)

Net deferred tax asset before allowances	637,318	377,502
Allowance for unrealized loss on investments	(1,793)	(33,376)
Allowance for net operating loss	(512,717)	(239,619)

Net deferred tax asset	$122,808	$104,507

13

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2007 and 2006
NOTE D — INCOME TAXES — Continued
The Company has tax net operating loss carry-forwards of approximately $1.5 million expiring in 2020 through 2025. These tax net operating losses may be available to offset future taxable income. These operating losses are not available to offset ICIC’s income. The Company has established an allowance equal to the deferred tax asset created by the net operating loss carry-forwards due to the uncertainty of recovery.
In addition, a valuation allowance of 100% was established for the deferred tax asset resulting from the unrealized holding losses on securities during 2007 and 2006 due to the uncertainty of recovery.
The Company’s effective income tax rate is lower than what would be expected if the federal statutory rate were applied to income from continuing operations primarily because of expenses deductible for financial reporting purposes that are not deductible for tax purposes and the small life insurance company deduction.
During 2007 and 2006, the Company made income tax payments totaling $74,463 and $35,512, respectively.
NOTE E — REINSURANCE
The Company utilizes indemnity reinsurance agreements to reduce its exposure to large losses. The Company retains a maximum of $30,000 of coverage per individual life. Such reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the Company as direct insurer of the risks reinsured. The Company evaluates the financial strength of potential reinsurers and continually monitors the financial condition of reinsurers. The following table includes premium amounts ceded to other companies:

	2007	2006
Life insurance premiums, direct	$2,450,459	$2,197,273
Life insurance premiums, ceded	(66,877)	(41,499)

Premium income	$2,383,582	$2,155,774

14

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2007 and 2006
NOTE F — CONCENTRATION OF CREDIT RISK
The Company maintains balances at a financial institution, which is insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate $282,026 at December 31, 2007 and $119,114 at December 31, 2006. The Company has not experienced any losses in such amounts and believes it is not exposed to any significant credit risk on cash.
NOTE G — RELATED-PARTY TRANSACTIONS
Citizens, Inc. (“Citizens”) is a financial services holding company based in Austin, Texas. Citizens is a shareholder of the Company and owns 585,000 shares (or 13%) of the Company’s outstanding common stock at December 31, 2007. Citizens provides the Company with accounting and administrative services in exchange for a monthly fee. For the years ended December 31, 2007 and 2006, the Company incurred $255,782 and $257,217, respectively, for these services. At December 31, 2007 and 2006, accounts payable to Citizens totaled $20,760 and $28,339, respectively.
During 2006, the Company purchased $22,500 of common stock of an insurance holding company in the development stage of operation, Crossroads Capital Corporation. Crossroads and the Company have similar officers. The investment is being carried at cost. In addition, the Company receives monthly rental income from Crossroads for use of the Company’s office space. The Company received $28,000 and $21,000 in rental income during 2007 and 2006, respectively.
NOTE H — COMPREHENSIVE INCOME
In 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 130, “Reporting Comprehensive Income.” SFAS 130 requires the detail of comprehensive income for the reporting period be disclosed in the financial statements. Comprehensive income consists of net income or loss for the current period adjusted for income, expenses, gains and losses that are reported as a separate component of shareholders’ equity rather than in the statement of operations. An analysis of changes in components of accumulated other comprehensive income is presented in the statement of changes in shareholders’ equity.

15

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2007 and 2006
NOTE I — SHAREHOLDERS’ EQUITY AND STATUTORY ACCOUNTING PRACTICES
ICIC is domiciled in Indiana and prepares its statutory-basis financial statements on the basis of accounting principles prescribed or permitted by the Indiana Department of Insurance (“SAP”). Net income for 2007 and 2006 and shareholders’ equity at December 31, 2007 and 2006, for ICIC’s operations as reported in these financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as compared to amounts reported in accordance with SAP are as follows:

	GAAP		SAP
	Net	Shareholders'	Net	Capital and
	Income (loss)	Equity	Income	Surplus
2007	$(2,568)	$2,205,082	$235,553	$2,276,182
2006	144,426	2,307,014	162,370	2,198,033
Principal differences between GAAP and SAP include: a) cost of acquiring new policies are deferred and amortized for GAAP; b) benefit reserves are calculated using more realistic investment, mortality and withdrawal assumptions for GAAP; c) reinsurance recoverables on future policy benefits are shown gross for GAAP; and d) available-for-sale fixed maturity investments are reported at fair value with unrealized gains and losses reported as a separate component of shareholders’ equity for GAAP.
Statutory restrictions limit the amount of dividends which may be paid by ICIC to the Company. Generally, dividends during any year may not be paid with out regulatory approval in excess of the greater of (a) 10% of statutory shareholder’s surplus as the of the preceding December 31, or (b) statutory net operating income of the preceding year. In addition, ICIC must maintain minimum statutory capital and surplus of $1,250,000, required for life insurance companies domiciled in the state of Indiana.

16

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2007 and 2006
NOTE J — OFFICE LEASE
The Company leases approximately 2,500 square feet of office space pursuant to a three-year lease agreement ending July 31, 2009. The Company paid $37,728 during 2007 and $36,720 during 2006 for rent pursuant to the lease. The minimum future lease payments under the terms of the lease are as follows:

2008	$37,728
2009	22,008
NOTE K — RESTATEMENT
The accompanying financial statements for 2006 have been restated to correct an error related to estimated policyholder dividends payable in the following year. The effect of the restatement was to decrease net income $152,485 ($0.03 per share), net of income tax benefit of $32,122.

17

CONSOLIDATED FINANCIAL STATEMENTS
INTEGRITY CAPITAL CORPORATION AND SUBSIDIARY
September 30, 2008 and 2007

1

Integrity Capital Corporation and Subsidiary
Consolidated Balance Sheet

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Investments:
Available-for-sale fixed maturities, at fair value (amortized cost, $778,000 and $5,214,101 at September 30, 2008 and December 31, 2007 , respectively)	$773,381	5,208,827
Other long term investments	22,500	22,500
Cash	8,504,273	2,945,052
Accrued investment income	2,742	29,823
Deferred policy acquisitions costs	1,545,027	1,524,185
Deferred tax asset	155,579	122,808
Reinsurance recoverable	67,281	63,989
Other assets	102,293	58,133

Total assets	11,173,076	9,975,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Policy and contract liabilities:
Life policy reserves	4,328,119	3,435,585
Policy and contract claims	6,000	6,000
Other policy holder funds	1,044,716	726,633
Deposits on pending policy applications	28,850	74,587
Policyholder dividends	305,000	260,156

Total policy and contract liabilities	5,712,685	4,502,961
Payables to related parties	19,605	20,760
Agents’ credit balances	4,175	5,238
Federal income tax payable	8,939	30,778
Accrued expenses and other liabilities	2,160	24,764

Total liabilities	5,747,564	4,584,501

Shareholders’ equity:
Common stock, no par value, $0.10 stated value 10,000,000 shares authorized; 4,571,706 shares issued and outstanding at September 30, 2008 and December 31, 2007	457,170	457,170
Additional paid in capital	6,284,295	6,284,295
Accumulated other comprehensive loss	(4,619)	(5,274)
Retained deficit	(1,300,334)	(1,334,375)
Less: Treasury stock, 110,000 shares at cost	(11,000)	(11,000)

Total shareholders’ equity	5,425,512	5,390,816

Total liabilities and shareholders’ equity	$11,173,076	9,975,317

2

Integrity Capital Corporation and Subsidiary
Consolidated Statements of Operations

	Three Months Ended
	September 30,
	2008	2007
REVENUES
Premium income	$594,676	582,092
Net investment income	46,803	75,545
Service fee income, related party	–	7,000
Realized gains	376	–

Total revenue	641,855	664,637

BENEFITS AND EXPENSES
Policyholder benefits other than dividends	24,675	13,184
Policyholder dividends	66,802	48,130
Increase in policy reserve	260,455	270,367
Commissions	30,525	61,696
Policy acquisition costs deferred	(27,714)	(56,644)
Amortization expense of deferred acquisition costs	34,286	40,324
Expenses	268,278	214,720
Taxes	3,206	(2,170)

Total benefits and expenses	660,513	589,607

INCOME (LOSS) FROM OPERATIONS	(18,658)	75,030

Federal income tax expense (benefit)	(3,417)	10,206

NET INCOME (LOSS)	$(15,241)	64,824

Other Comprehensive income:
Unrealized net gain (loss) on fixed maturities available-for-sale	(195)	114,104

Total comprehensive income (loss)	$(15,436)	178,928

NET INCOME PER COMMON SHARE- BASIC AND DILUTED	$(0.00)	$0.01

3

Integrity Capital Corporation and Subsidiary
Consolidated Statements of Operations

	Nine Months Ended
	September 30,
	2008	2007
REVENUES
Premium income	$1,885,144	1,857,116
Net investment income	179,998	217,690
Service fee income, related party	7,500	22,000
Realized gains	771	–

Total revenue	2,073,413	2,096,806

BENEFITS AND EXPENSES
Policyholder benefits other than dividends	85,053	45,014
Policyholder dividends	250,133	151,124
Increase in policy reserve	889,242	916,066
Commissions	145,170	207,878
Policy acquisition costs deferred	(124,090)	(202,586)
Amortization expense of deferred acquisition costs	103,248	129,626
Expenses	665,360	640,978
Taxes	16,535	12,633

Total benefits and expenses	2,030,651	1,900,733

INCOME FROM OPERATIONS	42,762	196,073

Federal income tax expense	8,721	23,748

NET INCOME	$34,041	172,325

Other Comprehensive income:
Unrealized net gain on fixed maturities available-for-sale	655	97,294

Total comprehensive income	$34,696	269,619

NET INCOME PER COMMON SHARE- BASIC AND DILUTED	$0.01	$0.04

4

Integrity Capital Corporation and Subsidiary
Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2008	2007
OPERATING ACTIVITIES:
Net income	$34,041	172,325
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in accrued investment income	27,081	818
Increase in deferred policy acquisition costs, net	(20,842)	(72,960)
Increase in deferred tax asset	(32,771)	(39,129)
Increase in other assets	(47,452)	(64,466)
Increase in policy reserves	892,534	921,293
Decrease in claims liabilities	—	(23,925)
Increase in other policy holder funds	318,083	166,610
Decrease in payable to related party	(1,155)	(9,107)
Increase (decrease) in accrued expenses and other liabilities	(22,604)	38,844
Increase (decrease) in agents’ credit balances	(1,063)	2,178
Increase in Policyholder dividends	44,844	65,170
Increase (decrease) in federal income taxes payable-current	(21,839)	20,537
Other	(45,082)	(108,060)

Net cash provided by operating activities	1,123,775	1,070,129

INVESTING ACTIVITIES:
Call of available-for-sale fixed maturities	4,435,446	—

Net cash provided by investing activities	4,435,446	—

FINANCING ACTIVITIES:
Purchase of treasury stock	—	—

Net cash provided by financing activities	—	—

Increase in cash	5,559,221	1,070,129
Cash, beginning of year	2,945,052	749,179

CASH, END OF PERIOD	$8,504,273	1,819,308

See accompanying notes to consolidated financial statements

5

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 and 2007
(1)	Financial Statements

Integrity Capital Corporation (ICC), was incorporated in Indiana on May 30, 2000, for the primary purpose of organizing a life insurance subsidiary. After incorporation, common stock of the Company was sold through private placement offerings and an Indiana intrastate public stock offering. The public stock offering commenced on March 5, 2001, and was completed on March 5, 2004. Total proceeds raised from the public offering were $6,858,530. On January 12, 2003, the Company capitalized its wholly-owned subsidiary, Integrity Capital Insurance Company (“ICIC”), with $2,000,000 of net offering proceeds. On October 22, 2003, the Indiana Department of Insurance issued a certificate of authority to ICIC to transact life and annuity business in the state of Indiana. ICIC commenced insurance operations on March 6, 2004. ICC and it’s subsidiary are collectively referred to as “the Company,” “we,” or “our.”

The consolidated statement of financial position as of September 30, 2008, the consolidated statements of operations for the three and nine-month periods ended September 30, 2008 and 2007, and the consolidated statements of cash flows for the nine-month periods then ended have been prepared by the Company without audit. In the opinion of management, all adjustments to present fairly the financial position, results of operations and changes in cash flows at September 30, 2008, and for comparative periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States of America (U.S.) Generally Accepted Accounting Principles (U.S. GAAP) have been omitted. The results of operations for the nine months ended September 30, 2008, are not necessarily indicative of the operating results for the full year.

(2)	Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 141 (Revised 2007), Business Combinations (“FAS 141R”) and SFAS No. 160, Accounting and Reporting of Non-controlling Interests in Consolidated Financial Statements, an amendment to ARB No. 51 (“SFAS 160”). These two standards must be adopted in conjunction with each other on a prospective basis. FAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, research and development assets and restructuring costs. In addition, under FAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income taxes. FAS 141R is effective for fiscal years beginning after December 15, 2008. The Company will determine the impact of adopting FAS 141R on its consolidated financial statements, should applicable transactions occur in the future.

In April 2008, the FASB issued Staff Position (FSP) No. 142-3, Determining the Useful Life of Intangible Assets (FSP 142-3). FSP 142-3 amends the factors to be considered in determining the useful life of intangible assets. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure such asset’s fair

6

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 and 2007
value. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the potential impact, if any, of FSP 142-3 on its financial statements.

As of January 1, 2008, the Company adopted SFAS No. 157 (“FAS 157”), Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of FAS 157 did not have a material impact on our consolidated financial statements. Additionally, on January 1, 2008, the Company elected the partial adoption of FAS 157 under the provisions of FSP No. 157-2, which amends FAS 157 to allow an entity to delay the application of this statement until January 1, 2009 for certain non-financial assets and liabilities. Under the provisions of the FSP, we will delay the application of FAS 157 for fair value measurements used in the impairment testing of goodwill and indefinite-lived intangible assets and eligible non-financial assets and liabilities included within a business combination. In January, 2008, FASB also issued proposed FSP FAS No. 157-c that would amend FAS 157 to clarify the principles on fair value measurement of liabilities. Management is monitoring the status of this proposed FSP for any impact on our consolidated financial statements. On October 10, 2008, the FASB issued FSP FAS No. 157-3 to clarify the application of fair value measurements of a financial asset when the market for that asset is not active. This clarifying guidance became effective upon issuance, including prior periods for which financial statements had not been issued, such as the period ended September 30, 2008 for the Company. The adoption of FSP FAS 157-3 had no impact on the Company’s results of operations or financial position. See Note 3 for additional disclosures about fair value measurement.

As of January 1, 2008, the Company adopted SFAS No. 159 (“FAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities. This Statement provides an option, on specified election dates, to report selected financial assets and liabilities, including insurance contracts, at fair value. Subsequent changes in fair value for designated items are reported in income in the current period. The adoption of FAS 159 did not impact our consolidated financial statements, as no items were elected for measurement at fair value upon initial adoption. We will continue to evaluate eligible financial assets and liabilities on their election dates. Any future elections will be disclosed in accordance with the provisions outlined in the Statement.

(3)	Fair Value Measurements

As defined in FAS 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We hold fixed maturity and equity securities that are carried at fair value.

Fair value measurements are generally based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our view of market assumptions in the absence of observable market information. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. FAS 157 requires all assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:
•	Level 1 — Quoted prices for identical instruments in active markets.

7

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 and 2007
•	Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations whose inputs or whose significant value drivers are observable.

•	Level 3 — Instruments whose significant value drivers are unobservable.
Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as U. S. Treasury securities and actively traded mutual fund investments.
Level 2 includes those financial instruments that are valued by independent pricing services or broker quotes. These models are primarily industry-standard models that consider various inputs, such as interest rates, credit spreads and foreign exchange rates for the underlying financial instruments. All significant inputs are observable, or derived from observable information in the marketplace or are supported by observable levels at which transactions are executed in the marketplace. Financial instruments in this category primarily include corporate fixed maturity securities, U.S. Government-sponsored enterprise securities, municipal securities and certain mortgage and asset-backed securities.
Level 3 is comprised of financial instruments whose fair value is estimated based on non-binding broker prices utilizing significant inputs not based on, or corroborated by, readily available market information. This category consists of two private placement mortgage-backed securities where we cannot corroborate the significant valuation inputs with market observable data.
The following table sets forth our assets that are measured at fair value on a recurring basis as of the date indicated:
September 30, 2008

	Total	Level 1	Level 2	Level 3
Financial Assets:
Fixed Maturities Available-for-Sale	$773,382		773,382

Equity Securities Available-for-Sale	—			—

Total Financial Assets	$773,382	—	773,382	—

We review the fair value hierarchy classifications each reporting period. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets. Such reclassifications, if any, are reported as transfers in and out of Level 3 at the beginning fair value for the reporting period in which the changes occur.

(4)	Legal Proceedings

We may from time to time be subject to a variety of legal and regulatory actions relating to our future, current and past business operations, including, but not limited to:
•	disputes over insurance coverage or claims adjudication;

•	regulatory compliance with insurance and securities laws in the United States and in foreign countries;

•	disputes with our marketing firms, consultants and employee agents over compensation and termination of contracts and related claims;

8

Integrity Capital Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 and 2007
•	disputes regarding our tax liabilities;

•	disputes relative to reinsurance and coinsurance agreements; and

•	disputes relating to businesses acquired and operated by us.
In the absence of countervailing considerations, we would expect to defend any such claims vigorously. However, in doing so, we could incur significant defense costs, including not only attorneys’ fees and other direct litigation costs, but also the expenditure of substantial amounts of management time that otherwise would be devoted to our business. If we suffer an adverse judgment as a result of any claim, it could have a material adverse effect on our business, results of operations and financial condition. We have not established any material reserve account on our consolidated financial statements for the adverse financial impact of any of our litigation matters.

9